SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM U5S

ANNUAL REPORT

For the Fiscal Year Ended December 31, 2003

Filed pursuant to the Public Utility Holding Company Act of 1935 by

THE SOUTHERN COMPANY

270 PEACHTREE STREET, N. W.

ATLANTA, GEORGIA 30303

THE SOUTHERN COMPANY

FORM U5S

2003

i

ITEMS

ITEM 1.	SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003.

Name of Company (Add abbreviation used herein)	Number of Common Shares Owned	Percentage of Voting Power	Issuer Book Value		Owner’s Book Value
			In Thousands
THE SOUTHERN COMPANY
(SOUTHERN)	None	None	n/a		n/a

ALABAMA POWER COMPANY
(ALABAMA)	7,250,000	100	$3,500,660		$3,500,660

Alabama Energy Providers, Inc.	1,000	100	1		1

Alabama Property Company	1,000	100	10,061		10,061

Alabama Power Capital Trust I
(ALABAMA TRUST I) (a)	n/a	n/a	n/a		n/a

Alabama Power Capital Trust II
(ALABAMA TRUST II) (a)	n/a	n/a	n/a		n/a

Alabama Power Capital Trust III
(ALABAMA TRUST III) (a)	n/a	n/a	n/a		n/a

Alabama Power Capital Trust IV
(ALABAMA TRUST IV) (b)	n/a	n/a	3,093		3,093

Alabama Power Capital Trust V
(ALABAMA TRUST V) (b)	n/a	n/a	6,186		6,186

Alabama Power Capital Trust VI (a)	n/a	n/a	n/a		n/a

Alabama Power Capital Trust VII (a)	n/a	n/a	n/a		n/a

Alabama Power Capital Trust VIII (a)	n/a	n/a	n/a		n/a

Southern Electric
Generating
Company (SEGCO) (c)	164,000	50	31,743		31,743

GEORGIA POWER COMPANY
(GEORGIA)	7,761,500	100	4,540,221		4,540,211

SEGCO (c)	164,000	50	31,743		31,743

Piedmont-Forrest
Corporation (PIEDMONT)	100,000	100	5,360		5,360
			11,079	(d)	11,079

Georgia Power Capital Trust IV
(GEORGIA TRUST IV) (b)	n/a	n/a	8,241		8,241

Georgia Power Capital Trust V
(GEORGIA TRUST V) (b)	n/a	n/a	15,087		15,087

Georgia Power Capital Trust VI
(GEORGIA TRUST VI) (b)	n/a	n/a	9,800		9,800

ITEM 1.	SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003.

  (Continued)

Name of Company (Add abbreviation used herein)	Number of Common Shares Owned	Percentage of Voting Power	Issuer Book Value	Owner’s Book Value
			In Thousands

Georgia Power Capital Trust VII (a)	n/a	n/a	n/a	n/a

Georgia Power Capital Trust VIII (a)	n/a	n/a	n/a	n/a

Georgia Power Capital Trust IX (a)	n/a	n/a	n/a	n/a

Georgia Power Capital Trust X (a)	n/a	n/a	n/a	n/a

GULF POWER COMPANY (GULF)	992,717	100	561,358	561,358

Gulf Power Capital Trust I
(GULF TRUST I) (a)	n/a	n/a	n/a	n/a

Gulf Power Capital Trust II
(GULF TRUST II) (a)	n/a	n/a	n/a	n/a

Gulf Power Capital Trust III
(GULF TRUST III) (b)	n/a	n/a	1,073	1,073

Gulf Power Capital Trust IV
(GULF TRUST IV) (b)	n/a	n/a	1,484	1,484

Gulf Power Capital Trust V (a)	n/a	n/a	n/a	n/a

Gulf Power Capital Trust VI (a)	n/a	n/a	n/a	n/a

MISSISSIPPI POWER COMPANY
(MISSISSIPPI)	1,121,000	100	532,489	532,489

Mississippi Power Capital Trust II
(MISSISSIPPI TRUST II) (b)	n/a	n/a	1,082	1,082

Mississippi Power Capital Trust III (a)	n/a	n/a	n/a	n/a

Mississippi Power Capital Trust IV (a)	n/a	n/a	n/a	n/a

Mississippi Power Services, Inc.	100	100	10	10

SAVANNAH ELECTRIC AND POWER COMPANY (SAVANNAH)	10,844,635	100	186,292	186,292

Savannah Electric Capital Trust I
(SAVANNAH TRUST I) (b)	n/a	n/a	1,666	1,666

Savannah Electric Capital Trust II (a)	n/a	n/a	n/a	n/a

CHANGE IN CONTROL TRUST (e)	n/a	n/a	23,809	23,809

DEFERRED CASH TRUST (e)	n/a	n/a	958	958

DEFERRED STOCK TRUST (e)	n/a	n/a	5,613	5,613

SOUTHERN COMPANY HOLDINGS, INC. (f) (Southern Holdings)	9,111	91.11	292,759	292,759

Southern Company Capital Funding, Inc. (Capital Funding)	1,000	100	30,367	30,367

Southern Company Capital Trust I (b)	n/a	n/a	9,149	9,149

Southern Company Capital Trust II (b)	n/a	n/a	2,350	2,350

Southern Company Capital Trust IV (a)	n/a	n/a	n/a	n/a

Southern Company Capital Trust V (a)	n/a	n/a	n/a	n/a

Southern Company Capital Trust VI (b)	n/a	n/a	6,188	6,188

Southern Company Capital Trust VII (a)	n/a	n/a	n/a	n/a

ITEM 1.	SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003.

(Continued)

Name of Company (Add abbreviation used herein)	Number of Common Shares Owned	Percentage of Voting Power	Issuer Book Value	Owner’s Book Value
			In Thousands
Southern Company Energy Solutions LLC (SCES LLC)	n/a	100	7,632	7,632
Alabama Synfuel Energy, Inc.	1,000	100	(8,320)	(8,320)
Synfuel Services, Inc. (Synfuel Services)	1,000	100	4,420	4,420
Energy Related Activities Inc. (ERA)	1,000	100	5,574	5,574
Southern Company Electrotechnologies, Inc. (Electrotechnologies)	100	100	17,785	17,785
Southern Company Rail Services, Inc. (SCRS) (g)	1,000	100	2,250	2,250
Southern Electric Railroad Company (SERC)	5,000	100	5	5
SE Finance Capital Corporation II	1,000	100	196,165	196,165
SE Finance Capital Corporation	1,000	100	172,584	172,584
Southern Energy Finance Company, Inc.	1,000	100	340,252	340,252
EPZ Lease, Inc.	1,000	100	72,968	72,968
EPZ Lease, LLC	n/a	n/a	113,960	113,960
EPZ Lease Holding A, LLC	n/a	n/a	34,534	34,534
EPZ Lease Trust A (b)	n/a	n/a	34,533	34,533
EPZ Lease Holding B, LLC	n/a	n/a	34,534	34,534
EPZ Lease Trust B (b)	n/a	n/a	34,533	34,533
EPZ Lease Holding C, LLC	n/a	n/a	46,045	46,045
EPZ Lease Trust C (b)	n/a	n/a	46,044	46,044
Dutch Gas Lease, Inc.	1,000	100	141,544	141,544
Dutch Gas Lease, LLC	n/a	n/a	247,481	247,481
Dutch Gas Lease Holding A, LLC	n/a	n/a	97,872	97,872
Dutch Gas Lease Trust A (b)	n/a	n/a	97,872	97,872
Dutch Gas Lease Holding B, LLC	n/a	n/a	75,639	75,639
Dutch Gas Lease Trust B (b)	n/a	n/a	75,639	75,639
Dutch Gas Lease Holding C, LLC	n/a	n/a	73,971	73,971
Dutch Gas Lease Trust C (b)	n/a	n/a	73,971	73,971
NUON Lease, Inc.	1,000	100	131,938	131,938
NUON Lease Holding D, LLC	n/a	n/a	97,644	97,644
NUON Trust D (b)	n/a	n/a	97,644	97,644
NUON Lease Holding E, LLC	n/a	n/a	77,037	77,037
NUON Trust E (b)	n/a	n/a	72,414	72,414
NUON Lease Holding F, LLC	n/a	n/a	50,326	50,326
NUON Trust F (b)	n/a	n/a	47,794	47,794
GAMOG Lease, Inc.	1,000	100	102,520	102,520
GAMOG Lease Holding G, LLC	n/a	n/a	37,455	37,455
GAMOG Trust G (b)	n/a	n/a	37,455	37,455
GAMOG Lease Holding H, LLC	n/a	n/a	87,541	87,541
GAMOG Trust H (b)	n/a	n/a	87,541	87,541
GAMOG Lease Holding I, LLC	n/a	n/a	43,445	43,445
GAMOG Trust I (b)	n/a	n/a	43,445	43,445

ITEM 1.	SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003.

(Continued)

Name of Company (Add abbreviation used herein)	Number of Common Shares Owned	Percentage of Voting Power	Issuer Book Value	Owner’s Book Value
			In Thousands
Clairton, Inc.	1,000	100	14,714	14,714
Clairton, LLC	n/a	85	17,761	17,761
Clairton 2, Inc.	1,000	100	3,485	3,485
Carbontronics, Inc.	1,000	100	28,563	28,563
Carbontronics, LLC	n/a	99	19,744	19,744
SE Choctaw, Inc.	1,000	100	10,430	10,430
SE Choctaw II, LLC	n/a	100	88,959	88,959
SE Choctaw, LLC	n/a	100	88,959	88,959

SOUTHERN COMPANY FUNDING CORPORATION	1,000	100	10	10

SOUTHERN COMPANY GAS LLC (Southern Company GAS)	n/a	100	15,520	15,520

SOUTHERN COMPANY SERVICES, INC. (SCS) (h)	14,500	100	(18,925)	(18,925)

SOUTHERN COMMUNICATIONS SERVICES, INC. (Southern LINC)	500	100	106,175	106,175

SOUTHERN NUCLEAR OPERATING COMPANY, INC. (Southern Nuclear)	1,000	100	24,596	24,596

SOUTHERN POWER COMPANY	1,000	100	1,011,476	1,011,476
Cherokee Falls Development of South Carolina LLC (Cherokee)	n/a	100	39	39
Klondike Development LLC (Klondike)	n/a	100	614	614
Southern Company-Florida LLC	n/a	100	196,551	196,551
Southern Company-Jet Port LLC	n/a	100	3,715	3,715
SPC McLeod LLC (i)	n/a	n/a	4,506	4,506

SOUTHERN TELECOM, INC. (Southern Telecom)	1,000	100	15,591	15,591

SOUTHERN MANAGEMENT DEVELOPMENT, INC. (Southern Management) (f)	500	100	19,641	19,641
Southern Company Holdings, Inc.	889	8.89	292,759	292,759

Notes to Item 1:

(a)	Inactive and/or dissolved. ALABAMA TRUSTS I, II and III, Southern Company Capital Trusts IV and V and GULF TRUST I and II were dissolved in 2003. Madison County Energy Center LLC was dissolved in 2003. Alabama Power Capital Trusts VI, VII and VIII are inactive and were incorporated as statutory trusts in Delaware on October 21, 2002. Georgia Power Capital Trusts VII and VIII are inactive and were incorporated as statutory trusts in Delaware on March 23, 2001. In addition, Georgia Power Capital Trusts IX and X are inactive and were incorporated as statutory trusts on May 22, 2003. Gulf Power Capital Trusts V and VI were inactive and incorporated as statutory trusts in Delaware on April 7, 2003. Mississippi Power Capital Trusts III and IV are inactive and were incorporated as statutory trusts in Delaware on January 7, 1998 and August 15, 2003, respectively.

Savannah Electric Capital Trust I was inactive and incorporated as a statutory trust in Delaware on March 23, 2001. Southern Company Capital Trust VII was inactive and incorporated as a statutory trust in Delaware on September 28, 1998.

(b)	A Delaware statutory trust. The form of equity investment is paid in capital.

(c)	SEGCO is 50% owned by ALABAMA and 50% owned by GEORGIA.

The amounts shown reflect the respective ownership interests of each company.

(d)	Promissory note due on demand; interest rate, based on GEORGIA’s embedded cost of capital, was 8.94% at January 1, 2004.

(e)	Trusts established to fund certain deferred compensation arrangements for SOUTHERN’S management and directors. These trusts are consolidated with the accounts of SOUTHERN in accordance with generally accepted accounting principles, but do not represent subsidiaries of SOUTHERN.

(f)	Southern Holdings is partially owned by Southern Management.

(g)	A Delaware corporation organized in April 9, 2003.

(h)	See Consolidating Statements of Comprehensive Income on page A-15 herein for item affecting SCS’ book value.

(i)	A Delaware limited liability company organized on June 4, 2003.

ITEM 2.	ACQUISITION OR SALES OF UTILITY ASSETS.

NONE.

ITEM 3.	ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES.

NONE.

ITEM 4.    ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES.

Calendar Year 2003

Name of Issuer and Title of Issue	Name of Company Acquiring, Redeeming or Retiring Securities	Number of Shares or Principal Amount			Consideration	Indicate Commission Authorization
		Acquired	Redeemed	Retired
						(See Note)
SOUTHERN:

Trust Preferred Securities
Southern Company	Capital Funding	None	$42,514,000	None	$42,514,000
Capital Trust I
Southern Company	Capital Funding	None	$1,500,000	None	$1,500,000
Capital Trust II
Southern Company	Capital Funding	None	$206,000,000	None	$206,000,000
Capital Trust IV
Southern Company	Capital Funding	None	$154,639,200	None	$154,639,200
Capital Trust V
Southern Company	Capital Funding	None	$500,000	None	$500,000
Capital Trust VI

Senior Notes
Series B due 2004	Capital Funding	None	$25,000,000	None	$25,000,000

ALABAMA:

Senior Notes
Series A 7.125% due 2047	ALABAMA	None	$193,800,000	None	$193,800,000
Series B 7% due 2047	ALABAMA	None	$200,000,000	None	$200,000,000
Series C 7% due 2048	ALABAMA	None	$190,000,000	None	$190,000,000
Series I 5.35% due 2003	ALABAMA	None	$156,200,000	None	$156,200,000
Series M 7.85% due 2003	ALABAMA	None	$250,000,000	None	$250,000,000
Series O 1.525% due 2003	ALABAMA	None	$167,000,000	None	$167,000,000
Series P 3.015% due 2003	ALABAMA	None	$350,000,000	None	$350,000,000

GEORGIA:

Senior Notes
Series F 5.75% due 2003	GEORGIA	None	$170,000,000	$170,000,000	$170,000,000
Series A 6.85% due 2047	GEORGIA	None	$145,000,000	$145,000,000	$145,000,000
Series I 5.25% due 2003	GEORGIA	None	$150,000,000	$150,000,000	$150,000,000
Series B 6.60% due 2038	GEORGIA	None	$200,000,000	$200,000,000	$200,000,000

GULF:

Senior Notes
Series A 6.70% due 2038	GULF	None	$46,757,000	None	$46,757,000
Series E 6% due 2012	GULF	None	$45,000,000	None	$45,000,000
Series C 4.69% due 2003	GULF	None	None	$60,000,000	$60,000,000

Junior Subordinated Notes
7.50% due 2037	GULF	None	$20,000,000	None	$20,000,000

Pollution Control Bonds
5.80% due 2023	GULF	None	$32,550,000	None	$32,550,000
5.70% due 2023	GULF	None	$7,875,000	None	$7,875,000
5.50% due 2026	GULF	None	$21,200,000	None	$21,200,000

ITEM 4.    ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES.

Calendar Year 2003

Name of Issuer and Title of Issue	Name of Company Acquiring, Redeeming or Retiring Securities	Number of Shares or Principal Amount				Indicate Commission Authorization
		Acquired	Redeemed	Retired	Consideration
						(See Note)
GULF (continued):

Trust Preferred Securities
GULF TRUST II	GULF	None	$45,000,000	None	$45,000,000
GULF TRUST I	GULF	None	$40,000,000	None	$40,000,000

MISSISSIPPI:

First Mortgage Bonds
7.45% Series due 2023	MISSISSIPPI	None	$33,350,000	None	$33,350,00

Pollution Control Bonds
5.80% Series due 2007	MISSISSIPPI	None	$850,000	None	$850,000

Senior Notes
Series E 5 5/8% due 2003	MISSISSIPPI	$90,000,000	None	None	$90,000,000
Series A 6.75% due 2038	MISSISSIPPI	None	$51,628,000	None	$51,628,000
Series B 6.05% due 2003	MISSISSIPPI	None	None	$35,000,000	$35,000,000

SAVANNAH:

Senior Notes
Series B 5.12% due 2003	SAVANNAH	None	$20,000,000	None	$20,000,000

Pollution Control Bonds
Variable Rate Series due 2037	SAVANNAH	None	$13,870,000	None	$13,870,000

Note to Item 4:    All transactions exempt pursuant to Rule 42(b)(2), (4) or (5) or authorized in File No. 70-8095.

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES.

Name of Owner	Name of Issuer	Number of Shares or Principal Amount Owned	Carrying Value to Owner
SOUTHERN (one item)	(1)	528,553 shares	$5,285,530
ALABAMA (two items)	(3)	666,400 shares	$666,400
GEORGIA (one item)	(4)	$3,539,544	$2,155,675
GULF (17 items)	(2)	1,010 shares	$0
Southern Management (two items)	(5)	106,642 shares	$308,392
	(5)	11.5%	$1,101,000
SAVANNAH (one item)	(2)	472 shares	$1
Southern Telecom (one item)	(6)	2,561,005 warrants	$265,727
		883,721 shares	$141,395
Electrotechnologies (one item)	(7)	85.2%	$16,669,612

Notes to Item 5:

(1) Represents SOUTHERN’s investment in Pantellos. Pantellos is an independent, open marketplace for the energy and utility industries that brings together buyers and sellers to improve the way they do business.

(2) Securities representing bankruptcy distributions applicable to obligations of customers incurred in the ordinary course of business.

(3) Debt securities issued by instrumentalities of political subdivisions within ALABAMA’s service area to build promotional industrial buildings that will assist in advancing business and industrial development.

(4) Investment made in a private venture capital fund for the purpose of assisting early-stage and high technology companies located principally in the Southeast, with a focus on Georgia-based firms. (See File No. 70-8085.)

(5) Investment in a limited partnership that consists of energy related companies.

(6) Investment made in a research and development enterprise dedicated to developing power line communication technology.

(7) Investment in a limited partnership that provides risk capital for, and makes investments in the securities of privately held and publicly listed companies in the energy, technology and telecommunications industries, including businesses in all stages of development.

ITEM 6.	OFFICERS AND DIRECTORS.

PART I.

The following are the abbreviations to be used for principal business address and positions.

Principal Business Address	Code

270 Peachtree Street Atlanta, GA 30303	(a)

600 North 18th Street Birmingham, AL 35291	(b)

241 Ralph McGill Boulevard, N.E. Atlanta, GA 30308-3374	(c)

One Energy Place Pensacola, FL 32520	(d)

2992 West Beach Boulevard Gulfport, MS 39501	(e)

600 East Bay Street Savannah, GA 31401	(f)

5555 Glenridge Connector Atlanta, GA 30342	(g)

42 Inverness Center Parkway Birmingham, AL 35242	(h)

40 Inverness Center Parkway Birmingham, AL 35242	(i)

601 Pennsylvania Ave., NW Suite 800 South Washington, DC 20004	(j)

1403 Foulk Road Foulkstone Plaza Suite 102-9 Wilmington, DE 19803	(k)

4000 DeKalb Technology Parkway Suite 100 Atlanta, GA 30340	(l)

3003 Summit Boulevard Suite 700 Atlanta, GA 30319	(m)

Position	Code
Chairman of the Board	CH
Vice Chairman of the Board	VCH
Director	D
President	P
Chief Executive Officer	CEO
Chief Financial Officer	CFO
Chief Accounting Officer	CAO
Chief Information Officer	CIO
Chief Operating Officer	COO
Chief Production Officer	CPO
Senior Executive Vice President	SEVP
Executive Vice President	EVP
Senior Vice President	SVP
Financial Vice President	FVP
Vice President	VP
Controller/Comptroller	C
Counsel	L
Secretary	S
Treasurer	T

SOUTHERN
Name and Principal Address (a)	Position
Daniel P. Amos	D
1932 Wynnton Road
Columbus, GA 31999
Dorrit J. Bern	D
450 Winks Lane
Bensalem, PA 19020
Thomas F. Chapman	D
1600 Peachtree Street, NW
Atlanta, GA 30309
H. Allen Franklin	D,P,CEO,CH
Bruce S. Gordon	D
1095 Avenue of the Americas
New York, NY 10036
Donald M. James	D
P. O. Box 385014
Birmingham, AL 35238-5014
Zack T. Pate	D
700 Galleria Parkway
Atlanta, GA 30339
J. Neal Purcell	D
110 Dover Cliff Way
Alpharetta, GA 30022
David M. Ratcliffe (c)	D,EVP

ITEM 6.	OFFICERS AND DIRECTORS.

PART I. (Continued)

SOUTHERN (continued)

Name and Principal Address (a)	Position
Gerald J. St. Pé	D
P. O. Box 149
Pascagoula, MS 39568
Dwight H. Evans	EVP
Leonard J. Haynes	EVP
G. Edison Holland	EVP,L
Thomas A. Fanning	EVP
Charles D. McCrary (b)	EVP
David R. Altman	VP
Rebecca A. Blalock (c)	VP
Jackie J. Collins	VP
Ellen N. Lindemann	VP
Joseph A. Miller (j)	VP
W. Dean Hudson (c)	CAO,C
Tommy Chisholm	S

ALABAMA
Name and Principal Address (b)	Position

Whit Armstrong	D
P. O. Box 900
Enterprise, AL 36331
David J. Cooper	D
118 N. Royal Street
Mobile, AL 36602
H. Allen Franklin (a)	D
R. Kent Henslee	D
754 Chestnut Street
Gadsden, AL 35901
Carl E. Jones, Jr.	D
P. O. Box 1024
Birmingham, AL 35202
Patricia M. King	D
2548 US Highway 78
Anniston, AL 36207
James K. Lowder	D
2000 Interstate Park Drive
Suite 400
Montgomery, AL 36109
Wallace D. Malone, Jr.	D
P. O. Box 2554
Birmingham, AL 35290
Charles D. McCrary	D,P,CEO
Malcolm Portera	D
401 Queen City Avenue
Tuscaloosa, AL 35401
Robert D. Powers	D
202 East Broad Street
Eufaula, AL 36027
C. Dowd Ritter	D
P. O. Box 11007
Birmingham, AL 35288
James H. Sanford	D
1001 McQueen Smith Road South
Prattville, AL 36066
William F. Walker	D
107 Samford Hall
Auburn University, AL 36849-5113
John C. Webb, IV	D
125 W. Washington Street
Demopolis, AL 36732
James W. Wright	D
100 Commerce Street
Montgomery, AL 36104
William B. Hutchins, III	EVP,CFO,T
C. Alan Martin	EVP
Steve R. Spencer	EVP
Robert Holmes, Jr.	SVP
Robin A. Hurst	SVP
Rodney O. Mundy	SVP,L
Michael L. Scott	SVP
Jerry L. Stewart	SVP
Art P. Beattie	VP,CAO,C
Christopher T. Bell	VP
Willard L. Bowers	VP
Larry R. Grill	VP
Gerald L. Johnson	VP
Marsha S. Johnson	VP
William B. Johnson	VP
J. Bruce Jones	VP
Bobbie J. Knight	VP
Ellen N. Lindemann (a)	VP
Gordon G. Martin	VP
Donald W. Reese	VP
R. Michael Saxon	VP
Julia H. Segars	VP
Julian H. Smith, Jr.	VP
W. Ronald Smith	VP
Cheryl A. Thompson	VP
Terry H. Waters	VP
William E. Zales, Jr.	VP,S

ITEM 6.	OFFICERS AND DIRECTORS

PART I. (Continued)

ALABAMA PROPERTY COMPANY

Name and Principal Address (b)	Position

Charles D. McCrary	D,P
William B. Hutchins, III	D,VP
C. Alan Martin	D,VP
Larry Grill	VP
Art P. Beattie	C
William E. Zales, Jr.	S
J. Randy DeRieux	T

ALABAMA ENERGY PROVIDERS, INC.
Name and Principal Address (b)	Position

Rodney O. Mundy	D
William B. Hutchins, III	D,VP
C. Alan Martin	D
Michael L. Scott	D,P
William E. Zales, Jr.	S
J. Randy DeRieux	T

GEORGIA
Name and Principal Address (c)	Position

Juanita Baranco	D
4355 Highway 78
Lilburn, GA 30047
Robert L. Brown	D
250 East Ponce de Leon Avenue
Eighth Floor
Decatur, GA 30030
Anna R. Cablik	D
1513 Johnson Ferry Road
Suite B-20
Marietta, GA 30062
H. Allen Franklin (a)	D
David M. Ratcliffe	D,P,CEO
Gary D. Thompson	D
191 Peachtree Street
Mail Code GA 8063
Atlanta, GA 30303
Richard W. Ussery	D
1600 First Avenue
Columbus, GA 31902-1755
William Jerry Vereen	D
P. O. Box 1663
Moultrie, GA 31776-1663
Carl Ware	D
P. O. Box Drawer 1734, Nat 25
Atlanta, GA 30301
E. Jenner Wood, III	D
P.O. Box 4418
M.C. 0445
Atlanta, GA 30302
William C. Archer, III	EVP
C. B. Harreld	EVP,T,CFO
Judy M. Anderson	SVP
Ronnie L. Bates	SVP
M. A. Brown	SVP
Richard L. Holmes	SVP
Christopher C. Womack	SVP
W. Craig Barrs	VP
Rebecca A. Blalock	VP
A. Bryan Fletcher	VP
J. Kevin Fletcher	VP
O. Ben Harris	VP
W. Ron Hinson	VP,C,CAO
Chris M. Hobson	VP
Ed F. Holcombe	VP
E. Lamont Houston	VP
Brian L. Ivey	VP
Anne H. Kaiser	VP
Ellen N. Lindemann (a)	VP
Frank J. McCloskey	VP
Leslie R. Sibert	VP
James E. Sykes	VP
Jeffrey L. Wallace	VP
Janice G. Wolfe	S

PIEDMONT
Name and Principal Address (c)	Position

David M. Ratcliffe	D,P
C. B. Harreld	D,EVP,T
Janice G. Wolfe	D,VP,S

SEGCO
Name and Principal Address (b)	Position

William C. Archer (c)	D
Art P. Beattie	D,C
William P. Bowers	D,VP
C. B. Harreld (c)	D
William B. Hutchins, III	D,VP
Charles D. McCrary	D,P
David M. Ratcliffe (c)	D,VP
Jerry L. Stewart	D
Christopher C. Womack (c)	D
William E. Zales, Jr.	S
J. Randy DeRieux	T

ITEM 6. OFFICERS AND DIRECTORS

PART I. (Continued)

GULF
Name and Principal Address (d)	Position

C. LeDon Anchors	D
909 Mar Walt Drive
Suite 1014
Fort Walton Beach, FL 32547
William C. Cramer	D
2251 West 23rd Street
Panama City, FL 32405
Fred C. Donovan, Sr.	D
P. O. Box 13370
Pensacola, FL 32591
H. Allen Franklin (a)	D
William A. Pullum	D
8494 Navarre Parkway
Navarre, FL 32566
Winston E. Scott	D
100 Spaceport Way
Cape Canaveral, FL 32920-4003
Susan N. Story	D,P,CEO
F. M. Fisher, Jr.	VP
P. Bernard Jacob	VP
Ronnie R. Labrato	VP,CFO,CAO,C
Ellen N. Lindemann (a)	VP
Gene L. Ussery, Jr. (e)	VP
Susan D. Ritenour	S,T

MISSISSIPPI
Name and Principal Address (e)	Position

Tommy E. Dulaney	D
P. O. Box 2929
Meridian, MS 39302
Michael D. Garrett	D,P,CEO
Linda T. Howard	D
P.O. Box 1588
Laurel, MS 39401
Robert C. Khayat	D
P. O. Box 1848, 123 Lyceum
University, MS 38677
Aubrey K. Lucas	D
Box 5164
Hattiesburg, MS 39406
George A. Schloegel	D
Hancock Bank
P. O. Box 4019
Gulfport, MS 39502
Philip J. Terrell	D
701 West North Street
Pass Christian, MS 39571
Gene Warr	D
2600 Beach Boulevard
Biloxi, MS 39531
H. Ed Blakeslee	VP
Bobby J. Kerley	VP
Ellen N. Lindemann (a)	VP
Don E. Mason	VP
Michael W. Southern	VP,CFO,CAO,T
Gene L. Ussery, Jr.	VP
Frances V. Turnage	C
Vicki L. Pierce	S

MISSISSIPPI POWER SERVICES, INC.
Name and Principal Address (e)	Position

H. Ed Blakeslee	D,P,CEO
Michael D. Garrett	D,CH
Don E. Mason	D,VP
Michael W. Southern	D,VP,T,CFO
Gene L. Ussery, Jr.	D,VP
Frances V. Turnage	CAO,C
Vicki L. Pierce	S
Randall J. Richardson	GM

SAVANNAH
Name and Principal Address (f)	Position
Gus H. Bell, III	D
P. O. Box 14247
Savannah, GA 31416
Archie H. Davis	D
P. O. Box 188
Savannah, GA 31402
Anthony R. James	D,P,CEO
Walter D. Gnann	D
P. O. Box 334
Springfield, GA 31329
Robert B. Miller, III	D
P. O. Box 8003
Savannah, GA 31412
Arnold M. Tenenbaum	D
P. O. Box 2567
Savannah, GA 31498
W. Miles Greer	VP
Leonard J. Haynes (a)	VP
Ellen N. Lindemann (a)	VP
Sandra R. Miller	VP
Kirby R. Willis	VP,T,CFO
Nancy Frankenhauser	S

ITEM 6. OFFICERS AND DIRECTORS PART I. (Continued)

SCS
Name and Principal Address (c)	Position

H. Allen Franklin (a)	D,P,CEO
Charles D. McCrary (b)	D
David M. Ratcliffe	D
W. Paul Bowers (b)	EVP
Dwight H. Evans (a)	EVP
Thomas A. Fanning (a)	EVP
Leonard J. Haynes (a)	EVP
G. Edison Holland, Jr. (a)	EVP,L
William O. Ball	SVP
Andrew J. Dearman, III (b)	SVP
Rebecca A. Blalock	SVP
Ed Day (h)	SVP
Charles H. Goodman (b)	SVP
W. Dean Hudson	SVP,C,CFO
Douglas E. Jones (a)	SVP
Ellen N. Lindemann (a)	SVP
C. Philip Saunders (a)	SVP
Michael L. Scott	SVP
Jerry L. Stewart (b)	SVP
Christopher C. Womack	SVP
David R. Altman (a)	VP
Curtis Ashley Baker	VP
Robert A. Bell (a)	VP
Ronald P. Bertasi (l)	VP
Ronald R. Campbell	VP
Tommy Chisholm (a)	VP,S
David L. Coker	VP
Jackie J. Collins (a)	VP
James C. Fleming (a)	VP
Kimberly S. Greene (a)	VP,T
Barbara S. Hingst	VP
Charles D. Long, IV (b)	VP
Jacqualyn Lowe	VP
William L. Marshall, Jr. (b)	VP
William N. McKenzie	VP
Christopher S. Miller (a)	VP
Joseph A. Miller (j)	VP
Sandra R. Miller (f)	VP
Marie D. Mouchet	VP
Karl R. Moor (j)	VP
Robert G. Moore (d)	VP
Rodney O. Mundy (b)	VP
Earl B. Parsons, III (b)	VP
Cliff S. Thrasher (a)	VP
Gene L. Ussery, Jr. (e)	VP
Stephen A. Wakefield (a)	VP

Southern LINC
Name and Principal Address (g)	Position
Robert G. Dawson	D,P,CEO
H. Allen Franklin (a)	D
Thomas A. Fanning (a)	D
Charles D. McCrary (b)	D
David M. Ratcliffe (c)	D
R. Craig Elder	VP,T,CFO
Rodney H. Johnson	VP
Julie T. Pigott	VP
Tommy Chisholm (a)	S
Carmine A. Reppucci	C

SERC
Name and Principal Address (h)	Position

W. Paul Bowers (b)	D,P
T. Roy Harrell (b)	VP
Sandra R. Miller (e)	VP
Jerry L. Stewart (b)	VP
Tommy Chisholm (a)	S,T

Southern Nuclear
Name and Principal Address (i)	Position

H. Allen Franklin (a)	D
William G. Hairston, III	D,P,CEO
Charles D. McCrary (b)	D
David M. Ratcliffe (c)	D
Jackie D. Woodard	EVP
James W. Averett	VP
James B. Beasley	VP
John E. Garlington	VP
Jeffrey T. Gasser	VP
Kathleen S. King	VP,CFO,C,T
Ellen N. Lindemann (a)	VP
Louis B. Long	VP
John O. Meier	VP,L
H. Lewis Sumner, Jr.	VP
Sherry A. Mitchell	S

Southern Holdings
Name and Principal Address (a)	Position

H. Allen Franklin	D
Thomas A. Fanning	D
Kimberly S. Greene	D,P,CEO
Charles D. McCrary (b)	D
David M. Ratcliffe (c)	D
Tommy Chisholm	S
Ann P. Daiss (c)	C
Earl S. Long	T

ITEM 6. OFFICERS AND DIRECTORS

PART I. (Continued)

SCES LLC
Name and Principal Address (l)	Position

Ronald P. Bertasi	P,CEO
Robert M. Gilbert	VP,CFO
Timothy S. Marvin	T
Tommy Chisholm (a)	S

SE Finance Capital Corporation
Name and Principal Address (a)	Position

Thomas A. Fanning	D
H. Allen Franklin	D
Kimberly S. Greene	D,P,CEO
James C. Fleming	VP
Christopher J. Kysar	VP,T,CFO
Tommy Chisholm	S
Judith A. Rosenberg	C

SE Finance Capital Corporation II
Name and Principal Address (a)	Position

H. Allen Franklin	D
Kimberly S. Greene	D,P,CEO
Thomas A. Fanning	D
James C. Fleming	VP
Christopher J. Kysar	VP,T,CFO
Tommy Chisholm	S
Judith A. Rosenberg	C

SE Choctaw Inc.
Name and Principal Address (a)	Position

H. Allen Franklin	D
Kimberly S. Greene	D,P,CEO
Thomas A. Fanning	D
James C. Fleming	VP
Christopher J. Kysar	VP,T,CFO
Tommy Chisholm	S
Judith A. Rosenberg	C

Southern Energy Finance Company Inc.
Name and Principal Address (a)	Position
H. Allen Franklin	D
Kimberly S. Greene	D,P,CEO
Thomas A. Fanning	D
James C. Fleming	VP
Christopher J. Kysar	VP,T,CFO
Tommy Chisholm	S
Judith A. Rosenberg	C

Southern Power Company
Name and Principal Address (a)	Position

W. Paul Bowers (b)	D,P,CEO
Thomas A. Fanning	D
H. Allen Franklin	D
Charles D. McCrary (b)	D
David M. Ratcliffe (c)	D
Douglas E. Jones	EVP
Ed Day	SVP
James H. Miller, III (b)	SVP,L
Robert G. Moore (d)	SVP
Christopher C. Womack (c)	SVP
Cliff S. Thrasher	VP,C,CFO
William N. McKenzie	VP
Anthony J. Topazi (b)	VP
Christopher Kysar	T
Tommy Chisholm	S

Southern Company-Florida LLC
Name and Principal Address (a)	Position

W. Paul Bowers (b)	P,CEO
James H. Miller, III (b)	VP
Cliff S. Thrasher	VP,T
Tommy Chisholm	S

Southern Company-Jet Port LLC
Name and Principal Address (a)	Position

W. Paul Bowers (b)	P,CEO
James H. Miller, III (b)	VP
Cliff S. Thrasher	CFO,T
Tommy Chisholm	S

Southern Company Funding Corporation
Name and Principal Address (a)	Position

Thomas A. Fanning	D
Kimberly S. Greene	D,P,CEO
Earl C. Long	D,VP,CFO,T

EPZ Lease, Inc.
Name and Principal Address (k)	Position

William R. Bechstein	D,VP
1105 N. Market Street
Suite 1300
Wilmington, DE 19801
Christopher J. Kysar (a)	D,VP,T,CFO
Kimberly S. Greene (a)	D,P,CEO
Daniel P. McCollum	D,S
Morris, James, Hitchens &
Williams LLP
222 Delaware Avenue
Wilmington, DE 19899
Judith A. Rosenberg (a)	D,C
James C. Fle ming (a)	VP

ITEM 6.    OFFICERS AND DIRECTORS

PART I. (Continued)

EPZ Lease, LLC
Name and Principal Address (k)	Position
Southern Energy Finance Company Inc.	Member
EPZ Lease, Inc.	Member

EPZ Lease Holding A, LLC
Name and Principal Address (k)	Position
EPZ Lease, Inc.	Member
EPZ Lease, LLC	Member

EPZ LeaseHolding B, LLC
Name and Principal Address (k)	Position
EPZ Lease, Inc.	Member
EPZ Lease, LLC	Member

EPZ Lease Holding C, LLC
Name and Principal Address (k)	Position
EPZ Lease, Inc.	Member
EPZ Lease, LLC	Member

Dutch Gas Lease, Inc.
Name and Principal Address (k)	Position
William R. Bechstein	D,VP
1105 N. Market Street Suite 1300 Wilmington, DE 19801
Christopher J. Kysar (a)	D,VP,T,CFO
Kimberly S. Greene (a)	D,P,CEO
Daniel P. McCollum	D,S
Morris, James, Hitchens & Williams LLP
222 Delaware Avenue
Wilmington, DE 19899
Judith A. Rosenberg (a)	D,C
James C. Fleming (a)	VP

Dutch Gas Lease, LLC
Name and Principal Address (k)	Position
Dutch Gas Lease, Inc.	Member

Dutch Gas Lease Holding A, LLC
Name and Principal Address (k)	Position
Dutch Gas Lease, LLC	Member

Dutch Gas Lease Holding B, LLC
Name and Principal Address (k)	Position
Dutch Gas Lease, LLC	Member

Dutch Gas Lease Holding C, LLC
Name and Principal Address (k)	Position
Dutch Gas Lease, LLC	Member

GAMOG Lease, Inc.
Name and Principal Address (k)	Position
William R. Bechstein	D,VP
1105 N. Market Street Suite 1300 Wilmington, DE 19801
Kimberly S. Greene (a)	D,P,CEO
Christopher J. Kysar (a)	D,VP,T,CFO
Daniel P. McCollum	D,S
Morris, James, Hitchens & Williams LLP
222 Delaware Avenue
Wilmington, DE 19899
Judith A. Rosenberg (a)	D,C
James C. Fleming (a)	VP

GAMOG Lease Holding G, LLC
Name and Principal Address (k)	Position
GAMOG Lease, Inc.	Member

GAMOG Lease Holding H, LLC
Name and Principal Address (k)	Position
GAMOG Lease, Inc.	Member

GAMOG Lease Holding I, LLC
Name and Principal Address (k)	Position
GAMOG Lease, Inc.	Member

NUON Lease, Inc.
Name and Principal Address (k)	Position
William R. Bechstein	D,VP
1105 N. Market Street
Suite 1300
Wilmington, DE 19801
Kimberly S. Greene (a)	D,P,CEO
Christopher J. Kysar (a)	D,VP,T,CFO
Daniel P. McCollum	D,S
Morris, James, Hitchens & Williams LLP
222 Delaware Avenue
Wilmington, DE 19899
Judith A. Rosenberg (a)	D,C
James C. Fleming (a)	VP

ITEM 6.    OFFICERS AND DIRECTORS

PART I. (Continued)

NUON Lease Holding D, LLC
Name and Principal Address (k)	Position
NUON Lease, Inc.	Member

NUON Lease Holding E, LLC
Name and Principal Address (k)	Position
NUON Lease, Inc.	Member

NUON Lease Holding F, LLC
Name and Principal Address (k)	Position
NUON Lease, Inc.	Member

Capital Funding
Name and Principal Address (k)	Position
William R. Bechstein	D,VP
1105 N. Market Street
Suite 1300
Wilmington, DE 19801
Kimberly S. Greene (a)	D,P,CEO
Christopher J. Kysar (a)	D,VP,CFO,T
Daniel P. McCollom	D,S
Morris, James, Hitchens & Williams LLP
222 Delaware Avenue
Wilmington, DE 19899
Judith A. Rosenberg (a)	D,C
James C. Fleming (a)	VP

Clairton, Inc.
Name and Principal Address (k)	Position
William R. Bechstein	D,VP
1105 N. Market Street
Suite 1300
Wilmington, DE 19801
Kimberly S. Greene (a)	D,P,CEO
Christopher J. Kysar (a)	D,VP,T,CFO
Daniel P. McCollum	D,S
Morris, James, Hitchens & Williams LLP
222 Delaware Avenue
Wilmington, DE 19899
Judith A. Rosenberg (a)	D,C
James C. Fleming (a)	VP

Clairton 2, Inc.
Name and Principal Address (k)	Position
William R. Bechstein	D,VP
1105 N. Market Street
Suite 1300
Wilmington, DE 19801
Christopher J. Kysar (a)	D,VP,T,CFO
Kimberly S. Greene (a)	D,P,CEO
Daniel P. McCollum	D,S
Morris, James, Hitchens & Williams LLP
222 Delaware Avenue
Wilmington, DE 19899
Judith A. Rosenberg (a)	D,C
James C. Fleming (a)	VP

Clairton, LLC
Name and Principal Address (k)	Position
Clairton, Inc.	Member
Clairton 2, Inc.	Member

Carbontronics, Inc.
Name and Principal Address (a)	Position
Kimberly S. Greene	D,CEO,P
Christopher J. Kysar	D,VP,T,CFO
Judith A. Rosenberg	D,C
James C. Fleming	VP
Tommy Chisholm	S

Carbontronics, LLC
Name and Principal Address (k)	Position
Carbontronics, Inc.	Member
SE Finance Company, Inc.	Member

Southern Telecom, Inc.
Name and Principal Address (m)	Position
Robert G. Dawson (g)	D,P,CEO
Thomas A. Fanning (a)	D
H. Allen Franklin (a)	D
Charles D. McCrary (b)	D
David M. Ratcliffe (c)	D
R. Craig Elder (g)	VP,CFO,T
Tommy Chisholm (a)	S
Carmine A. Reppucci (g)	C

Southern Management
Name and Principal Address (l)	Position
Ronald P. Bertasi	D,P,CEO
Thomas A. Fanning (a)	D
H. Allen Franklin (a)	D
Leonard J. Haynes (a)	D
Charles D. McCrary (b)	D
David M. Ratcliffe (c)	D
Robert M. Gilbert	VP,CFO
Tommy Chisholm (a)	S
Timothy S. Marvin	T

ITEM 6.    OFFICERS AND DIRECTORS

PART I. (Continued)

Synfuel Services
Name and Principal Address (b)	Position
W. Paul Bowers	D
Jerry L. Stewart	D,P
Anthony J. Topazi	D,VP
Art P. Beattie	VP
Earl B. Parsons, III	VP
Tommy Chisholm (a)	S
Cliff S. Thrasher (a)	T

ERA
Name and Principal Address (b)	Position
W. Paul Bowers	D
Jerry L. Stewart	D,VP
Anthony J. Topazi	D,P
Art P. Beattie	VP
Earl B. Parsons, III	VP
Tommy Chisholm (a)	S
Cliff S. Thrasher (a)	T

Alabama Synfuel Energy, Inc.
Name and Principal Address (b)	Position
W. Paul Bowers	D
Jerry L. Stewart	D,VP
Anthony J. Topazi	D,P
Art P. Beattie	VP
Earl B. Parsons, III	VP
Tommy Chisholm (a)	S
Cliff S. Thrasher (a)	T

Klondike Development LLC
Name and Principal Address (a)	Position
W. Paul Bowers (b)	D.P,CEO
Cliff S. Thrasher	CFO, T
Tommy Chisholm	S
Southern Power Company	Member

Electrotechnologies
Name and Principal Address (a)	Position
H. Allen Franklin	D
Kimberly S. Greene	D,P,CEO
Thomas A. Fanning	D
James C. Fleming	VP
Christopher J. Kysar	VP,T
Tommy Chisholm	S

Cherokee Falls Development of South Carolina LLC
Name and Principal Address (a)	Position
W. Paul Bowers (b)	P,CEO
James H. Miller, III (b)	VP
Cliff S. Thrasher	CFO,T
Anthony J. Topazi (b)	VP
Tommy Chisholm	S

SPC McLeod LLC
Name and Principal Address (a)	Position
W. Paul Bowers (b)	P,CEO
Ed Day	SVP
Robert G. Moore	SVP
Cliff S. Thrasher	SVP,CFO,C
James H. Miller, III (b)	VP
Anthony J. Topazi (b)	VP
Tommy Chisholm	S
Christopher J. Kysar	T

Southern Company GAS
Name and Principal Address (a)	Position
C. Philip Saunders	P,CEO
Constance J. Erickson	C
Tommy Chisholm	S
Kimberly S. Greene	T

ITEM 6.	OFFICERS AND DIRECTORS. Part II. Financial Connections.

Name of Officer or Director	Name and Location of Financial Institution	Position Held in Financial Institution	Applicable Exemption Rule
Rule No. 70 Subdivision

Daniel P. Amos	Synovus Financial Corporation, Columbus, GA	Director	(a);(b)
Whit Armstrong	The Citizens Bank Enterprise, AL	Chief Executive Officer, Chairman of the Board of Directors and President	(c)
	Enterprise Capital Corporation Enterprise, AL	Chairman of the Board of Directors, Chief Executive Officer, President	(c)
Gus H. Bell, III	SunTrust Bank, Savannah, GA	Director	(c)
Robert L. Brown, Jr.	Citizens Trust Bank, Atlanta, GA	Director	(c)
David J. Cooper	SouthTrust Corporation, Birmingham, AL	Director	(c)
Archie H. Davis	The Savannah Bancorp, Savannah, GA	President, Chief Executive Officer, Director	(c)
	The Savannah Bank N.A., Savannah, GA	Vice Chairman, Director	(c)
	Bryan Bank & Trust, Richmond Hill, GA	Director	(c)
H. Allen Franklin	SouthTrust Corporation, Birmingham, AL	Director	(a);(c);(d);(e);(f)
Michael D. Garrett	Hancock Bank, Gulfport, MS	Director	(c)
G. Edison Holland	FCB Financial Corporation, Savannah, GA	Director	(e)
Charles D. McCrary	AmSouth Bancorporation,	Director	(a);(c);(e);(f)
Birmingham, AL
Anthony R. James	SunTrust Bank, Savannah, GA	Director	(c);(f)
Donald M. James	SouthTrust Corporation, Birmingham, AL	Director	(a)
Carl E. Jones, Jr.	Regions Financial Corporation, Birmingham, AL	Chairman of the Board of Directors, President, Chief Executive Officer	(c)
Bobby J. Kerley	Mid South Bank, Eufaula, AL	Director	(f)
Wallace D. Malone, Jr.	SouthTrust Corporation, Birmingham, AL	Chairman of the Board of Directors and Chief Executive Officer	(c)
Malcolm Portera	Regions Financial Corporation, Birmingham, AL	Director	(c)
J. Neal Purcell	Synovus Financial Corporation, Columbus, GA	Director	(a)

ITEM 6.	OFFICERS AND DIRECTORS. Part II. Financial Connections. (Continued)

Name of Officer or Director	Name and Location of Financial Institution	Position Held in Financial Institution	Applicable Exemption Rule
Rule No. 70 Subdivision

C. Dowd Ritter	AmSouth Bancorporation, Birmingham, AL	Chairman, Chief Executive Officer, President	(c)
	AmSouth Bank, Birmingham, AL	Chairman, Chief Executive Officer	(c)
George A. Schloegel	Hancock Bank—Mississippi, Gulfport, MS	Director, Chief Executive Officer and President	(c)
	Hancock Holding Company, Gulfport, MS	Vice Chairman of the Board of Directors	(c)
	Hancock Bank—Louisiana, Baton Rouge, LA	Director	(d)
Steve R. Spencer	AmSouth Bank, Birmingham, AL	Director	(c);(f)
W. Ronald Smith	SouthTrust Bank of Calhoun County, N.A. Anniston, AL	Director	(c);(f)
Gerald St. Pe’	Merchants & Marine Bank, Pascagoula, MS	Director	(a)
Arnold M. Tenenbaum	First Chatham Bank Holding Company, Savannah, GA	Chairman of the Board of Directors	(c)
Philip J. Terrell	Hancock Bank, Gulfport, MS	Director	(c)
D. Gary Thompson	Wachovia Bank, Georgia Banking, Atlanta, GA	Chief Executive Officer	(c)
	Wachovia Corporation, Charlotte, NC	Executive Officer	(d)
Gene Warr	Coast Community Bank, Gulfport, MS	Director	(c)
E. Jenner Wood, III	SunTrust Bank Central Group, Atlanta, GA	Chairman, President and Chief Executive Officer	(c)
	SunTrust Banks Inc., Atlanta, GA	Executive Officer	(c)
James W. Wright	First Tuskegee Bank, Montgomery, AL	Chairman of the Board of Directors and Chief Executive Officer	(c)

ITEM 6.	EXECUTIVE COMPENSATION. PART III.

(a)	Summary Compensation Tables. The following tables set forth information concerning any Chief Executive Officer and the most highly compensated executive officers for SCS, Southern LINC, Southern Telecom, Southern Management and Southern Nuclear serving as of December 31, 2003, as defined by the Securities and Exchange Commission. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2004 Annual Meetings of Shareholders. SAVANNAH and SOUTHERN POWER are incorporated by reference to page numbers III-6 and III-7 in the SOUTHERN system’s combined Form 10-K for the year ended December 31, 2003. SOUTHERN is incorporated by reference to “Summary Compensation Table” in SOUTHERN’s definitive Proxy Statement relating to the 2004 Annual Meeting of Stockholders.

Key terms used in this Item will have the following meanings:

ESP	Employee Savings Plan
ESOP	Employee Stock Ownership Plan
SBP	Supplemental Benefit Plan
ERISA	Employee Retirement Income Security Act

SCS

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION				LONG-TERM COMPENSATION
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)[1]	Restricted Stock Awards($)[2]	Number of Securities Underlying Stock Options (Shares)	Long-Term Incentive Payouts($)[3]	All Other Compensation($)[4]
H. Allen Franklin President, Chief Executive Officer, Director	2003 2002 2001	966,240 929,215 855,969	2,083,162 1,984,320 1,867,320	5,940 7,080 2,770	— — 648,863	501,935 382,242 497,790	2,404,720 1,672,510 1,249,890	59,881 61,822 44,786

Thomas A. Fanning[5] Executive Vice President	2003 2002 2001	375,820 — —	522,396 — —	110,691 — —	— — —	42,314 — —	223,482 — —	156,405 — —

G. Edison Holland Executive Vice President	2003 2002 2001	380,716 364,868 333,539	421,131 416,003 324,022	7,796 69,102 24,036	— — —	48,992 54,624 68,071	207,170 219,677 180,384	19,583 90,046 69,760

Dwight H. Evans Executive Vice President	2003 2002 2001	368,369 353,038 326,876	407,481 402,519 296,139	5,190 10,365 51,963	— — —	47,404 52,854 91,299	407,250 352,667 295,504	20,183 23,685 67,664

W. Paul Bowers Executive Vice President	2003 2002 2001	356,994 329,570 273,758	431,675 403,433 273,630	6,257 12,337 3,072	— — —	46,181 50,046 51,740	234,253 214,133 160,515	18,063 16,802 39,542

[1]	Tax reimbursements on certain perquisites. In 2002, Mr. Holland’s amount includes $59,548 in tax assistance associated with relocation. In 2001, Mr. Holland’s amount included $17,015 in tax assistance associated with relocation.
[2]	The amount for Mr. Franklin reflects the value of the grant of restricted stock units on the date granted. The restricted stock units vested on April 2, 2001 and were transferred to SOUTHERN’s Deferred Compensation Plan.
[3]	Payout of performance dividend equivalents on most stock options granted after 1996 that were held by the executive at the end of the performance periods under the Omnibus Incentive Compensation Plan for the four-year performance periods ended December 31, 2001, 2002 and 2003, respectively. Dividend equivalents can range from 25 percent of the common stock dividend paid during the last year of the performance period if total shareholder return over the four-year period, compared to a group of other large utility companies, is at the 30th percentile to 100 percent of the dividend paid if it reaches the 90th percentile. No dividend equivalents are paid if the total stockholder return is below the 30th percentile or if the Company’s earnings are not sufficient to fund the common stock dividend. For eligible stock options held on December 31, 2000, 2001 and 2002, all named executives received a payout of $1.34, $1.355 and $1.385 per option, respectively.
[4]	Contributions in 2003 to the ESP, ESOP, non-pension related accruals under SBP and tax sharing benefits paid to participants who elected receipt of dividends on SOUTHERN’s common stock held in the ESP are as follows:-

Name	ESP	ESOP	SBP	ESP Tax Sharing Benefit
H. Allen Franklin	$8,100	$744	$49,696	$1,341
Thomas A. Fanning	7,600	744	9,912	—
G. Edison Holland	8,074	744	10,553	212
Dwight H. Evans	7,971	744	10,190	1,278
W. Paul Bowers	7,934	744	9,385	—

In 2003, the amount for Mr. Fanning also included $138,149 of additional relocation assistance. In 2001, this amount includes for Messrs. Evans, Holland and Bowers additional incentive compensation of $50,000, $31,628 and $24,380, respectively. In 2001 and 2002, these amounts for Mr. Holland also included $19,933 and $70,307, respectively, of additional relocation expenses.

[5]	Mr. Fanning became an executive officer on April 11, 2003.

Southern LINC

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION					LONG-TERM COMPENSATION
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)[1]	Restricted Stock Award ($)	Number of Securities Underlying Stock Options (Shares)	Long-Term Incentive Payouts($)[2]	All Other Compensation($)[3]
Robert G. Dawson[4] President, Chief Executive Officer, Director	2003 2002 2001	283,824 269,682 245,269	331,668 310,687 260,479	2,397 5,798 2,774	— — —	28,698 31,997 54,900	237,489 215,936 165,142	16,760 19,345 13,652

R. Craig Elder[4] Vice President, Chief Financial Officer, Treasurer	2003 2002 2001	173,606 165,763 153,433	148,994 187,069 118,209	1,973 1,664 —	— — —	11,169 12,458 19,007	49,662 49,365 36,236	8,663 8,500 8,127

Rodney H. Johnson Vice President	2003 2002 2001	145,433 136,075 120,786	107,434 135,639 70,589	— 206 —	— — —	6,700 7,374 7,703	35,661 25,810 15,643	6,878 4,458 3,632

Julie T. Pigott Vice President	2003 2002 2001	141,276 134,060 120,786	104,107 133,223 70,589	1,438 — —	— — —	6,492 7,242 7,703	35,190 25,631 15,643	5,426 6,745 6,463

[1]	Tax reimbursements on certain perquisites.
[2]	Payout of performance dividend equivalents on most stock options granted after 1996 that were held by the executive at the end of the performance periods under the Omnibus Incentive Compensation Plan for the four-year performance periods ended December 31, 2001, 2002 and 2003, respectively. Dividend equivalents can range from 25 percent of the common stock dividend paid during the last year of the performance period if total shareholder return over the four-year period, compared to a group of other large utility companies, is at the 30th percentile to 100 percent of the dividend paid if it reaches the 90th percentile. No dividend equivalents are paid if the total stockholder return is below the 30th percentile or if the Company’s earnings are not sufficient to fund the common stock dividend. For eligible stock options held on December 31, 2001, 2002 and 2003, all named executives received a payout of $1.34, $1.355 and $1.385 per option, respectively.
[3]	Contributions in 2003 to the ESP, ESOP, non-pension related accruals under the SBP, and tax sharing benefits paid to participants who elected receipt of dividends on SOUTHERN’s common stock held in the ESP are as follows:-

Name	ESP	ESOP	SBP	ESP Tax Sharing Benefit
Robert G. Dawson	$9,000	$744	$5,688	$1,328
R. Craig Elder	6,758	744	1,161	—
Rodney H. Johnson	6,058	744	76	—
Julie T. Pigott	4,613	744	69	—

[4]	Messrs. Dawson and Elder are also chief executive officer and chief financial officer, respectively, of Southern Telecom.

Southern Management

and

Southern Company GAS

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION				LONG-TERM COMPENSATION
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)[1]	Restricted Stock Award ($)	Number of Securities Underlying Stock Options (Shares)	Long-Term Incentive Payouts ($)[2]	All Other Compensation ($)[3]

Southern Management

Ronald P. Bertasi[4]	2003	190,959	155,210	7,700	—	12,465	36,239	9,382
President, Chief	2002	185,000	48,100	18,395	—	13,700	18,564	7,001
Executive Officer, Director

Southern Company GAS

C. Philip Saunders[5]	2003	233,323	94,194	7,144	—	23,634	126,649	12,332
President, Chief	2002	221,321	210,821	—	—	26,100	91,881	11,554
Executive Officer

[1]	Tax reimbursements on certain perquisites.
[2]	Payout of performance dividend equivalents on most stock options granted after 1996 that were held by the executive at the end of the performance periods under the Omnibus Incentive Compensation Plan for the four-year performance periods ended December 31, 2001, 2002 and 2003, respectively. Dividend equivalents can range from 25 percent of the common stock dividend paid during the last year of the performance period if total shareholder return over the four-year period, compared to a group of other large utility companies, is at the 30th percentile to 100 percent of the dividend paid if it reaches the 90th percentile. No dividend equivalents are paid if the total stockholder return is below the 30th percentile or if the Company’s earnings are not sufficient to fund the common stock dividend. For eligible stock options held on December 31, 2001, 2002 and 2003, all named executives received a payout of $1.34, $1.355 and $1.385 per option, respectively.
[3]	Contributions in 2003 to the ESP, ESOP and non-pension related accruals under the SBP are as follows:-

Name	ESP	ESOP	SBP
Ronald P. Bertasi	$8,694	$688	$—
C. Philip Saunders	5,249	744	6,339

[4]	Mr. Bertasi became the President and Chief Executive Officer of Southern Management on December 17, 2001.
[5]	Mr. Saunders became the President and Chief Executive Officer of Southern Company GAS on July 15, 2002.

Southern Nuclear

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION				LONG-TERM COMPENSATION
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)[1]	Restricted Stock Awards ($)	Number of Securities Underlying Stock Options (Shares)	Long-Term Incentive Payouts ($)[2]	All Other Compensation ($)[3]
W. G. Hairston, III President and Chief Executive Officer	2003 2002 2001	459,231 440,104 414,594	499,660 507,131 370,798	9,296 11,485 1,583	— — —	59,097 65,890 96,135	217,489 239,842 294,360	24,353 27,969 22,523

Jack D. Woodard Executive Vice President	2003 2002 2001	354,294 343,203 327,079	352,705 361,604 267,169	5,744 9,048 8,172	— — —	42,258 47,592 83,534	350,312 308,315 241,129	20,241 22,968 16,212

James B. Beasley, Jr. Vice President	2003 2002 2001	220,077 206,286 194,302	179,723 181,714 136,055	4,415 3,798 3,911	— — —	18,220 19,647 37,727	126,949 129,732 111,914	12,326 13,819 13,967

H. L. Sumner, Jr. Vice President	2003 2002 2001	215,888 208,321 199,067	176,981 179,632 137,354	3,016 5,931 6,184	— — —	17,942 20,004 42,248	142,789 140,011 124,254	11,553 10,864 10,516

Jeffrey T. Gasser[4] Vice President	2003 2002 2001	198,894 164,378 —	162,742 162,826 —	263 — —	— — —	16,498 8,195 —	59,795 51,634 —	7,929 8,339 —

[1]	Tax reimbursements on certain perquisites.
[2]	Payout of performance dividend equivalents on most stock options granted after 1996 that were held by the executive at the end of the performance periods under the Omnibus Incentive Compensation Plan for the four-year performance periods ended December 31, 2000, 2001 and 2002, respectively. Dividend equivalents can range from 25 percent of the common stock dividend paid during the last year of the performance period if total shareholder return over the four-year period, compared to a group of other large utility companies, is at the 30th percentile to 100 percent of the dividend paid if it reaches the 90th percentile. No dividend equivalents are paid if the total stockholder return is below the 30th percentile or if the Company’s earnings are not sufficient to fund the common stock dividend. For eligible stock options held on December 31, 2001, 2002 and 2003, all named executives received a payout of $1.34, $1.355 and $1.385 per option, respectively.
[3]	Southern Nuclear contributions to the ESP, ESOP, non-pension related accruals under the SBP and tax sharing benefits paid to participants who elected receipt of dividends on SOUTHERN’s common stock held in the ESP are provided in the following table:

	ESP	ESOP	SBP	ESP Tax Sharing Benefit
William G. Hairston, III	$8,026	$744	$15,207	$376
Jack D. Woodard	8,692	744	9,460	1,345
James B. Beasley, Jr.	8,417	744	2,445	720
H. L. Sumner, Jr.	9,000	744	1,789	—
Jeffrey T. Gasser	6,828	744	357	—

[4]	Mr. Gasser became an executive officer effective September 1, 2002.

STOCK OPTION GRANTS IN 2003

Stock Option Grants. The following table sets forth all stock option grants to the named executive officers of each operating subsidiary during the year ending December 31, 2003. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2004 Annual Meetings of Shareholders. SAVANNAH and SOUTHERN POWER are incorporated by reference to page number III-8 in the SOUTHERN system’s combined Form 10-K for the year ended December 31, 2003. SOUTHERN is incorporated by reference to “Option Grants in 2003” under STOCK OPTIONS in SOUTHERN’s definitive Proxy Statement relating to the 2004 Annual Meeting of Stockholders.

	Individual Grants			Grant Date Value
Name	Number of Securities Underlying Share Options Granted[1]	% of Total Options Granted to Employees in Fiscal Year[2]	Exercise or Base Price ($/Sh)[3]	Expiration Date[3]	Grant Date Present Value($)[3]
SCS

H. Allen Franklin	501,935	7.0	27.975	07/01/2009	1,801,947

Thomas A. Fanning	42,314	0.6	27.975	02/14/2013	151,907

Dwight H. Evans	47,404	0.7	27.975	02/14/2013	170,180

G. Edison Holland, Jr.	48,992	0.7	27.975	02/14/2013	175,881

W. Paul Bowers	46,181	0.6	27.975	02/14/2013	165,790

Southern LINC

Robert G. Dawson	28,698	0.4	27.975	02/14/2013	103,026

R. Craig Elder	11,169	0.2	27.975	02/14/2013	40,097

Rodney H. Johnson	6,700	0.1	27.975	02/14/2013	24,053

Julie T. Pigott	6,492	0.1	27.975	02/14/2013	23,306

[1]	Under the terms of the Omnibus Incentive Compensation Plan, stock option grants were made on February 14, 2003 and vest annually at a rate of one-third on the anniversary date of the grant. Grants fully vest upon termination as a result of death, total disability or retirement and expire five years after retirement, three years after death or total disability or their normal expiration date if earlier. The exercise price is the average of the high and low price of Southern Company’s common stock on the date granted. Options may be transferred to a revocable trust and for Messrs. Franklin, Fanning, Evans, Holland and Bowers options also may be transferred to certain family members, family trusts and family limited partnerships.
[2]	A total of 7,165,452 stock options were granted in 2003.
[3]	Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of Southern Company’s common stock at a future date. Significant assumptions are shown below:

Volatility	Risk-free rate of return	Dividend Yield	Expected Term

23.59%	2.72%	4.90%	4.28 years

STOCK OPTION GRANTS IN 2003 (continued)

	Individual Grants		Exercise or Base Price ($/Sh)[3]	Grant Date Value
Name	Number of Securities Underlying Share Options Granted[1]	% of Total Options Granted to Employees in Fiscal Year[2]		Expiration Date[3]	Grant Date Present Value($)[3]
Southern Management

Ronald P. Bertasi	12,465	0.2	27.975	02/14/2013	44,749

Southern Company GAS

C. Philip Saunders	23,634	0.3	27.975	02/14/2013	84,846

Southern Nuclear

William G. Hairston, III	59,097	0.8	27.975	02/14/2013	212,158

Jack D. Woodard	42,258	0.6	27.975	02/14/2013	151,706

James B. Beasley, Jr.	18,220	0.2	27.975	02/14/2013	65,410

H. L. Sumner, Jr.	17,942	0.2	27.975	02/14/2013	64,412

Jeffrey T. Gasser	16,498	0.2	27.975	02/14/2013	59,228

[1]	Under the terms of the Omnibus Incentive Compensation Plan, stock option grants were made on February 14, 2003 and vest annually at a rate of one-third on the anniversary date of the grant. Grants fully vest upon termination as a result of death, total disability or retirement and expire five years after retirement, three years after death or total disability or their normal expiration date if earlier. The exercise price is the average of the high and low price of Southern Company’s common stock on the date granted. Options may be transferred to a revocable trust and for Mr. Hairston options also may be transferred to certain family members, family trusts and family limited partnerships.

[2]	A total of 7,165,452 stock options were granted in 2003.

[3]	Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of Southern Company’s common stock at a future date. Significant assumptions are shown below:

Volatility	Risk-free rate of return	Dividend Yield	Expected Term
23.59%	2.72%	4.90%	4.28 years

AGGREGATED STOCK OPTION EXERCISES IN 2003 AND YEAR-END OPTION VALUES

Aggregated Stock Option Exercises. The following table sets forth information concerning options exercised during the year ending December 31, 2003 by the named executive officers and value of unexercised options held by them as of December 31, 2003. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2004 Annual Meetings of Shareholders. SAVANNAH and SOUTHERN POWER are incorporated by reference to page number III-9 in the SOUTHERN system’s combined Form 10-K for the year ended December 31, 2003. SOUTHERN is incorporated by reference to “Aggregated Stock Option Exercises in 2003 and Year-End Option Values” under OPTION EXERCISES in SOUTHERN’s definitive Proxy Statement relating to the 2004 Annual Meeting of Stockholders.

Name	Shares Acquired on Exercise (#)	Value Realized($)[2]	Number of Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)[1]
			Exercisable	Unexercisable	Exercisable	Unexercisable
SCS
H. Allen Franklin	—	—	813,567	922,693	9,140,670	4,045,262
Thomas A. Fanning	22,830	332,827	78,236	83,123	801,883	386,126
Dwight H. Evans	13,632	202,796	180,970	113,073	2,177,134	558,687
G. Edison Holland	61,534	889,176	41,483	108,098	272,985	507,736
W. Paul Bowers	35,077	541,068	72,345	96,791	692,848	435,030

Southern LINC
Robert G. Dawson	18,363	277,386	103,143	68,329	1,215,598	343,837
R. Craig Elder	11,744	163,461	10,048	25,809	66,852	127,768
Rodney H. Johnson	—	—	11,564	14,184	128,555	66,991
Julie T. Pigott	—	—	11,520	13,888	128,335	66,078

Southern Management
Ronald P. Bertasi	—	—	4,567	21,598	22,789	73,932

Southern Company GAS
C. Philip Saunders	—	—	37,445	53,998	362,040	265,676

Southern Nuclear
William G. Hairston, III	79,070	799,208	21,964	135,068	109,600	665,782
Jack D. Woodard	—	—	151,102	101,831	1,749,770	510,952
James B. Beasley, Jr.	22,303	315,150	47,766	43,894	484,524	225,283
H. L. Sumner, Jr.	18,174	215,578	57,736	45,361	657,426	241,049
Jeffrey T. Gasser	—	—	16,311	26,862	170,691	76,370

[1]	This represents the excess of the fair market value of SOUTHERN’s common stock of $30.25 per share, as of December 31, 2003, above the exercise price of the options. The Exercisable column reports the “value” of options that are vested and therefore could be exercised. The Unexercisable column reports the “value” of options that are not vested and therefore could not be exercised as of December 31, 2003.

[2]	The “Value Realized” is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares at the time of exercise above the exercise price.

ITEM 6.	OFFICERS AND DIRECTORS.

PART III.

(b) Stock Ownership. The following tables show the number of shares of SOUTHERN common stock and preferred stock owned by the directors, nominees and executive officers as of December 31, 2003. It is based on information furnished to SOUTHERN by the directors, nominees and executive officers. The shares owned by all directors, nominees and executive officers of each company as a group constitute less than one percent of the total number of shares of the respective classes outstanding on December 31, 2003. SOUTHERN is incorporated by reference to the Stock Ownership Table in SOUTHERN’s definitive Proxy Statement relating to the 2004 Annual Meeting of Stockholders. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2004 Annual Meetings of Shareholders. SAVANNAH and SOUTHERN POWER are incorporated by reference to page numbers III-13 and III-14 in the SOUTHERN system’s combined Form 10-K for the year ended December 31, 2003.

Name of Directors or Nominees and Executive Officers	Title of Class	Shares Beneficially Owned (1)	Shares Beneficially Owned Include: Shares Individuals Have Rights To Acquire Within 60 Days(2)

SCS
H. Allen Franklin	SOUTHERN Common	1,249,367	1,207,841
David M. Ratcliffe	SOUTHERN Common	227,807	214,558
Charles D. McCrary	SOUTHERN Common	259,492	256,031
W. Paul Bowers	SOUTHERN Common	120,941	112,941
Dwight H. Evans	SOUTHERN Common	235,770	225,402
Thomas A. Fanning	SOUTHERN Common	85,419	83,657
G. Edison Holland, Jr	SOUTHERN Common	91,269	87,075

The directors, nominees and executive officers of SCS as a Group	SOUTHERN Common	2,687,395 shares	2,574,404 shares

Southern LINC
Robert G. Dawson	SOUTHERN Common	157,527	132,007
Thomas A. Fanning	SOUTHERN Common	85,419	83,657
H. Allen Franklin	SOUTHERN Common	1,249,367	1,207,841
Charles D. McCrary	SOUTHERN Common	259,492	256,031
David M. Ratcliffe	SOUTHERN Common	227,807	214,558
R. Craig Elder	SOUTHERN Common	24,854	21,311
Rodney H. Johnson	SOUTHERN Common	21,052	18,383
Julie T. Pigott	SOUTHERN Common	20,094	18,225

The directors, nominees and executive officers of Southern LINC as a Group	SOUTHERN Common	2,045,612 shares	1,952,013 shares

ITEM 6.	OFFICERS AND DIRECTORS.

PART III.

Name of Directors or Nominees and Executive Officers	Title of Class	Shares Beneficially Owned (1)	Shares Beneficially Owned Include: Shares Individuals Have Rights To Acquire Within 60 Days(2)
Southern Telecom
Robert G. Dawson	SOUTHERN Common	157,527	132,007
Thomas A. Fanning	SOUTHERN Common	85,419	83,657
H. Allen Franklin	SOUTHERN Common	1,249,367	1,207,841
Charles D. McCrary	SOUTHERN Common	259,492	256,031
David M. Ratcliffe	SOUTHERN Common	227,807	214,558
R. Craig Elder	SOUTHERN Common	24,854	21,331

The directors, nominees and executive officers of Southern Telecom as a Group	SOUTHERN Common	2,004,466 shares	1,915,425 shares

Southern Management
Ronald P. Bertasi	SOUTHERN Common	13,429	13,288
Thomas A. Fanning	SOUTHERN Common	85,419	83,657
H. Allen Franklin	SOUTHERN Common	1,249,367	1,207,841
Leonard J. Haynes	SOUTHERN Common	103,169	96,000
Charles D. McCrary	SOUTHERN Common	259,492	256,031
David M. Ratcliffe	SOUTHERN Common	227,807	214,558
Robert M. Gilbert	SOUTHERN Common	2,885	2,720

The directors, nominees and executive officers of Southern Management as a Group	SOUTHERN Common	1,941,568 shares	1,874,095 shares

Southern Company GAS
C. Philip Saunders	SOUTHERN Common	61,950	61,082

Southern Nuclear
H. Allen Franklin	SOUTHERN Common	1,249,367	1,207,841
William G. Hairston, III	SOUTHERN Common	86,225	81,959
Charles D. McCrary	SOUTHERN Common	259,492	256,031
David M. Ratcliffe	SOUTHERN Common	227,807	214,558
Jack D. Woodard	SOUTHERN Common	202,960	192,580
H. L. Sumner, Jr.	SOUTHERN Common	56,972	54,495
James B. Beasley, Jr.	SOUTHERN Common	74,775	66,381
Jeffrey T. Gasser	SOUTHERN Common	35,156	27,755

The directors, nominees and executive officers of Southern Nuclear as a Group	SOUTHERN Common	2,192,754 shares	2,101,600 shares

Notes to Item 6, Part III(b):

(1)	As used in these tables, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.

(2)	Indicates shares of SOUTHERN’s common stock that directors and executive officers have the right to acquire within 60 days.

ITEM 6.	OFFICERS AND DIRECTORS.

PART III.

(c) Contracts and transactions with system companies.

ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2004 Annual Meetings of Shareholders. SAVANNAH and SOUTHERN POWER are incorporated by reference to page number III-6 and III-7 in the SOUTHERN system’s combined Form 10-K for the year ended December 31, 2003.

(d) Indebtedness to system companies. None.

(e) Participation in bonus and profit sharing arrangements and other benefits.

SOUTHERN is incorporated by reference to Executive Compensation in SOUTHERN’s definitive Proxy Statement relating to the 2004 annual meeting of stockholders. Also, ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2004 Annual Meetings of Shareholders. SAVANNAH and SOUTHERN POWER are incorporated by reference to page numbers III-10 to III-12 in the SOUTHERN system’s combined Form 10-K for the year ended December 31, 2003.

SOUTHERN’s Change in Control Plan is applicable to certain of its officers, and individual change in control agreements have been entered into with some of the most highly compensated executive officers of SCS, Southern LINC, Southern Telecom, Southern Management, Southern Company GAS and Southern Nuclear. If an executive is involuntarily terminated, other than for cause, within two years following a change in control of SOUTHERN the agreements provide for:

•	lump sum payment of two or three times annual compensation,

•	up to five years’ coverage under group health and life insurance plans,

•	immediate vesting of all stock options, stock appreciation rights and restricted stock previously granted,

•	payment of any accrued long-term and short-term bonuses and dividend equivalents, and

•	payment of any excise tax liability incurred as a result of payments made under any individual agreements.

A SOUTHERN change in control is defined under the agreements as:

•	acquisition of at least 20 percent of SOUTHERN’s stock,

•	a change in the majority of the members of SOUTHERN’s board of directors,

•	a merger or other business combination that results in SOUTHERN’s shareholders immediately before the merger owning less than 65 percent of the voting power after the merger, or

•	a sale of substantially all the assets of SOUTHERN.

If a change in control affects only a subsidiary of SOUTHERN, these payments would only be made to executives of the affected subsidiary who are involuntarily terminated as a result of that change in control.

SOUTHERN also provides in its incentive plans for pro-rata payments at not less than target-level performance if a change in control occurs and the plans are not continued or replaced with comparable plans.

On February 23, 1998, SOUTHERN and Southern Nuclear entered into a Deferred Compensation Agreement with Mr. Woodard that provided that on the fifth anniversary of the Agreement, if still employed by SOUTHERN or one of its subsidiaries, Mr. Woodard would receive the cash value of the number of shares of SOUTHERN common stock that could have been purchased for $200,000 on February 23, 1998, and on which dividends were reinvested throughout the five-year period. If certain performance goals are met, Mr. Woodard also would receive the estimated income tax expense on the compensation. Mr. Woodard could elect to defer receipt of the award until termination of employment. This Agreement expired by its terms on February 23, 2003, and the cash value of the shares on that date ($474,514) was deferred by Mr. Woodard along with the estimated income tax expense on the compensation ($366,823) for a total deferral of $841,337.

Mr. Woodard retired from Southern Nuclear on April 1, 2004. In connection with his retirement, Southern Nuclear entered into an agreement with Mr. Woodard. The Agreement provides for the payment to Mr. Woodard of $951,756. This amount will be paid in five annual installments which will be determined based on an effective interest rate of 7.5% per annum. The Agreement also contains customary releases by Southern Nuclear and Mr. Woodard and an agreement by Mr. Woodard to not engage in specified competitive activities for two years.

On February 23, 1998, SOUTHERN and Southern Nuclear entered into a Deferred Compensation Agreement with Mr. Hairston that provided that on the fifth anniversary of the Agreement, if still employed by SOUTHERN or one of its subsidiaries, Mr. Hairston would receive the cash value of the number of shares of SOUTHERN common stock that could have been purchased for $250,000 on February 23, 1998, and on which dividends were reinvested throughout the five-year period. If certain performance goals are met, Mr. Hairston also would receive the estimated income tax expense on the compensation. Mr. Hairston could elect to defer receipt of the award until termination of employment. This Agreement expired by its terms on February 23, 2003, and the cash value of the shares on that date ($601,058) was paid to Mr. Hairston along with the estimated income tax expense on the compensation ($464,647) for a total payment of $1,065,705.

On February 22, 2002, SOUTHERN, SAVANNAH, SCS and GULF entered into a Supplemental Pension Agreement with Mr. Holland. The Agreement provides that upon the retirement of Mr. Holland, he will be paid a monthly amount equal to the difference in the amount he receives from the Southern Company Pension Plan and the amount he would have received had he been employed by a subsidiary or affiliate of SOUTHERN since January 1, 1980. The Agreement also provides for lump sum payments upon Mr. Holland’s retirement equal to the amount he would have received under the Southern Company Employee Savings Plan and Employee Stock Ownership Plan had he participated in such plans in 1992.

(f) Rights to indemnity. Incorporated by reference are the by-laws, for the companies of the SOUTHERN system, contained herein as Exhibits.

ITEM 7.	CONTRIBUTIONS AND PUBLIC RELATIONS.

(1)	Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent thereof.

Name of Company	Name of Recipient or Beneficiary	Purpose	Accounts Charged, if any, per Books of Disbursing Company	Amount($)

None

SOUTHERN, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH have established political action committees and have incurred certain costs in the administration of these committees in accordance with the provisions of the Federal Election Campaign Act and the Public Utility Holding Company Act.

(2)	Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any citizens group or public relations counsel.

The information called for by this item was compiled, and memoranda from each company in the system were received and are being preserved by SOUTHERN, in accordance with the instructions to this item.

Name of Company	Name of Recipient or Beneficiary	Purpose	Accounts Charged, if any, per Books of Disbursing Company	Amount($)
ALABAMA	Business Council of Alabama	Dues & Support	930,426,506,520	320,395
			539,549,563
	Edison Electric Institute	Dues	426,921,930	625,066
	Nature Conservancy of Alabama	Dues & Support	921	2,200
	Nuclear Energy Institute	Dues	524	438,871	*
	Public Affairs Research Council of Alabama	Dues & Support	930,426	42,185

GEORGIA	Buckhead Coalition	Dues	930	5,000
	Central Atlanta Progress	Dues	930	26,750
	Edison Electric Institute	Dues	426,930	885,996
	Georgia Conservancy	Support	426	16,000
			n/a	25,000	**
	Georgia Municipal Association	Support	930	5,000
	National Association of Manufacturers	Dues	930	15,000
	National Association of Regional Councils	Support	930	2,500
	Nature Conservancy	Support	426	15,000
			n/a	260,000	**
	Nuclear Energy Institute	Dues	524,426	566,103	***
	Regional Business Coalition	Dues	930	10,000

*	This amount was paid by Southern Nuclear and billed to ALABAMA.
**	Georgia Power Foundation.
***	This amount, which excludes dues billed to joint owners of Plants Hatch and Vogtle, was paid by Southern Nuclear and billed to GEORGIA.

ITEM 7.	CONTRIBUTIONS AND PUBLIC RELATIONS. (Continued)

Name of Company	Name of Recipient or Beneficiary	Purpose	Accounts Charged, if any, per Books of Disbursing Company	Amount($)
GULF	Economic Development Council—Bay County	Support	912	20,000
	Economic Development Council—Holmes County	Support	912	10,000
	Economic Development Council—Okaloosa County	Support & Dues	912	17,000
	Chamber of Commerce—Florida	Support & Dues	912,921,426	32,065
	Chamber of Commerce—Pensacola	Support & Dues	426,912,921,930	10,681
	Chamber of Commerce—Washington County	Support	426,912	11,500
	Edison Electric Institute	Dues	921,930	150,140
	Enterprise Florida	Support	912,921	52,105
	Florida’s Great Northwest	Support & Dues	912	102,500
	Other Economic Development Councils/Activity Groups 13 Beneficiaries)	Support & Dues	921	46,400

MISSISSIPPI	Center for Public Utilities at New Mexico State University	Dues	426	2,500
	Edison Electric Institute	Dues	426,930	111,080
	Land Trust for the Mississippi Coastal Plain	Dues	426	2,000
	Mississippi Economic Council	Dues	426,930	50,000
	Mississippi Gulf Coast Economic Development Council	Dues	426,930	2,000
	Mississippi Manufacturers Association	Dues	426,930	2,300
	Mississippi Wildlife Federation	Dues	426	1,000
	Retail Association of Mississippi	Dues	426,930	2,000

SAVANNAH	Association of County Commissioners of Georgia	Dues	930	500
	Edison Electric Institute	Dues	426,930	64,437
	Georgia Conservancy	Support	426	1,000
	Georgia Municipal Association	Dues	426	500
	Nature Conservancy	Support	426	55,000
	North American Energy Standards Board	Membership	930	5,000
	Savannah Foundation	Support	426	5,000
	Southeastern Electrification Council	Membership	930	1,600
	Southeastern Electric Exchange	Membership	930	4,909
	Other Economic Development Councils/Activity Groups (3 Beneficiaries)	Dues	930	973

ITEM 8.	SERVICE, SALES AND CONSTRUCTION CONTRACTS.

PART I.

Transactions (1)	Serving Company (2)	Receiving Company (3)	Compensation (4)		Contract (5)		In Effect on Dec. 31 (Yes or No) (6)
(Note)	(Note)	Southern LINC	(Note	)	(Note	)	Yes
(Note)	(Note)	Southern Management	(Note	)	(Note	)	Yes
Sublease of railcars	SAVANNAH	GEORGIA	$318,420				Yes
Sublease of railcars	ALABAMA	MISSISSIPPI	$1,104,282				Yes
Sublease of railcars	GEORGIA	MISSISSIPPI	$73,906				Yes
Sublease of railcars	MISSISSIPPI	GEORGIA	$411,219				Yes
Sublease of railcars	ALABAMA	GEORGIA	$2,121,842				Yes
Sublease of railcars	GEORGIA	ALABAMA	$900,305				Yes
Sublease of railcars	MISSISSIPPI	ALABAMA	$33,351				Yes
Sublease of railcars	ALABAMA	SAVANNAH	$2,968				Yes
Sublease of railcars	GEORGIA	GULF	$305,394				Yes
Sublease of railcars	SAVANNAH	MISSISSIPPI	$243				Yes
Sublease of railcars	GEORGIA	SAVANNAH	$272,782				Yes
Sublease of railcars	ALABAMA	ERA	$377,400				Yes
Sublease of railcars	GEORGIA	ERA	$102,628				Yes
Sublease of railcars	GEORGIA	SCRS	$38,662				Yes
Sublease of railcars	SCRS	GEORGIA	$320,421				Yes
Sublease of railcars	SCRS	ALABAMA	$8,301				Yes

Note: The Serving Company leased the cars; the Receiving Company owns or leases the cars and the Compensation is the amount paid to the Receiving Company for use of the cars, at cost.

Southern LINC and Southern Management have agreements with SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH pursuant to which Southern LINC and Southern Management reimburse each of such companies for the full cost of services, personnel and facilities provided to Southern LINC and Southern Management.

Pursuant to such agreements, during 2003 the total reimbursements to SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH from Southern LINC were $40,791,791; $1,280,858; $2,507,025; $118,678; $145,472 and $19,761, respectively; and from Southern Management were $3,129,482, $254,657, $238,899; $85,861; none and $46,626, respectively. Southern Management in 2003 also reimbursed SCES LLC $453,220 for the full cost of services, personnel and facilities.

Southern Company GAS during 2003 also reimbursed GEORGIA and SCS for certain services which were furnished, at cost in the amounts of $419,501 and $10,457,391, respectively.

Synfuel Services has agreements with SCS, ALABAMA and GEORGIA pursuant to which Synfuel Services reimburses each of these companies for full cost of services, personnel and facilities. Pursuant to these agreements, during 2003 Synfuel Services’ reimbursements to SCS, ALABAMA and GEORGIA were $29,082, $34,151,396 and $33,183,094, respectively.

SCES LLC has agreements with SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI, SAVANNAH, Southern Management, and Southern Nuclear for services, personnel and facilities. During 2003, SCES LLC reimbursed to SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI, SAVANNAH, Southern Management and Southern Nuclear $2,602,210; $248,500; $342,206; $8,839; none; $1,513;$299,269 and $10,268, respectively.

PART II. None.

PART III. None.

ITEM 9.	WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I (a) See Item 6—Part I for the name of the company, its location and business address.

PART I (b)

Key terms:       EWG means Exempt Wholesale Generator

FUCO means Foreign Utility Company

SPS means Special Purpose Subsidiary

IS means Intermediate Subsidiary

COMPANY	EWG, FUCO, SPS, IS	OWNERSHIP	% OWNED		SOUTHERN COMPANY’S DIRECT OR INDIRECT INVESTMENT IN THIS ENTITY AS DEFINED UNDER RULES 53 AND 58
SE Finance Capital Corporation II (See Note 1)	SPS	Southern Company Holdings, Inc.	100%		—
SE Finance Capital Corporation (See Note 1)	SPS	SE Finance Capital Corporation II	100%		—
Southern Energy Finance Company, Inc. (See Note 1)	IS	SE Finance Capital Corporation	100%		—
EPZ Lease, Inc.	IS	Southern Energy Finance Company, Inc.	100%		—
EPZ Lease, LLC	IS	EPZ Lease, Inc. Southern Energy Finance Company, Inc.	99 1	% %	—
EPZ Lease Holding A, LLC	IS	EPZ Lease, LLC EPZ Lease, Inc.	99 1	% %	—
EPZ Lease Holding B, LLC	IS	EPZ Lease, LLC EPZ Lease, Inc.	99 1	% %	—
EPZ Lease Holding C, LLC	IS	EPZ Lease, LLC EPZ Lease, Inc.	99 1	% %	—
EPZ Lease Trust A	FUCO	EPZ Lease Holding A, LLC	100%		See Note 2
EPZ Lease Trust B	FUCO	EPZ Lease Holding B, LLC	100%		See Note 2
EPZ Lease Trust C	FUCO	EPZ Lease Holding C, LLC	100%		See Note 2
Southern Company Capital Funding, Inc.	IS	Southern Company Holdings, Inc.	100%		—
Southern Company Capital Trust IV	SPS	Southern Company Capital Funding, Inc.	100%		—
Southern Company Capital Trust V	SPS	Southern Company Capital Funding, Inc.	100%		—
Southern Company Capital Trust VI	SPS	Southern Company Capital Funding, Inc.	100%		—

ITEM 9.	WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I(b)

COMPANY	EWG, FUCO, SPS IS ER	OWNERSHIP	% OWNED		SOUTHERN COMPANY’S DIRECT OR INDIRECT INVESTMENT IN THIS ENTITY AS DEFINED UNDER RULES 53 AND 58
Dutch Gas Lease, Inc.	IS	Southern Energy Finance Company, Inc.	100%		—
Dutch Gas Lease, LLC	IS	Dutch Gas Lease, Inc. Southern Energy Finance Company, Inc.	99 1	% %	—
Dutch Gas Lease Holding A, L.L.C.	IS	Dutch Gas Lease, L.L.C.	100%		—
Dutch Gas Lease Trust A	FUCO	Dutch Gas Lease Holding A, L.L.C.	100%		See Note 2
Dutch Gas Lease Holding B, L.L.C.	IS	Dutch Gas Lease, L.L.C.	100%		—
Dutch Gas Lease Trust B	FUCO	Dutch Gas Lease Holding B. L.L.C.	100%		See Note 2
Dutch Gas Lease Holding C, L.L.C.	IS	Dutch Gas Lease, L.L.C.	100%		—
Dutch Gas Lease Trust C	FUCO	Dutch Gas Lease Holding C, L.L.C.	100%		See Note 2
NUON Lease, Inc.	IS	Southern Energy Finance Company, Inc.	100%		—
NUON Lease Holding D, L.L.C.	IS	NUON Lease, Inc.	100%		—
NUON Lease Trust D	FUCO	NUON Lease Holding D, L.L.C.	100%		See Note 2
NUON Lease Holding E, L.L.C.	IS	NUON Lease, Inc.	100%		—
NUON Lease Trust E	FUCO	NUON Lease Holding E, L.L.C.	100%		See Note 2
NUON Lease Holding F, L.L.C.	IS	NUON Lease, Inc.	100%		—
NUON Lease Trust F	FUCO	NUON Lease Holding F, L.L.C.	100%		See Note 2
GAMOG Lease, Inc.	IS	Southern Energy Finance Company, Inc.	100%		—
GAMOG Lease Holding G, L.L.C.	IS	Gamog Lease, Inc.	100%		—
GAMOG Lease Trust G	FUCO	Gamog Lease Holding G, L.L.C.	100%		See Note 2
GAMOG Lease Holding H, L.L.C.	IS	Gamog Lease, Inc.	100%		—
GAMOG Lease Trust H	FUCO	Gamog Lease Holding H, L.L.C.	100%		See Note 2
GAMOG Lease Holding I, L.L.C.	IS	Gamog Lease, Inc.	100%		—
GAMOG Lease Trust I	FUCO	Gamog Lease Holding I, L.L.C.	100%		See Note 2

ITEM 9.	WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I(b)

COMPANY	EWG, FUCO, SPS IS ER	OWNERSHIP	% OWNED	SOUTHERN COMPANY’S DIRECT OR INDIRECT INVESTMENT IN THIS ENTITY AS DEFINED UNDER RULES 53 AND 58
Southern Company-Florida LLC	EWG	Southern Power Company	100%	$260,575,639
Southern Company Holdings, Inc.	SPS	SOUTHERN	100%	—
SE Choctaw, Inc.	IS	SE Finance Capital Corporation II	100%	—
SE Choctaw LLC	EWG	SE Choctaw, Inc.	100%	$59,907,662

SOUTHERN’s aggregate investment as defined under Rules 53 and 58 in EWGs and FUCOs at December 31, 2003 was $320,483,301.

NOTE 1

SOUTHERN has executed limited keep-well commitments whereby SOUTHERN would be required to make capital contributions to SE Finance Capital Corporation II, SE Finance Capital Corp. or Southern Energy Finance Company, Inc. in the event of a shortfall in the scheduled debt service resulting from certain changes in the payments due from SOUTHERN under the Southern Company Income Tax Allocation Agreement. The maximum potential capital contribution required under these commitments is the unamortized balance of the related loans, which totaled approximately $380 million as of December 31, 2003.

NOTE 2

As discussed in SOUTHERN’s Application on Form U-1 (File No. 70-9727) relating to the spin-off of Mirant, SOUTHERN and Mirant reorganized certain energy-related and FUCO activities and Mirant completed a tax-free distribution to SOUTHERN of these activities on March 5, 2001 (the “Mini-Spin”). On April 2, 2001, SOUTHERN completed the spin-off of its remaining ownership interest in Mirant to SOUTHERN’s shareholders. Therefore, the four indirect subsidiaries (EPZ Lease, Inc., Dutch Gas Lease, Inc., GAMOG Lease, Inc. and NUON Lease, Inc.) obtained through the Mini-Spin are the only remaining FUCOs held by SOUTHERN. Although it now owns all of the equity in these companies as a result of the Mini-Spin, SOUTHERN has no direct or indirect investment or any aggregate investment within the meaning of Rule 53 in these FUCOs.

ITEM 9.	WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I(c)

COMPANIES	DEBT TO EQUITY	EARNINGS
SE Finance Capital Corporation II	2.0	$52,167,008
SE Choctaw LLC	0	$59,907,662
SE Finance Capital Corporation	2.1	$46,546,539
Southern Energy Finance Company, Inc.	0.5	$49,557,585

EPZ Lease, Inc.
EPZ Lease, LLC
EPZ Lease Holdings A, LLC
EPZ Lease Trust A
EPZ Lease Holdings B LLC
EPZ Lease Trust B
EPZ Lease Holdings C LLC
EPZ Lease Trust C

Dutch Gas Lease, Inc.
Dutch Gas Lease, LLC
Dutch Gas Lease Holdings A, LLC
Dutch Gas Lease Trust A
Dutch Gas Lease Holdings B LLC
Dutch Gas Lease Trust B
Dutch Gas Lease Holdings C LLC
Dutch Gas Lease Trust C

GAMOG Lease, Inc.
GAMOG Lease Holdings A, LLC
GAMOG Lease Trust A
GAMOG Lease Holdings B, LLC
GAMOG Lease Trust B
GAMOG Lease Holdings C, LLC
GAMOG Lease Trust C

Nuon Lease, Inc.
Nuon Lease Holdings D, LLC
Nuon Lease Trust D
Nuon Lease Holdings E, LLC
Nuon Lease Trust E
Nuon Lease Holdings F, LLC
Nuon Lease Trust F

Southern Company-Florida LLC	0	$260,575,639

PART I(d)

None.

PART II

Exhibits G and H, submitted with this filing, are being incorporated by reference.

ITEM 9.	WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART III

SOUTHERN’s aggregate investment in EWGs and FUCOs at December 31, 2003 is as follows:

	Total[1]	Equity[1]	Debt	Guarantees[2]
	(in thousands)
Investment In EWGs & FUCOs (A)	$320,483	$195,913	$56,000	$68,570

Investment in Domestic Public-Utility Subs	SOUTHERN’s Investment (in thousands)
	Total	Equity	Debt	Guarantees
ALABAMA	$2,217,068	$2,217,068	$—	$—
GEORGIA	$2,552,788	$2,552,788	—	—
GULF	$402,924	$402,924	—	—
MISSISSIPPI	$330,532	$330,532	—	—
SAVANNAH	$78,640	$78,640	—	—
SOUTHERN POWER	$658,306	$658,306	—	—
SEGCO	$33,848	$33,848	—	—
(B) Total Domestic Public—Utility Subsidiaries	$6,466,112	$6,466,112	$—	$—

RATIO A÷B	0.050 [1]

(1)	Following the completion of the spin-off of Mirant on April 2, 2001 and as discussed in SOUTHERN’s Application on Form U-1 (File No. 70-9727) relating to the spin-off, SOUTHERN retained only four indirect subsidiaries (EPZ Lease, Inc., Dutch Gas Lease, Inc., GAMOG Lease, Inc. and NUON Lease, Inc.) that qualify as FUCOs and none that qualify as EWGs. SOUTHERN has no equity or debt investment within the meaning of Rule 53 in these four FUCO subsidiaries.

(2)	SOUTHERN agreed to grant performance guarantees on behalf of SOUTHERN POWER and its subsidiary, Southern Company – Florida LLC (SCF), for SCF’s payment obligations under ownership and power purchase agreements associated with Plant Stanton in Orlando. Construction of Plant Stanton was completed and the unit placed in commercial operation in October 2003. Subsequently, the guarantees have been transferred to SOUTHERN POWER and SOUTHERN has been released from these guarantees.

Acting as an agent for all of SOUTHERN’s operating companies, SOUTHERN POWER and Southern Company GAS, SCS may enter into various types of wholesale energy and natural gas contracts. Under these agreements, each of the operating companies, SOUTHERN POWER and Southern Company GAS may be jointly and severally liable for the obligations of each of the operating companies, SOUTHERN POWER and Southern Company GAS. The creditworthiness of SOUTHERN POWER and Southern Company GAS is currently inferior to the creditworthiness of the operating companies; therefore, SOUTHERN has entered into keep-well agreements with each of the operating companies to insure they will not subsidize nor be responsible for any costs, losses, liabilities or damages resulting from the inclusion of SOUTHERN POWER and Southern Company GAS as a contracting party under these agreements.

ITEM 10 – FINANCIAL STATEMENTS AND EXHIBITS

SOUTHERN AND SUBSIDIARY COMPANIES

INDEX TO FINANCIAL STATEMENTS

December 31, 2003

Page Number
FINANCIAL STATEMENTS:
Consolidating Statement of Income for the Year Ended December 31, 2003	A-1
Consolidating Statement of Cash Flows for the Year Ended December 31, 2003	A-3
Consolidating Balance Sheet at December 31, 2003	A-5
Consolidating Statement of Capitalization at December 31, 2003	A-9
Consolidating Statement of Retained Earnings for the Year Ended December 31, 2003	A-13
Consolidating Statement of Paid-in Capital for the Year Ended December 31, 2003	A-14
Consolidating Statements of Comprehensive Income for the Year Ended December 31, 2003	A-15
Consolidating Statements of Accumulated Other Comprehensive Income for the Year Ended December 31, 2003	A-15
Notes to Financial Statements at December 31, 2003	A-16

OTHER FINANCIAL STATEMENTS:
ALABAMA consolidated with ALABAMA TRUST II, ALABAMA TRUST III, ALABAMA TRUST IV and ALABAMA TRUST V	A-17
Alabama Property Company (Unaudited; Not consolidated in Parent, ALABAMA)	A-22
GEORGIA consolidated with PIEDMONT, GEORGIA TRUST IV, GEORGIA TRUST V and GEORGIA TRUST VI	A-24
GULF consolidated with GULF TRUST I, GULF TRUST II, GULF TRUST III and GULF TRUST IV	A-29
MISSISSIPPI consolidated with MISSISSIPPI TRUST II	A-33
SAVANNAH consolidated with SAVANNAH ELECTRIC TRUST I	A-37
SOUTHERN POWER consolidated with SOUTHERN COMPANY FLORIDA, SOUTHERN COMPANY JET PORT, KLONDIKE, McLEOD and CHEROKEE	A-41
SOUTHERN HOLDINGS consolidated with SE FINANCE CAPITAL CORP II, CAPITAL FUNDING, SCES LLC, ALABAMA SYNFUEL ENERGY, SYNFUEL SERVICES, ERA, ELECTROTECHNOLOGIES, SCRS and SERC	A-45

EXHIBITS	A-49

SCHEDULES:

Schedules supporting financial statements of ALABAMA, GEORGIA, GULF, MISSISSIPPI, SAVANNAH and SEGCO are incorporated by reference to those companies’ annual reports on Federal Energy Regulatory Commission Form 1 for the year ended December 31, 2003, as filed with the Federal Energy Regulatory Commission.

A

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

(Stated in Thousands of Dollars)

	Consolidated	Intercompany Eliminations and Transfers Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	Southern Funding
Operating Revenues:
Retail sales	$8,874,655	$—	$—	$3,051,463	$4,309,972	$699,174	$516,301	$297,745	$—	$—
Sales for resale —
Non-affiliates	1,357,797	—	—	487,456	259,376	76,767	249,986	5,653	—	—
Affiliates	—	(1,052,422)	—	277,287	174,855	63,268	26,723	6,499	175,012	—
Other electric revenues	515,033	(10,184)	—	143,955	169,304	38,488	76,914	4,158	1,763	—
Other revenues	503,944	(5,793)	—	—	—	—	—	—	—	—

Total operating revenues	11,251,429	(1,068,399)	—	3,960,161	4,913,507	877,697	869,924	314,055	176,775	—

Operating Expenses:
Fuel	3,030,887	(90,167)	—	1,067,821	1,103,963	316,503	229,251	55,308	110,034	—
Purchased power —
Non-affiliates	472,732	619	—	110,885	258,621	17,137	18,523	5,713	—	—
Affiliates	—	(1,036,850)	—	204,353	516,944	33,020	74,674	83,792	—	—
Other operations	2,302,491	(32,263)	49,853	611,418	827,972	140,166	230,075	56,823	22,695	—
Maintenance	936,643	—	—	309,451	419,206	70,534	70,043	26,798	21,346	—
Depreciation and amortization	1,027,476	—	—	412,919	349,984	82,322	55,700	20,499	11,343	—
Taxes other than income taxes	586,036	—	250	228,414	212,827	66,115	53,991	14,665	1,161	—

Total operating expenses	8,356,265	(1,158,661)	50,103	2,945,261	3,689,517	725,797	732,257	263,598	166,579	—

Operating Income	2,895,164	90,262	(50,103)	1,014,900	1,223,990	151,900	137,667	50,457	10,196	—
Other Income and (Expense):
Allowance for equity funds used during construction	24,645	—	—	12,594	10,752	712	—	193	394	—
Interest income	35,635	(101,234)	10,643	15,220	15,625	888	617	290	—	3,742
Equity in earnings (losses) of unconsolidated subsidiaries	(183,939)	(1,616,403)	1,511,910	3,247	3,557	64	36	56	—	—
Leveraged lease income	65,778	—	—	—	—	—	—	—	—	—
Interest expense, net of amounts capitalized	(527,295)	100,674	(92,340)	(214,302)	(182,583)	(31,069)	(14,369)	(9,590)	(3,110)	(3,742)
Distributions on mandatorily redeemable preferred securities	(151,358)	—	—	(15,255)	(59,675)	(7,085)	(2,520)	(2,740)	—	—
Preferred dividends of subsidiaries	(21,167)	—	—	(18,267)	(670)	(217)	(2,013)	—	—	—
Other income (expense), net	(51,819)	(60)	(8,203)	(34,949)	(14,108)	(5,306)	(604)	(751)	458	—

Total other income and (expense)	(809,520)	(1,617,023)	1,422,010	(251,712)	(227,102)	(42,013)	(18,853)	(12,542)	(2,258)	—

Earnings From Continuing Operations Before Income Taxes	2,085,644	(1,526,761)	1,371,907	763,188	996,888	109,887	118,814	37,915	7,938	—
Income taxes	612,460	—	(101,927)	290,378	366,311	40,877	45,315	15,108	1,532	—

Earnings From Continuing Operations Before Cumulative Effect of Accounting Change	1,473,184	(1,526,761)	1,473,834	472,810	630,577	69,010	73,499	22,807	6,406	—
Cumulative effect of accounting change— less income taxes of $231	367	—	—	—	—	—	—	—	—	—

Consolidated Net Income	$1,473,551	$(1,526,761)	$1,473,834	$472,810	$630,577	$69,010	$73,499	$22,807	$6,406	$—

Common Stock Data:
Earnings Per Share from continuing operations—		Average number of shares of common stock outstanding (stated in thousands)—
Basic	$2.03	Basic	726,702
Diluted	$2.02	Diluted	731,905
Earnings Per Share including discontinued operations—		Cash dividends paid per share of common stock	$1.38½
Basic	$2.03
Diluted	$2.02

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

(Stated in Thousands of Dollars)

(Continued)

	Southern Power	Southern Holdings	Southern Mgt Dev	Southern LINC	Powercall	Southern Telecom	Southern Gas	Deferred Cash Trust	Deferred Stock Trust	Change in Control Trust
Operating Revenues:
Retail sales	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Sales for resale—
Non-affiliates	278,559	—	—	—	—	—	—	—	—	—
Affiliates	312,586	819	51	15,322	—	—	—	—	—	—
Other electric revenues	90,635	—	—	—	—	—	—	—	—	—
Other revenues	—	142,926	5,720	182,865	—	9,735	168,491	—	—	—

Total operating revenues	681,780	143,745	5,771	198,187	—	9,735	168,491	—	—	—

Operating Expenses:
Fuel	115,256	—	—	—	—	—	122,918	—	—	—
Purchased power—
Non-affiliates	61,234	—	—	—	—	—	—	—	—	—
Affiliates	124,067	—	—	—	—	—	—	—	—	—
Other operations	50,852	151,035	8,903	123,276	28	7,411	54,185	11	—	51
Maintenance	11,389	—	—	7,876	—	—	—	—	—	—
Depreciation and amortization	39,012	16,928	228	31,113	—	1,657	5,771	—	—	—
Taxes other than income taxes	6,665	—	9	1,630	—	238	71	—	—	—

Total operating expenses	408,475	167,963	9,140	163,895	28	9,306	182,945	11	—	51

Operating Income	273,305	(24,218)	(3,369)	34,292	(28)	429	(14,454)	(11)	—	(51)
Other Income and (Expense):
Allowance for equity funds used during construction	—	—	—	—	—	—	—	—	—	—
Interest income	435	88,239	53	63	19	24	—	30	221	760
Equity in earnings (losses) of unconsolidated subsidiaries	—	(93,282)	6,875	1	—	—	—	—	—	—
Leveraged lease income	—	65,778	—	—	—	—	—	—	—	—
Interest expense, net of amounts capitalized	(31,708)	(38,107)	(262)	(4,873)	—	(446)	(1,468)	—	—	—
Distributions on mandatorily redeemable preferred securities	—	(64,083)	—	—	—	—	—	—	—	—
Preferred dividends of subsidiaries	—	—	—	—	—	—	—	—	—	—
Other income (expense), net	(2,029)	1,630	(40)	(3,777)	—	15,888	(21)	—	53	—

Total other income and (expense)	(33,302)	(39,825)	6,626	(8,586)	19	15,466	(1,489)	30	274	760

Earnings From Continuing Operations Before Income Taxes	240,003	(64,043)	3,257	25,706	(9)	15,895	(15,943)	19	274	709
Income taxes	85,221	(145,157)	(1,390)	10,209	26	5,957	—	—	—	—

Earnings Before Cumulative Effect of Accounting Change	154,782	81,114	4,647	15,497	(35)	9,938	(15,943)	19	274	709
Cumulative effect of accounting change—less income taxes of $231	367	—	—	—	—	—	—	—	—	—

Consolidated Net Income	$155,149	$81,114	$4,647	$15,497	$(35)	$9,938	$(15,943)	$19	$274	$709

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

(Stated in Thousands of Dollars)

	Consolidated	Intercompany Eliminations and Transfers Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	SCS	Southern Nuclear
Operating Activities:
Consolidated net income	$1,473,551	$(1,547,928)	$1,473,834	$491,077	$631,247	$69,227	$75,512	$22,807	$6,406	$—	$—
Adjustments to reconcile consolidated net income to net cash provided from (used for) operating activities—
Depreciation and amortization	1,163,139	—	635	467,085	390,201	87,949	60,226	22,587	11,674	22,520	854
Deferred income taxes and investment tax credits	450,974	—	(30,932)	153,154	230,221	2,303	(8,562)	793	2,006	—	(7,562)
Plant Daniel capacity	60,300	—	—	—	—	—	60,300	—	—	—	—
Deferred capacity revenues	(15,316)	(15,724)	—	(9,589)	—	—	—	—	—	—	—
Equity in losses of unconsolidated subsidiaries	93,772	1,520,405	(1,511,910)	(3,246)	(2,393)	55	—	—	—	(205)	(358)
Leveraged lease income	(65,778)	—	—	—	—	—	—	—	—	—	—
Pension, postretirement, and other employee benefits	(18,656)	—	792	(32,029)	(29,118)	(717)	(1,014)	6,215	—	17,940	16,838
Tax benefit of stock options	29,782	(30,533)	29,782	8,680	11,649	1,768	2,323	884	—	—	3,801
Settlement of interest rate hedges	(115,771)	—	—	(7,957)	(11,250)	(3,266)	—	—	—	—	—
Other, net	10,831	11,200	1,455	14,639	5,161	6,774	6,517	4,015	316	(10,172)	(15,994)
Changes in certain current assets and liabilities—
Receivables, net	5,770	(12,485)	9,084	7,134	(4,870)	8,223	21,038	1,189	(3,996)	(4,885)	(652)
Fossil fuel stock	(17,172)	—	—	(13,251)	(17,490)	1,837	2,070	(323)	—	—	—
Materials and supplies	(11,522)	—	—	(4,651)	(7,677)	(1,091)	(1,607)	516	—	149	—
Other current assets	27,038	(11,537)	8,882	(953)	(2,352)	12,207	1,750	4,057	(95)	16,237	(2,054)
Accounts payable	(67,103)	(7,732)	(24,162)	50,928	(49,598)	(1,105)	(12,292)	3,713	(1,652)	(43,294)	2,666
Accrued taxes	19,012	11,535	11,301	(33,507)	52,348	(549)	(8,976)	(983)	(979)	35	1,148
Other current liabilities	43,510	3,160	(7,843)	30,580	16,734	7,576	(13,804)	(5,311)	1,114	819	(287)

Net cash provided from (used for) operating activities of continuing operations	3,066,361	(79,639)	(39,082)	1,118,094	1,212,813	191,191	183,481	60,159	14,794	(856)	(1,600)

Investing Activities:
Gross property additions	(2,001,878)	939	—	(648,560)	(742,810)	(99,284)	(69,345)	(40,242)	(11,782)	(8,888)	(3,269)
Investment in unconsolidated subsidiaries	(72,338)	(1,111,394)	1,113,015	—	—	—	—	—	—	(1,621)	—
Cost of removal net of salvage	(80,381)	—	—	(35,440)	(28,265)	(7,881)	(5,811)	(613)	(2,327)	—	—
Other	(39,157)	(748,238)	57,760	(13,763)	(16,262)	(4,440)	(2,080)	1,508	(1)	(953)	799

Net cash provided from (used for) investing activities of continuing operations	(2,193,754)	(1,858,693)	1,170,775	(697,763)	(787,337)	(111,605)	(77,236)	(39,347)	(14,110)	(11,462)	(2,470)

Financing Activities:
Increase (decrease) in notes payable, net	(365,958)	336,603	(175,906)	(36,991)	(220,400)	9,187	—	(2,897)	(47,814)	—	—
Proceeds—
Long-term debt	3,494,886	—	—	1,415,000	1,000,000	286,625	90,000	73,870	50,000	891	—
Mandatorily redeemable preferred securities	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	125,000	—	—	125,000	—	—	—	—	—	—	—
Common Stock	470,480	(50,000)	470,480	50,000	—	—	—	—	—	—	—
Capital contributions from parent company	—	(94,142)	—	17,826	40,809	13,315	4,912	6,757	20	—	4,758
Redemptions—
Long-term debt	(3,009,732)	430,339	(430,339)	(1,507,943)	(665,000)	(233,382)	(120,828)	(39,411)	—	(3,031)	—
Mandatorily redeemable preferred securities	(479,514)	—	—	—	—	(85,000)	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	—	—	—
Common Stock Repurchased	—	—	—	—	—	—	—	—	—	—	—
Capital distributions to parent company	—	77,000	—	—	—	—	—	—	—	—	—
Payment of preferred stock dividends	—	21,107	—	(18,181)	(696)	(217)	(2,013)	—	—	—	—
Payment of common stock dividends	(1,004,445)	1,217,425	(1,004,445)	(430,200)	(565,800)	(70,200)	(66,000)	(23,000)	(2,225)	—	—
Other	(64,813)	—	—	(14,775)	(22,563)	(10,644)	(5,891)	(2,166)	(526)	—	—

Net cash provided from (used for) financing activities of continuing operations	(834,096)	1,938,332	(1,140,210)	(400,264)	(433,650)	(90,316)	(99,820)	13,153	(545)	(2,140)	4,758

Net Change in Cash and Cash Equivalents	38,511	—	(8,517)	20,067	(8,174)	(10,730)	6,425	33,965	139	(14,458)	688
Cash and Cash Equivalents at Beginning of Period	272,762	—	8,795	22,685	16,873	13,278	62,695	3,978	559	19,337	858

Cash and Cash Equivalents at End of Period	$311,273	$—	$278	$42,752	$8,699	$2,548	$69,120	$37,943	$698	$4,879	$1,546

Supplemental Cash Flow Information:
Cash paid during the period for—
Interest (net of amount capitalized)	$602,583	$(92,324)	$96,141	$185,272	$215,463	$37,468	$17,334	$11,334	$—	$4,592	$—
Income taxes	188,539	—	(80,946)	161,004	145,048	23,777	60,618	8,439	546	(246)	2,831

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

(Stated in Thousands of Dollars)

(Continued)

	Southern Funding	Southern Power	Southern Holdings	Southern Mgt Dev	Southern LINC	Powercall	Southern Telecom	Southern Gas	Deferred Cash Trust	Deferred Stock Trust	Change in Control Trust
Operating Activities:
Consolidated net income	$—	$155,149	$81,114	$4,647	$15,497	$(35)	$9,938	$(15,943)	$19	$274	$709
Adjustments to reconcile consolidated net income to net cash provided from (used for) operating activities—
Depreciation and amortization	—	43,712	16,928	228	31,113	—	1,657	5,770	—	—	—
Deferred income taxes and investment tax credits	—	22,521	82,485	—	1,575	—	2,972	—	—	—	—
Plant Daniel capacity	—	—	—	—	—	—	—	—	—	—	—
Deferred capacity revenues	—	9,997	—	—	—	—	—	—	—	—	—
Equity in losses of unconsolidated subsidiaries	—	—	93,282	(1,846)	(12)	—	—	—	—	—	—
Leveraged lease income	—	—	(65,778)	—	—	—	—	—	—	—	—
Pension, postretirement, and other employee benefits	—	—	149	(4)	2,222	—	70	—	—	—	—
Tax benefit of stock options	—	130	61	16	1,202	—	—	19	—	—	—
Settlement of interest rate hedges	—	(93,298)	—	—	—	—	—	—	—	—	—
Other, net	—	(25,787)	20,207	(5,306)	892	—	451	(3,104)	(19)	—	(414)
Changes in certain current assets and liabilities—
Receivables, net	—	(7,008)	(29,341)	4,380	2,040	24	3,337	12,812	—	—	(254)
Fossil fuel stock	—	5,232	—	—	—	—	—	4,753	—	—	—
Materials and supplies	—	(1,570)	7,152	147	(2,890)	—	—	—	—	—	—
Other current assets	—	(9,675)	14,309	196	410	—	(2,320)	(2,024)	—	—	—
Accounts payable	—	32,694	(11,207)	(38)	(5,083)	(373)	(800)	232	—	—	—
Accrued taxes	—	(6,939)	(4,536)	1,127	(1,553)	32	18	(510)	—	—	—
Other current liabilities	—	9,535	(1,975)	(192)	551	—	2,896	(43)	—	—	—

Net cash provided from (used for) operating activities of continuing operations	—	134,693	202,850	3,355	45,964	(352)	18,219	1,962	—	274	41

Investing Activities:
Gross property additions	—	(344,362)	(10,177)	(211)	(22,625)	—	(477)	(785)	—	—	—
Investment in unconsolidated subsidiaries	—	—	(72,774)	436	—	—	—	—	—	—	—
Cost of removal net of salvage	—	—	—	—	(44)	—	—	—	—	—	—
Other	279,152	(16,931)	416,857	1,343	5,791	—	37	1,529	—	(1,265)	—

Net cash provided from (used for) investing activities of continuing operations	279,152	(361,293)	333,906	1,568	(16,878)	—	(440)	744	—	(1,265)	—

Financing Activities:
Increase (decrease) in notes payable, net	(279,152)	93,859	(3,597)	850	(30,870)	—	(7,780)	(1,050)	—	—	—
Proceeds—
Long-term debt	—	575,000	3,500	—	—	—	—	—	—	—	—
Mandatorily redeemable preferred securities	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	—	—	—
Common Stock	—	—	—	—	—	—	—	—	—	—	—
Capital contributions from parent company	—	5,953	3,379	(5,005)	87	—	303	—	—	1,028	—
Redemptions—
Long-term debt	—	(379,640)	(60,469)	—	(28)	—	—	—	—	—	—
Mandatorily redeemable preferred securities	—	—	(394,514)	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	—	—	—
Common Stock Repurchased	—	—	—	—	—	—	—	—	—	—	—
Capital distributions to parent company	—	(77,000)	—	—	—	—	—	—	—	—	—
Payment of preferred stock dividends	—	—	—	—	—	—	—	—	—	—	—
Payment of common stock dividends	—	—	(60,000)	—	—	—	—	—	—	—	—
Other	—	(8,248)	—	—	—	—	—	—	—	—	—

Net cash provided from (used for) financing activities of continuing operations	(279,152)	209,924	(511,701)	(4,155)	(30,811)	—	(7,477)	(1,050)	—	1,028	—

Net Change in Cash and Cash Equivalents	—	(16,676)	25,055	768	(1,725)	(352)	10,302	1,656	—	37	41
Cash and Cash Equivalents at Beginning of Period	10	19,474	90,363	345	8,564	2,165	1,150	1,432	—	196	5

Cash and Cash Equivalents at End of Period	$10	$2,798	$115,418	$1,113	$6,839	$1,813	$11,452	$3,088	$—	$233	$46

Supplemental Cash Flow Information:
Cash paid during the period for—
Interest (net of amount capitalized)	$—	$105,765	$18,832	$—	$934	$—	$305	$1,467	$—	$—	$—
Income taxes	—	77,993	(225,604)	2,791	8,953	—	3,335	—	—	—	—

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—DECEMBER 31, 2003

(Stated in Thousands of Dollars)

	Consolidated	Intercompany Eliminations and Transfers Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	SCS	Southern Nuclear
ASSETS
Current Assets:
Cash and cash equivalents	$311,273	$—	$278	$42,752	$8,699	$2,548	$69,120	$37,943	$698	$4,879	$1,546
Receivables—
Customer accounts receivable	695,043	—	—	240,562	261,771	44,001	30,514	19,674	—	—	—
Unbilled revenues	275,394	—	—	95,953	117,327	31,548	19,278	11,288	—	—	—
Under recovered regulatory clause revenues	187,866	—	—	—	151,447	21,812	14,607	—	—	—	—
Other accounts and notes receivable	338,559	—	19,004	53,547	101,783	6,179	8,088	1,138	5	109,823	1,316
Affiliated companies	187	(834,341)	125,261	48,876	52,413	9,826	12,160	4,872	37,702	242,845	59,158
Accumulated provision for uncollectible accounts	(30,155)	—	—	(4,756)	(5,350)	(947)	(897)	(641)	—	—	—
Fossil fuel stock, at average cost	316,126	—	—	86,993	137,537	35,354	25,233	8,652	—	—	—
Vacation pay	96,700	—	—	35,530	50,150	5,254	5,766	—	—	—	—
Materials and supplies, at average cost	570,786	—	—	211,690	271,040	35,930	23,670	9,070	668	1,192	—
Prepaid expenses	125,477	(91,753)	14,049	44,608	46,157	6,314	31,932	25,796	343	11,881	10,071
Other	30,193	—	—	19,454	83	4,981	2,857	623	—	4	—

Total current assets	2,917,449	(926,094)	158,592	875,209	1,193,057	202,800	242,328	118,415	39,416	370,624	72,091

Property, Plant, and Equipment:
In service	40,339,783	—	—	14,224,117	18,171,862	2,306,959	1,841,668	912,504	377,064	248,281	8,281
Less accumulated depreciation	14,303,515	—	—	4,905,920	6,898,725	847,519	672,730	402,394	219,847	130,780	5,305

	26,036,268	—	—	9,318,197	11,273,137	1,459,440	1,168,938	510,110	157,217	117,501	2,976
Nuclear fuel, at amortized cost	222,667	—	—	93,611	129,056	—	—	—	—	—	—
Construction work in progress	1,274,889	—	—	321,316	341,783	49,438	25,844	14,121	7,303	241	696

Total property, plant, and equipment	27,533,824	—	—	9,733,124	11,743,976	1,508,878	1,194,782	524,231	164,520	117,742	3,672

Other Property and Investments:
Nuclear decommissioning trusts, at fair value	807,893	—	—	384,574	423,319	—	—	—	—	—	—
Leveraged leases	837,843	—	—	—	—	—	—	—	—	—	—
Equity investments in unconsolidated subsidiaries	75,808	(10,996,100)	10,885,503	47,811	38,714	1,393	1,659	1,888	—	8,392	1,643
Other	162,385	(978,173)	15,522	16,992	37,142	11,204	1,091	360	7	69	—

Total other property and investments	1,883,929	(11,974,273)	10,901,025	449,377	499,175	12,597	2,750	2,248	7	8,461	1,643

Deferred Charges and Other Assets:
Deferred charges related to income taxes	874,443	—	—	321,077	509,887	18,263	12,125	9,611	3,480	—	—
Prepaid pension costs	911,442	(53,461)	—	446,256	405,164	42,014	18,167	—	—	53,302	—
Unamortized debt issuance expense	151,560	—	1,994	23,457	75,245	6,877	6,993	5,652	647	191	—
Unamortized loss on reacquired debt	326,389	—	—	110,946	177,707	19,389	10,201	7,488	658	—	—
Other	446,147	(337,240)	31,160	111,178	177,817	28,235	31,038	42,276	1,464	63,398	187,410

Total deferred charges and other assets	2,709,981	(390,701)	33,154	1,012,914	1,345,820	114,778	78,524	65,027	6,249	116,891	187,410

Total Assets	$35,045,183	$(13,291,068)	$11,092,771	$12,070,624	$14,782,028	$1,839,053	$1,518,384	$709,921	$210,192	$613,718	$264,816

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—DECEMBER 31, 2003

(Stated in Thousands of Dollars)

(Continued)

	Southern Funding	Southern Power	Southern Holdings	Southern Mgt Dev	Southern LINC	Powercall	Southern Telecom	Southern Gas	Deferred Cash Trust	Deferred Stock Trust	Change in Control Trust
ASSETS
Current Assets:
Cash and cash equivalents	$10	$2,798	$115,418	$1,113	$6,839	$1,813	$11,452	$3,088	$—	$233	$46
Receivables—
Customer accounts receivable	—	10,772	14,218	316	18,978	—	834	53,403	—	—	—
Unbilled revenues	—	—	—	—	—	—	—	—	—	—	—
Under recovered regulatory clause revenues	—	—	—	—	—	—	—	—	—	—	—
Other accounts and notes receivable	—	270	35,495	—	11	—	10	1,467	—	—	423
Affiliated companies	194,922	14,130	26,662	273	1,761	—	67	3,600	—	—	—
Accumulated provision for uncollectible accounts	—	(350)	(228)	(140)	(2,176)	—	(151)	(14,519)	—	—	—
Fossil fuel stock, at average cost	—	5,798	—	—	—	—	—	16,559	—	—	—
Vacation pay	—	—	—	—	—	—	—	—	—	—	—
Materials and supplies, at average cost	—	8,123	1,827	1,352	6,224	—	—	—	—	—	—
Prepaid expenses	—	13,750	(1,494)	27	7,667	—	4,081	2,048	—	—	—
Other	—	1,174	—	—	(67)	—	278	806	—	—	—

Total current assets	194,932	56,465	191,898	2,941	39,237	1,813	16,571	66,452	—	233	469

Property, Plant, and Equipment:
In service	—	1,831,139	17,020	281	359,372	—	32,979	8,256	—	—	—
Less accumulated depreciation	—	60,005	6,955	148	146,894	—	4,141	2,152	—	—	—

	—	1,771,134	10,065	133	212,478	—	28,838	6,104	—	—	—
Nuclear fuel, at amortized cost	—	—	—	—	—	—	—	—	—	—	—
Construction work in progress	—	504,097	5,186	—	4,843	—	21	—	—	—	—

Total property, plant, and equipment	—	2,275,231	15,251	133	217,321	—	28,859	6,104	—	—	—

Other Property and Investments:
Nuclear decommissioning trusts, at fair value	—	—	—	—	—	—	—	—	—	—	—
Leveraged leases	—	—	837,843	—	—	—	—	—	—	—	—
Equity investments in unconsolidated subsidiaries	—	—	65,710	19,110	85	—	—	—	—	—	—
Other	—	—	1,002,700	1,409	—	—	141	24,243	958	5,380	23,340

Total other property and investments	—	—	1,906,253	20,519	85	—	141	24,243	958	5,380	23,340

Deferred Charges and Other Assets:
Deferred charges related to income taxes	—	—	—	—	—	—	—	—	—	—	—
Prepaid pension costs	—	—	—	—	—	—	—	—	—	—	—
Unamortized debt issuance expense	—	18,315	12,189	—	—	—	—	—	—	—	—
Unamortized loss on reacquired debt	—	—	—	—	—	—	—	—	—	—	—
Other	—	59,274	32,607	1,089	457	336	15,648	—	—	—	—

Total deferred charges and other assets	—	77,589	44,796	1,089	457	336	15,648	—	—	—	—

Total Assets	$194,932	$2,409,285	$2,158,198	$24,682	$257,100	$2,149	$61,219	$96,799	$958	$5,613	$23,809

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—DECEMBER 31, 2003

(Stated in Thousands of Dollars)

(Continued)

	Consolidated	Intercompany Eliminations and Transfers Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	SCS	Southern Nuclear
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Securities due within one year	$741,073	$—	$—	$526,019	$2,304	$50,000	$80,000	$40,910	$—	$8,031	$—
Notes payable	567,770	(318,128)	258,597	—	137,277	37,666	—	—	19,882	—	—
Accounts payable—		—
Affiliated	3,566	(491,642)	7,731	135,017	121,928	26,945	21,259	13,797	12,481	61,987	6,424
Other	695,958	—	4,958	162,314	238,069	21,952	55,309	13,147	—	163,186	8,515
Customer deposits	189,001	—	—	47,507	103,756	18,271	11,863	6,922	—	—	—
Accrued taxes—		—
Income taxes	153,757	(91,754)	8,293	83,544	107,532	6,405	1,696	1,172	(652)	720	1,055
Other	248,935	—	—	22,273	166,892	8,621	42,834	1,473	309	(63)	1,890
Accrued interest	186,935	(21,888)	21,303	46,489	70,844	8,077	3,223	2,802	1,203	136	—
Accrued vacation pay	128,505	—	—	35,530	38,206	5,254	5,766	2,530	—	20,158	19,604
Accrued compensation	436,855	—	—	75,620	134,004	13,456	23,832	5,652	—	115,480	59,043
Other	264,689	(36)	18,793	34,513	105,234	9,694	35,985	5,107	144	26,261	370

Total current liabilities	3,617,044	(923,448)	319,675	1,168,826	1,226,046	206,341	281,767	93,512	33,367	395,896	96,901

Long-term debt (See accompanying statements)	10,164,019	(974,045)	998,275	3,377,148	3,762,333	515,827	202,488	222,493	74,304	51,041	—

Mandatorily redeemable preferred securities (See accompanying statements)	1,900,486	—	—	300,000	940,000	70,000	35,000	—	—	—	—

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	4,586,377	(129,945)	3,208	1,571,076	2,303,085	175,685	142,088	83,852	22,840	—	—
Deferred credits related to income taxes	409,340	—	—	162,168	186,625	26,545	23,279	9,804	919	—	—
Accumulated deferred investment tax credits	579,490	—	—	216,309	312,506	20,451	19,841	8,625	1,758	—	—
Employee benefit obligations	764,624	(200,392)	7,852	180,960	295,788	52,395	54,830	39,833	—	181,594	143,300
Asset retirement obligations	845,392	—	—	358,759	475,585	4,271	2,502	4,220	55	—	—
Other cost of removal obligations	1,268,729	—	—	574,445	412,161	151,229	80,588	36,843	13,463	—	—
Deferred capacity revenues	90,321	(20,456)	—	36,567	—	186	—	—	—	—	—
Miscelleanous regulatory liabilities	576,390	—	—	213,669	249,687	27,903	72,199	12,932	—	—	—
Other	172,259	(46,354)	2,905	37,525	63,432	22,626	39,504	11,515	—	4,112	19

Total deferred credits and other liabilities	9,292,922	(397,147)	13,965	3,351,478	4,298,869	481,291	434,831	207,624	39,035	185,706	143,319

Total Liabilities	24,974,471	(2,294,640)	1,331,915	8,197,452	10,227,248	1,273,459	954,086	523,629	146,706	632,643	240,220

Cumulative preferred stock of subsidiaries (See accompanying statements)	423,126	—	—	372,512	14,569	4,236	31,809	—	—	—	—

Common stockholders’ equity (See accompanying statements)	9,647,586	(10,996,428)	9,760,856	3,500,660	4,540,211	561,358	532,489	186,292	63,486	(18,925)	24,596

Total Liabilities and Stockholders’ Equity	$35,045,183	$(13,291,068)	$11,092,771	$12,070,624	$14,782,028	$1,839,053	$1,518,384	$709,921	$210,192	$613,718	$264,816

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—DECEMBER 31, 2003

(Stated in Thousands of Dollars)

(Continued)

	Southern Funding	Southern Power	Southern Holdings	Southern Mgt Dev	Southern LINC	Powercall	Southern Telecom	Southern Gas	Deferred Cash Trust	Deferred Stock Trust	Change in Control Trust
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Securities due within one year	$—	$200	$31,179	$—	$2,430	$—	$—	$—	$—	$—	$—
Notes payable	194,826	114,347	3,250	850	65,203	—	—	54,000	—	—	—
Accounts payable —
Affiliated	—	51,442	13,680	2,204	2,027	28	330	17,928	—	—	—
Other	—	6,591	7,178	734	6,170	483	742	6,610	—	—	—
Customer deposits	—	—	—	—	682	—	—	—	—	—	—
Accrued taxes —
Income taxes	—	—	34,240	1,140	239	109	18	—	—	—	—
Other	—	1,289	—	4	1,745	—	—	1,668	—	—	—
Accrued interest	96	30,012	22,532	56	1,854	—	—	196	—	—	—
Accrued vacation pay	—	—	—	—	1,383	—	74	—	—	—	—
Accrued compensation	—	—	2,100	51	6,520	—	922	175	—	—	—
Other	—	489	14,549	—	7,772	—	5,112	702	—	—	—

Total current liabilities	194,922	204,370	128,708	5,039	96,025	620	7,198	81,279	—	—	—

Long-term debt (See accompanying statements)	—	1,149,112	781,732	—	3,311	—	—	—	—	—	—

Mandatorily redeemable preferred securities (See accompanying statements)	—	—	555,486	—	—	—	—	—	—	—	—

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	—	—	384,766	—	29,632	90	—	—	—	—	—
Deferred credits related to income taxes	—	—	—	—	—	—	—	—	—	—	—
Accumulated deferred investment tax credits	—	—	—	—	—	—	—	—	—	—	—
Employee benefit obligations	—	—	1,721	—	6,555	—	188	—	—	—	—
Asset retirement obligations	—	—	—	—	—	—	—	—	—	—	—
Other cost of removal obligations	—	—	—	—	—	—	—	—	—	—	—
Deferred capacity revenues	—	20,712	—	—	15,070	—	38,242	—	—	—	—
Miscelleanous regulatory liabilities	—	—	—	—	—	—	—	—	—	—	—
Other	—	23,615	13,026	2	332	—	—	—	—	—	—

Total deferred credits and other liabilities	—	44,327	399,513	2	51,589	90	38,430	—	—	—	—

Total Liabilities	194,922	1,397,809	1,865,439	5,041	150,925	710	45,628	81,279	—	—	—

Cumulative preferred stock of subsidiaries (See accompanying statements)	—	—	—	—	—	—	—	—	—	—	—

Common stockholders’ equity (See accompanying statements)	10	1,011,476	292,759	19,641	106,175	1,439	15,591	15,520	958	5,613	23,809

Total Liabilities and Stockholders’ Equity	$194,932	$2,409,285	$2,158,198	$24,682	$257,100	$2,149	$61,219	$96,799	$958	$5,613	$23,809

¹	Includes Post Retirement Life & Medical Provisions, Supplemental and Other Pension Accruals, Early Retirement Incentive Program Costs and Other Work Force Reduction Costs, and Miscellaneous Post Employment Benefits.

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CAPITALIZATION—DECEMBER 31, 2003

(Stated in Thousands of Dollars)

		Consolidated	Intercompany Eliminations and Transfers Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	SCS	Southern Nuclear
Long-Term Debt of Subsidiaries:
First mortgage bonds —

Maturity	Interest Rates

2006	6.50% to 6.90%	45,000	—	—	—	—	25,000	—	20,000	—	—	—
2025 through 2026	6.50% to 6.88%	60,000	—	—	—	—	30,000	30,000	—	—	—	—

Total first mortgage bonds		105,000	—	—	—	—	55,000	30,000	20,000	—	—	—

Long-term senior notes and debt —

Maturity	Interest Rates

2004	4.88% to 7.25%	580,176	—	—	525,000	—	50,000	—	—	—	1,512	—
2005	5.49% to 9.85%	378,683	—	—	225,000	150,000	—	—	—	—		—
2006	1.60% to 6.20%	678,961	—	—	520,000	150,000	—	—	—	—	—	—
2007	4.88% to 7.13%	904,919	—	—	200,000	300,000	—	—	—	—	—	—
2008	3.13% to 6.55%	457,870	—	—	410,000			—	45,000	—		—
2009 through 2039	4.35% to 8.12%	4,285,666	—	—	1,275,000	1,100,000	300,000	90,000	115,000	50,000	40,000	—
Adjustable rates:
2004	1.27% to 2.44%	88,977	—	—	—	—	—	80,000	—	—	—	—
2005	1.25% to 2.44%	491,590	—	—	—	300,000	—	—	20,000	—	—	—
2006	1.37%	195,000	—	—	195,000	—	—	—	—	—	—	—
2007	2.57% to 4.13%	71,724	—	24,230	—	—	—	—	—	—	787	—
Long-term notes payable to affiliates		—	(974,045)	974,045	—	—	—	—	—	—	—	—

Total long-term senior notes and debt		8,133,566	(974,045)	998,275	3,350,000	2,000,000	350,000	170,000	180,000	50,000	42,299	—

Other long-term debt —
Pollution control revenue bonds —

Maturity	Interest Rates

Collateralized:
2006	5.25%	12,075	—	—	—	—	12,075	—	—	—	—	—
2024	5.50%	24,400	—	—	24,400	—	—	—	—	—	—	—
Variable rates (at 1/1/04):	1.27% to 1.33%	89,800	—	—	89,800	—	—	—	—	—	—	—
2015 through 2017
Non-collateralized:	1.20% to 5.45%	850,060	—	—	—	812,560	13,000	—	—	24,500	—	—
2012 through 2034
Variable rates (at 1/1/04)
2011 through 2038	1.05% to 1.45%	1,564,475	—	—	445,940	873,330	144,555	82,695	17,955	—	—	—

Total other long-term debt		2,540,810	—	—	560,140	1,685,890	169,630	82,695	17,955	24,500	—	—

Capitalized lease obligations		106,504	—	—	1,497	79,286	—	—	5,448	—	16,773	—

Unamortized debt (discount), net		(20,788)	—	—	(8,470)	(539)	(8,803)	(207)	—	(196)	—	—

Total long-term debt (annual interest requirement—$485 million)		10,865,092	(974,045)	998,275	3,903,167	3,764,637	565,827	282,488	223,403	74,304	59,072	—
Less amount due within one year		701,073	—	—	526,019	2,304	50,000	80,000	910	—	8,031	—

Long-term debt excluding amount due within one year		$10,164,019	$(974,045)	$998,275	$3,377,148	$3,762,333	$515,827	$202,488	$222,493	$74,304	$51,041	$—

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CAPITALIZATION — DECEMBER 31, 2003

(Stated in Thousands of Dollars)

(Continued)

										Deferred	Deferred	Change in
		Southern	Southern	Southern	Southern	Southern		Southern	Southern	Cash	Stock	Control
		Funding	Power	Holdings	Mgt Dev	LINC	Powercall	Telecom	Gas	Trust	Trust	Trust
Long-Term Debt of Subsidiaries:
First mortgage bonds —
Maturity	Interest Rates
2006	6.50% to 6.90%	—	—	—	—	—	—	—	—	—	—	—
2025 through 2026	6.50% to 6.88%	—	—	—	—	—	—	—	—	—	—	—

Total first mortgage bonds		—	—	—	—	—	—	—	—	—	—	—

Long-term senior notes and debt —
Maturity	Interest Rates
2004	4.88% to 7.25%	—	—	3,664	—	—	—	—	—	—	—	—
2005	5.49% to 9.85%	—	—	3,683	—	—	—	—	—	—	—	—
2006	1.60% to 6.20%	—	—	3,535	—	5,426	—	—	—	—	—	—
2007	4.88% to 7.13%	—	1,885	403,034	—	—	—	—	—	—	—	—
2008	3.13% to 6.55%	—		2,870	—		—	—	—	—	—	—
2009 through 2039	4.35% to 8.12%	—	1,150,000	165,351	—	315	—	—	—	—	—	—
Adjustable rates:
2004	1.27% to 2.44%	—	—	8,977	—	—	—	—	—	—	—	—
2005	1.25% to 2.44%	—	—	171,590	—	—	—	—	—	—	—	—
2006	1.37%				—	—	—	—	—	—	—	—
2007	2.57% to 4.13%	—	—	46,707	—	—	—	—	—	—	—	—
Long-term notes payable to affiliates		—	—	—	—	—	—	—	—	—	—	—

Total long-term notes payable		—	1,151,885	809,411	—	5,741	—	—	—	—	—	—

Other long-term debt —
Pollution control revenue bonds —
Maturity	Interest Rates
Collateralized:
2006	5.25%	—	—	—	—	—	—	—	—	—	—	—
2024	5.50%	—	—	—	—	—	—	—	—	—	—	—
Variable rates (at 1/1/04):
due 2015-2017	1.27% to 1.33%	—	—	—	—	—	—	—	—	—	—	—
Non-collateralized
2012 through 2034	1.20% to 5.45%	—	—	—	—	—	—	—	—	—	—	—
Variable rates (at 1/1/04)	1.05% to 1.45%	—
due 2011-2038		—	—	—	—	—	—	—	—	—	—	—

Total other long-term debt		—	—	—	—	—	—	—	—	—		—

Capitalized lease obligations		—	—	3,500	—	—	—	—	—	—	—	—

Unamortized debt (discount), net		—	(2,537)	—	—	—	—	—	—	—	—	—

Total long-term debt (annual interest
requirement — $485 million)		—	1,149,312	812,911	—	5,741	—	—	—	—	—	—
Less amount due within one year		—	200	31,179	—	2,430	—	—	—	—	—	—

Long-term debt excluding amount due within one year		$—	1,149,112	$781,732	$—	$3,311	$—	$—	$—	$—	$—	$—

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CAPITALIZATION — DECEMBER 31, 2003

(Stated in Thousands of Dollars)

(Continued)

		Consolidated	Intercompany Eliminations and Transfers Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	SCS	Southern Nuclear
Mandatorily Redeemable Preferred Securities:
$25 liquidation value —
Maturity 2028 through 2042	Interest Rates 6.85% to 7.375%	944,500	—	—	—	640,000	30,000	35,000	40,000	—	—	—
$1,000 liquidation value —
Maturity 2027 through 2042	Interest Rates 4.75% to 8.19%	995,986	—	—	300,000	300,000	40,000	—	—	—	—	—

Total mandatorily redeemable preferred securities (annual distribution requirement-$182 million)		1,940,486	—	—	300,000	940,000	70,000	35,000	40,000	—	—	—
Less amount due within one year		40,000	—	—	—	—	—	—	40,000	—	—	—

Mandatorily redeemable preferred securities		1,900,486	—	—	300,000	940,000	70,000	35,000	—	—	—	—

Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value —
4.20% to 7.00%		98,126	—	—	47,512	14,569	4,236	31,809	—	—	—	—
$25 par or stated value —
5.20% to 5.83%		200,000	—	—	200,000	—	—	—	—	—	—	—
$100,000 par or stated value —
4.95%		125,000	—	—	125,000	—	—	—	—	—	—	—

Total cumulative preferred stock of subsidiaries		423,126	—	—	372,512	14,569	4,236	31,809	—	—	—	—

Common Stockholders’ Equity:
Common stock, par value $5 per share —
Authorized—1 billion shares
Issued: 735 million shares
Treasury: 0.2 million shares
Par value		3,675,106	(765,301)	3,675,106	290,000	344,250	38,060	37,691	54,223	328	725	10
Paid-in capital		746,080	(6,307,892)	744,663	1,927,068	2,208,538	364,864	292,841	24,417	33,520	150	25,633
Treasury, at cost		(4,066)	(4,066)	—	—		—	—	—	—	—	—
Retained earnings		5,343,471	(3,919,169)	5,343,533	1,291,559	2,010,297	161,208	203,419	109,856	29,638		—
Accumulated other comprehensive income (loss)		(113,005)	—	(2,446)	(7,967)	(22,874)	(2,774)	(1,462)	(2,204)	—	(19,800)	(1,047)

Total common stockholders’ equity		9,647,586	(10,996,428)	9,760,856	3,500,660	4,540,211	561,358	532,489	186,292	63,486	(18,925)	24,596

Total Capitalization		$22,135,217	$(11,970,473)	$10,759,131	$7,550,320	$9,257,113	$1,151,421	$801,786	$408,785	$137,790	$32,116	$24,596

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CAPITALIZATION—DECEMBER 31, 2003

(Stated in Thousands of Dollars) (Continued)

		Southern Funding	Southern Power	Southern Holdings	Southern Mgt Dev	Southern LINC	Powercall	Southern Telecom	Southern Gas	Deferred Cash Trust	Deferred Stock Trust	Change in Control Trust
Mandatorily Redeemable Preferred Securities:
$25 liquidation value—

Maturity	Interest Rates
2028 to 2042	6.85% to 7.375%	—	—	199,500	—	—	—	—	—	—	—	—
$1,000 liquidation value—

Maturity	Interest Rates
2027 to 2042	4.75% to 8.19%	—	—	355,986	—	—	—	—	—	—	—	—

Total mandatorily redeemable preferred securities (annual distribution requirement—$182 million)		—	—	555,486	—	—	—	—	—	—	—	—
Less amount due within one year		—	—	—	—	—	—	—	—	—	—	—

Mandatorily redeemable preferred securities		—	—	555,486	—	—	—	—	—	—	—	—

Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value—
4.20% to 7.00%		—	—	—	—	—	—	—	—	—	—	—
$25 par or stated value—
5.20% to 5.83%		—	—	—	—	—	—	—	—	—	—	—
$100,000 par or stated value—
4.95%		—	—	—	—	—	—	—	—	—	—	—

Total cumulative preferred stock of subsidiaries		—	—	—	—	—	—	—	—	—	—	—

Common Stockholders’ Equity:
Common stock, par value $5 per share—
Authorized—1 billion shares
Issued: 735 million shares
Treasury: 0.2 million shares
Par value		—	—	10	1	1	1	1	—	—	—	—
Paid-in capital		10	850,312	289,855	65,510	159,525	15,994	1,952	23,720	854	4,066	20,480
Treasury, at cost		—	—	—	—	—	—	—	—	—	—	—
Retained earnings		—	217,626	2,900	(45,870)	(53,333)	(14,556)	13,638	(11,915)	96	1,547	2,997
Accumulated other comprehensive income		—	(56,462)	(6)	—	(18)	—	—	3,715	8	—	332

Total common stockholders’ equity		10	1,011,476	292,759	19,641	106,175	1,439	15,591	15,520	958	5,613	23,809

Total Capitalization		$10	$2,160,588	$1,629,977	$19,641	$109,486	$1,439	$15,591	$15,520	$958	$5,613	$23,809

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers

A-1 through A-6 inclusive) are an integral part of this statement.

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS

FOR THE YEAR ENDED DECEMBER 31, 2003

(Stated in Thousands of Dollars)

	Consolidated	Intercompany Eliminations and Transfers Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	Southern Power
Balance, December 31, 2002	$4,874,939	$(3,611,734)	$4,874,939	$1,250,594	$1,945,520	$162,398	$195,920	$110,049	$25,492	$62,477

ADD:
Net Income After Preferred Dividends	1,473,551	(1,526,761)	1,473,834	472,810	630,577	69,010	73,499	22,807	6,406	155,149

ADD (DEDUCT):
Dividends on Common Stock of Southern Company	(1,004,225)	220	(1,004,445)	—	—	—	—	—	—	—
Dividends on Common Stock of Subsidiary Companies	—	1,217,460	—	(430,200)	(565,800)	(70,200)	(66,000)	(23,000)	(2,260)	—
Other Adjustments to Retained Earnings	(794)	1,646	(795)	(1,645)	—	—	—	—	—	—

Balance, December 31, 2003	$5,343,471	$(3,919,169)	$5,343,533	$1,291,559	$2,010,297	$161,208	$203,419	$109,856	$29,638	$217,626

	Southern Holdings	Southern Mgt Dev	Southern LINC	Powercall	Southern Telecom	Southern Gas	Deferred Cash Trust	Deferred Stock Trust	Change in Control Trust
Balance, December 31, 2002	$(18,214)	$(50,517)	$(68,830)	$(14,521)	$3,700	$4,028	$77	$1,273	$2,288

ADD:
Net Income After Preferred Dividends	81,114	4,647	15,497	(35)	9,938	(15,943)	19	274	709

ADD (DEDUCT):
Dividends on Common Stock of Southern Company	—	—	—	—	—	—	—	—	—
Dividends on Common Stock of Subsidiary Companies	(60,000)	—	—	—	—	—	—	—	—
Other Adjustments to Retained Earnings	—	—	—	—	—	—	—	—	—

Balance, December 31, 2003	$2,900	$(45,870)	$(53,333)	$(14,556)	$13,638	$(11,915)	$96	$1,547	$2,997

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF PAID IN CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2003

(Stated in Thousands of Dollars)

	Consolidated	Intercompany Eliminations and Transfers Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	SCS	Southern Nuclear
Balance, December 31, 2002	$337,670	$(6,070,659)	$336,765	$1,900,563	$2,156,080	$349,781	$285,606	$16,776	$33,500	$150	$17,074

ADD (DEDUCT):
Proceeds from issuance of common stock over the par value thereof	407,055	—	407,055	—	—	—	—	—	—	—	—
Contributions & adjustments to capital for the twelve month period	—	(319,438)	—	26,505	52,458	15,083	7,235	7,641	—	—	8,559
Capital distribution to SOUTHERN for the twelve month period	—	82,334	—	—	—	—	—	—	—	—	—
Other	1,355	(129)	843	—	—	—	—	—	20	—	—

Balance, December 31, 2003	$746,080	$(6,307,892)	$744,663	$1,927,068	$2,208,538	$364,864	$292,841	$24,417	$33,520	$150	$25,633

	Southern Funding	Southern Power	Southern Holdings	Southern Mgt Dev	Southern LINC	Powercall	Southern Telecom	Southern Gas	Deferred Cash Trust	Deferred Stock Trust	Change In Control Trust
Balance, December 31, 2002	$10	$731,230	$286,414	$70,500	$158,235	$15,994	$1,650	$23,700	$783	$3,038	$20,480

ADD (DEDUCT):
Proceeds from issuance of common stock over the par value thereof	—	—	—	—	—	—	—	—	—	—	—
Contributions & adjustments to capital for the twelve month period	—	196,082	3,209	339	1,290	—	302	20	—	715	—
Capital distribution to SOUTHERN for the twelve month period	—	(77,000)	—	(5,334)	—	—	—	—	—	—	—
Other	—	—	232	5	—	—	—	—	71	313	—

Balance, December 31, 2003	$10	$850,312	$289,855	$65,510	$159,525	$15,994	$1,952	$23,720	$854	$4,066	$20,480

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

(Stated in Thousands of Dollars)

	Consolidated	Intercompany Eliminations and Transfers Add (Deduct)	All Other Subsidiaries[1]	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah
Consolidated Net Income	$1,473,551	$(1,526,761)	$21,230	$1,473,834	$472,810	$630,577	$69,010	$73,499	$22,807
Other comprehensive income:
Change in additional minimum pension liability, net of tax of $(10,679)	(17,777)	—	—	—	(3,785)	(8,138)	(134)	(198)	(533)
Change in fair value of marketable securities, net of tax of $0	(183)	—	—	—	—	—	—	—	—
Changes in fair value of qualifying hedges, net of tax of $(2,030)	(16,076)	—	—	(9,988)	2,188	(5,550)	(2,006)	—	(450)
Less: Reclassification adjustment for amounts included in net income, net of tax of $1,185	2,901	—	—	11,706	7,047	2,217	100	—	23

Total Other Comprehensive Income	(31,135)	—	—	1,718	5,450	(11,471)	(2,040)	(198)	(960)

Consolidated Comprehensive Income	$1,442,416	$(1,526,761)	$21,230	$1,475,552	$478,260	$619,106	$66,970	$73,301	$21,847

	SCS	Southern Nuclear	Southern Power	Southern Holdings	Southern LINC	Southern Gas	Deferred Cash Trust	Change In Control Trust
Consolidated Net Income	$—	$—	$155,149	$81,114	$15,497	$(15,943)	$19	$709
Other comprehensive income:
Change in additional minimum pension liability, net of tax	(4,811)	(172)	—	(2)	(4)	—	—	—
Change in fair value of marketable securities, net of tax	—	—	—	—	—	—	(7)	(176)
Changes in fair value of qualifying hedges, net of tax	—	—	(12,788)	—	—	12,518	—	—
Less: Reclassification adjustment for amounts included in net income, net of tax	—	—	3,429	—	—	(21,621)	—	—

Total Other Comprehensive Income	(4,811)	(172)	(9,359)	(2)	(4)	(9,103)	(7)	(176)

Consolidated Comprehensive Income	$(4,811)	$(172)	$145,790	$81,112	$15,493	$(25,046)	$12	$533

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

(Stated in Thousands of Dollars)

	Consolidated	Intercompany Eliminations and Transfers Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah
Balance at beginning of period	$(81,870)	$—	$(4,164)	$(13,417)	$(11,403)	$(734)	$(1,264)	$(1,244)
Change in current period	(31,135)	—	1,718	5,450	(11,471)	(2,040)	(198)	(960)

Balance at end of period	$(113,005)	$—	(2,446)	$(7,967)	$(22,874)	$(2,774)	$(1,462)	$(2,204)

	SCS	Southern Nuclear	Southern Power	Southern Holdings	Southern LINC	Southern Gas	Deferred Cash Trust	Change In Control Trust
Balance at beginning of period	$(14,989)	$(875)	$(47,103)	$(4)	$(14)	$12,818	$15	$508
Change in current period	(4,811)	(172)	(9,359)	(2)	(4)	(9,103)	(7)	(176)

Balance at end of period	$(19,800)	$(1,047)	(56,462)	$(6)	$(18)	$3,715	$8	$332

[1]	Consolidating Statement of Comprehensive Income breaks out only consolidated subsidiaries which had other comprehensive income. See Consolidating Statement of Income for details of other subsidiaries net income.

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive)

are an integral part of this statement.

Notes to Financial Statements

at December 31, 2003

The notes to the financial statements included in SOUTHERN’s Annual Report on Form 10-K for the year ended December 31, 2003 on pages II-36 through II-61 are herein incorporated by reference as part of exhibit numbers A-1 through A-7 inclusive and are an integral part of the financial statements.

ALABAMA POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	ALABAMA Consolidated	Eliminations	ALABAMA CORPORATE		ALABAMA TRUST II	ALABAMA TRUST III	ALABAMA TRUST IV	ALABAMA TRUST V
Operating Revenues:
Retail sales	$3,051,463	$—	$3,051,463		$—	$—	$—	$—
Sales for resale —
Non-affiliates	487,456	—	487,456		—	—	—	—
Affiliates	277,287	—	277,287		—	—	—	—
Other revenues	143,955	—	143,955		—	—	—	—

Total operating revenues	3,960,161	—	3,960,161		—	—	—	—

Operating Expenses:
Fuel	1,067,821	—	1,067,821		—	—	—	—
Purchased power —
Non-affiliates	110,885	—	110,885		—	—	—	—
Affiliates	204,353	—	204,353		—	—	—	—
Other operations	611,418	—	611,418		—	—	—	—
Maintenance	309,451	—	309,451		—	—	—	—
Depreciation and amortization	412,919	—	412,919		—	—	—	—
Taxes other than income taxes	228,414	—	228,414		—	—	—	—

Total operating expenses	2,945,261	—	2,945,261		—	—	—	—

Operating Income	1,014,900	—	1,014,900		—	—	—	—
Other Income and (Expense):
Allowance for equity funds used during construction	12,594	—	12,594		—	—	—	—
Interest income	15,220	(16,398)	15,220		—	39	4,934	11,425
Interest expense, net of amounts capitalized	(214,302)	16,398	(230,700)		—	—	—	—
Distributions on mandatorily redeemable preferred securities	(15,255)	—	—		654	(39)	(4,787)	(11,083)
Other income (expense), net	(31,702)	—	(31,702	)(A,B)	—	—	—	—

Total other income and (expense)	(233,445)	—	(234,588)		654	—	147	342

Earnings Before Income Taxes	781,455	—	780,312		654	—	147	342
Income taxes	290,378	—	290,378		—	—	—	—

Net Income	491,077	—	489,934		654	—	147	342
Dividends on Preferred Stock	18,267	—	18,267		—	—	—	—

Net Income After Dividends on Preferred Stock	$472,810	$—	$471,667		$654	$—	$147	$342

ALABAMA POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	ALABAMA Consolidated	Eliminations	ALABAMA CORPORATE	ALABAMA TRUST II	ALABAMA TRUST III	ALABAMA TRUST IV	ALABAMA TRUST V
Operating Activities:
Net income	$491,077	$—	$489,934	$654	$—	$147	$342
Adjustments to reconcile net income to net cash provided from operating activities—
Depreciation and amortization	467,085	—	467,085	—	—	—	—
Deferred income taxes and investment tax credits, net	153,154	—	153,154	—	—	—	—
Deferred capacity revenues	(9,589)	—	(9,589)	—	—	—	—
Pension, postretirement, and other employee benefits	(32,029)	—	(32,029)	—	—	—	—
Tax benefit of stock options	8,680	—	8,680	—	—	—	—
Settlement of interest rate hedges	(7,957)	—	(7,957)	—	—	—	—
Other, net	11,393	—	11,393	—	—	—	—
Changes in certain current assets and liabilities—
Receivables, net	7,134	489	7,134	—	—	(147)	(342)
Fossil fuel stock	(13,251)	—	(13,251)	—	—	—	—
Materials and supplies	(4,651)	—	(4,651)	—	—	—	—
Other current assets	(953)	—	(953)	—	—	—	—
Accounts payable	50,928	—	50,928	—	—	—	—
Accrued taxes	(33,507)	—	(33,507)	—	—	—	—
Energy cost recovery, retail	1,195	—	1,195	—	—	—	—
Other current liabilities	29,385	(489)	29,874	—	—	—	—

Net cash provided from operating activities	1,118,094	—	1,117,440	654	—	—	—

Investing Activities:
Gross property additions	(648,560)	—	(648,560)	—	—	—	—
Cost of removal net of salvage	(35,440)	—	(35,440)	—	—	—	—
Other	(13,763)	—	(13,109)	(654)	—	—	—

Net cash used for investing activities	(697,763)	—	(697,109)	(654)	—	—	—

Financing Activities:
Decrease in notes payable, net	(36,991)	—	(36,991)	—	—	—	—
Proceeds—
Senior notes	1,415,000	—	1,415,000	—	—	—	—
Preferred stock	125,000	—	125,000	—	—	—	—
Common stock	50,000	—	50,000	—	—	—	—
Capital contributions from parent company	17,826	—	17,826	—	—	—	—
Redemptions—
Senior notes	(1,507,000)	—	(1,507,000)	—	—	—	—
Other long-term debt	(943)	—	(943)	—	—	—	—
Payment of preferred stock dividends	(18,181)	—	(18,181)	—	—	—	—
Payment of common stock dividends	(430,200)	—	(430,200)	—	—	—	—
Other	(14,775)	—	(14,775)	—	—	—	—

Net cash used for financing activities	(400,264)	—	(400,264)	—	—	—	—

Net Change in Cash and Cash Equivalents	20,067	—	20,067	—	—	—	—
Cash and Cash Equivalents at Beginning of Period	22,685	—	22,685	—	—	—	—

Cash and Cash Equivalents at End of Period	$42,752	$—	$42,752	$—	$—	$—	$—

ALABAMA POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	ALABAMA Consolidated	Eliminations	ALABAMA CORPORATE		ALABAMA TRUST II	ALABAMA TRUST III	ALABAMA TRUST IV	ALABAMA TRUST V
Current Assets:
Cash and cash equivalents	$42,752	$—	$42,752		$—	$—	$—	$—
Receivables —
Customer accounts receivable	240,562	—	240,562		—	—	—	—
Unbilled revenues	95,953	—	95,953		—	—	—	—
Other accounts and notes receivable	53,547	—	53,547		—	—	—	—
Affiliated companies	48,876	(4,232)	48,876		—	—	1,276	2,956
Accumulated provision for uncollectible accounts	(4,756)	—	(4,756)		—	—	—	—
Fossil fuel stock, at average cost	86,993	—	86,993		—	—	—	—
Vacation pay	35,530	—	35,530		—	—	—	—
Materials and supplies, at average cost	211,690	—	211,690		—	—	—	—
Prepaid expenses	44,608	—	44,608		—	—	—	—
Other	19,454	—	19,454		—	—	—	—

Total current assets	875,209	(4,232)	875,209		—	—	1,276	2,956

Property, Plant, and Equipment:
In service	14,224,117	—	14,224,117		—	—	—	—
Less accumulated provision for depreciation	4,905,920	—	4,905,920		—	—	—	—

	9,318,197	—	9,318,197		—	—	—	—
Nuclear fuel, at amortized cost	93,611	—	93,611		—	—	—	—
Construction work in progress	321,316	—	321,316		—	—	—	—

Total property, plant, and equipment	9,733,124	—	9,733,124		—	—	—	—

Other Property and Investments:
Equity investments in unconsolidated subsidiaries	47,811	(9,406)	57,217	(C)	—	—	—	—
Nuclear decommissioning trusts, at fair value	384,574	—	384,574		—	—	—	—
Other	16,992	(309,279)	16,992		—	—	103,093	206,186

Total other property and investments	449,377	(318,685)	458,783		—	—	103,093	206,186

Deferred Charges and Other Assets:
Deferred charges related to income taxes	321,077	—	321,077		—	—	—	—
Prepaid pension costs	446,256	—	446,256		—	—	—	—
Unamortized loss on reacquired debt	110,946	—	110,946		—	—	—	—
Department of Energy assessments	13,092	—	13,092		—	—	—	—
Other	121,543	—	121,543		—	—	—	—

Total deferred charges and other assets	1,012,914	—	1,012,914		—	—	—	—

Total Assets	$12,070,624	$(322,917)	$12,080,030		$—	$—	$104,369	$209,142

ALABAMA POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	ALABAMA Consolidated	Eliminations	ALABAMA CORPORATE	ALABAMA TRUST II	ALABAMA TRUST III	ALABAMA TRUST IV	ALABAMA TRUST V
Current Liabilities:
Securities due within one year	$526,019	$—	$526,019	$—	$—	$—	$—
Accounts payable—
Affiliated	135,017	—	135,017	—	—	—	—
Other	162,314	—	162,314	—	—	—	—
Customer deposits	47,507	—	47,507	—	—	—	—
Accrued taxes—		—		—	—	—	—
Income taxes	83,544	—	83,544	—	—	—	—
Other	22,273	—	22,273	—	—	—	—
Accrued interest	46,489	(4,232)	46,616	—	—	1,238	2,867
Accrued vacation pay	35,530	—	35,530	—	—	—	—
Accrued compensation	75,620	—	75,620	—	—	—	—
Other	34,513	—	34,513	—	—	—	—

Total current liabilities	1,168,826	(4,232)	1,168,953	—	—	1,238	2,867

Long-term debt	3,377,148	(309,279)	3,686,427	—	—	—	—

Mandatorily redeemable preferred securities	300,000	—	—	—	—	100,000	200,000

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	1,571,076	—	1,571,076	—	—	—	—
Deferred credits related to income taxes	162,168	—	162,168	—	—	—	—
Accumulated deferred investment tax credits	216,309	—	216,309	—	—	—	—
Employee benefit obligations	180,960	—	180,960	—	—	—	—
Deferred capacity revenues	36,567	—	36,567	—	—	—	—
Asset retirement obligations	358,759	—	358,759	—	—	—	—
Asset retirement obligation regulatory liability	127,346	—	127,346	—	—	—	—
Other cost of removal obligations	574,445	—	574,445	—	—	—	—
Miscellaneous regulatory liabilities	86,323	—	86,323	—	—	—	—
Other	37,525	—	37,525	—	—	—	—

Total deferred credits and other liabilities	3,351,478	—	3,351,478	—	—	—	—

Total liabilities	8,197,452	(313,511)	8,206,858	—	—	101,238	202,867

Cumulative preferred stock	372,512	—	372,512	—	—	—	—

Common stockholder’s equity	3,500,660	(9,406)	3,500,660	—	—	3,131	6,275

Total Liabilities and Stockholder’s Equity	$12,070,624	$(322,917)	$12,080,030	$—	$—	$104,369	$209,142

Notes to ALABAMA’s Consolidating

Financial Statements

(A)	Represents equity in earnings of SEGCO, a subsidiary in which ALABAMA has 50% ownership, which is accounted for on the equity basis. See pages A-1 through A-15 for SEGCO’s financial statements consolidated for SOUTHERN.

(B)	Includes $153,550 in losses of Alabama Property Company, a non-consolidated subsidiary, which is accounted for on the equity basis. See pages A-22 through A-23 for Alabama Property Company’s financial statements.

(C)	Includes ALABAMA’s investment in SEGCO of $31,740,466 and investment in Alabama Property Company of $10,060,787.

ALABAMA PROPERTY COMPANY

STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

(Unaudited; Not Consolidated in Parent, ALABAMA)

REVENUES:
Rentals	$154,021
Interest on securities owned	82,672

Total Revenues	236,694

COSTS AND EXPENSES:
Operating expenses	457,245
Taxes other than income taxes	121,277
Income taxes	(188,279)

Total Costs and Expenses	390,244

NET INCOME	$(153,550)

ALABAMA PROPERTY COMPANY

STATEMENT OF RETAINED EARNINGS

FOR THE YEAR ENDED DECEMBER 31, 2003

(Unaudited; Not Consolidated in Parent, ALABAMA)

RETAINED EARNINGS AT DECEMBER 31, 2002	$9,750,470
Net income	(153,550)

RETAINED EARNINGS AT DECEMBER 31, 2003	$9,596,920

ALABAMA PROPERTY COMPANY

BALANCE SHEET AT DECEMBER 31, 2003

(Unaudited; Not Consolidated in Parent, ALABAMA)

ASSETS

CURRENT ASSETS:
Cash	$28,523
Temporary cash investments	6,011,912
Accounts receivable
Other	2,500
Associated Companies	60,971

Total current assets	6,103,906
PROPERTY AND MINERAL RIGHTS HELD FOR FUTURE DEVELOPMENT	3,933,813

Total Assets	$10,037,719

LIABILITIES AND CAPITALIZATION

CURRENT LIABILITIES:
Accounts payable to associated companies	$18,089
Accrued income taxes	(41,157)

Total current liabilities	(23,068)

SHAREHOLDER’S INVESTMENT:
Common stock, $150 par value; 1,000 shares authorized, issued and outstanding	150,000
Additional paid-in capital	313,867
Retained earnings	9,596,920

Total shareholder’s investment	10,060,787

Total Liabilities and Capitalization	$10,037,719

GEORGIA POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	GEORGIA Consolidated	Eliminations	GEORGIA CORPORATE		PIEDMONT	GEORGIA TRUST IV	GEORGIA TRUST V	GEORGIA TRUST VI
Operating Revenues:
Retail sales	$4,309,972	$—	$4,309,972		$—	$—	$—	$—
Sales for resale—
Non-affiliates	259,376	—	259,376		—	—	—	—
Affiliates	174,855	—	174,855		—	—	—	—
Other revenues	169,304	(967)	169,304		967	—	—	—

Total operating revenues	4,913,507	(967)	4,913,507		967	—	—	—

Operating Expenses:
Fuel	1,103,963	—	1,103,963		—	—	—	—
Purchased power—
Non-affiliates	258,621	—	258,621		—	—	—	—
Affiliates	516,944	—	516,944		—	—	—	—
Other operations	827,972	(967)	828,939		—	—	—	—
Maintenance	419,206	—	419,206		—	—	—	—
Depreciation and amortization	349,984		349,984		—	—	—	—
Taxes other than income taxes	212,827	—	212,581		246	—	—	—

Total operating expenses	3,689,517	(967)	3,690,238		246	—	—	—

Operating Income	1,223,990	—	1,223,269		721	—	—	—
Other Income and (Expense):
Allowance for equity funds used during construction	10,752	—	10,752		—	—	—	—
Interest income	15,625	(62,283)	15,625		762	14,124	32,320	15,077
Interest expense, net of amounts capitalized	(182,583)	62,283	(244,576)		(290)	—	—	—
Distributions on mandatorily redeemable preferred securities	(59,675)	—	—		—	(13,700)	(31,350)	(14,625)
Other income (expense), net	(10,551)	—	(10,551	)(A)	—	—	—	—

Total other income and (expense)	(226,432)	—	(228,750)		472	424	970	452

Earnings Before Income Taxes	997,558	—	994,519		1,193	424	970	452
Income taxes	366,311	—	365,850		461	—	—	—

Net Income	631,247	—	628,669		732	424	970	452
Dividends on Preferred Stock	670	—	670		—	—	—	—

Net Income After Dividends on Preferred Stock	$630,577	$—	$627,999		$732	$424	$970	$452

GEORGIA POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	GEORGIA Consolidated	Eliminations	GEORGIA CORPORATE	PIEDMONT	GEORGIA TRUST IV	GEORGIA TRUST V	GEORGIA TRUST VI
Operating Activities:
Net income	$631,247	$—	$628,669	$732	$424	$970	$452

Adjustments to reconcile net income to net cash provided from operating activities—
Depreciation and amortization	390,201	—	390,201	—	—	—	—
Deferred income taxes and investment tax credits, net	230,221	—	230,221	—	—	—	—
Pension, postretirement, and other employee benefits	(29,118)	—	(29,118)	—	—	—	—
Tax benefit of stock options	11,649	—	11,649	—	—	—	—
Settlement of interest rate hedges	(11,250)	—	(11,250)	—	—	—	—
Other, net	2,768	—	2,768	—	—	—	—
Changes in certain current assets and liabilities—
Receivables, net	(4,870)	2,578	(5,399)	—	(424)	(970)	(655)
Fossil fuel stock	(17,490)	—	(17,490)	—	—	—	—
Materials and supplies	(7,677)	—	(7,677)	—	—	—	—
Other current assets	(2,352)	—	(2,352)	—	—	—	—
Accounts payable	(49,598)	(2,578)	(47,223)	—	—	—	203
Accrued taxes	52,348	—	52,131	217	—	—	—
Other current liabilities	16,734	—	16,734	—	—	—	—

Net cash provided from operating activities	1,212,813	—	1,211,864	949	—	—	—

Investing Activities:
Gross property additions	(742,810)	—	(742,810)	—	—	—	—
Cost of removal net of salvage	(28,265)	—	(28,265)	—	—	—	—
Change in construction payables, net of joint owner portion	(32,223)	—	(32,223)	—	—	—	—
Other	15,961	—	15,762	199	—	—	—

Net cash used for investing activities	(787,337)	—	(787,536)	199	—	—	—

Financing Activities:
Decrease in notes payable, net	(220,400)	—	(220,400)	—	—	—	—
Proceeds—
Senior notes	1,000,000	—	1,000,000	—	—	—	—
Capital contributions from parent company	40,809	—	40,809	—	—	—	—
Redemptions—
Senior notes	(665,000)	—	(665,000)	—	—	—	—
Other long-term debt	—		309	(309)
Payment of preferred stock dividends	(696)	—	(696)	—	—	—	—
Payment of common stock dividends	(565,800)	—	(565,800)	—	—	—	—
Other	(22,563)	—	(21,724)	(839)	—	—	—

Net cash used for financing activities	(433,650)	—	(432,502)	(1,148)	—	—	—

Net Change in Cash and Cash Equivalents	(8,174)	—	(8,174)	—	—	—	—
Cash and Cash Equivalents at Beginning of Period	16,873	—	16,873	—	—	—	—

Cash and Cash Equivalents at End of Period	$8,699	$—	$8,699	$—	$—	$—	$—

GEORGIA POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	GEORGIA Consolidated	Eliminations	GEORGIA CORPORATE		PIEDMONT	GEORGIA TRUST IV	GEORGIA TRUST V	GEORGIA TRUST VI
Current Assets:
Cash and cash equivalents	$8,699	$—	$8,699		$—	$—	$—	$—
Receivables—
Customer accounts receivable	261,771	—	261,771		—	—	—	—
Unbilled revenues	117,327	—	117,327		—	—	—	—
Under recovered regulatory clause revenues	151,447	—	151,447		—	—	—	—
Other accounts and notes receivable	101,783	(6,493)	101,783		—	2,055	1,479	2,959
Affiliated companies	52,413	—	52,413		—	—	—	—
Accumulated provision for uncollectible accounts	(5,350)	—	(5,350)		—	—	—	—
Fossil fuel stock, at average cost	137,537	—	137,537		—	—	—	—
Materials and supplies, at average cost	271,040	—	271,040		—	—	—	—
Vacation pay	50,150	—	50,150		—	—	—	—
Prepaid expenses	46,157	—	46,157		—	—	—	—
Other	83	—	83		—	—	—	—

Total current assets	1,193,057	(6,493)	1,193,057		—	2,055	1,479	2,959

Property, Plant, and Equipment:
In service	18,171,862	—	18,154,519		17,343	—	—	—
Less accumulated provision for depreciation	6,898,725	—	6,898,725		—	—	—	—

	11,273,137	—	11,255,794		17,343	—	—	—
Nuclear fuel, at amortized cost	129,056	—	129,056		—	—	—	—
Construction work in progress	341,783	—	341,783		—	—	—	—

Total property, plant, and equipment	11,743,976	—	11,726,633		17,343	—	—	—

Other Property and Investments:
Equity investments in unconsolidated subsidiaries	38,714	(49,567)	88,281	(B)	—	—	—	—
Nuclear decommissioning trusts, at fair value	423,319	—	423,319		—	—	—	—
Other	37,142	(969,073)	37,142		—	206,186	453,608	309,279

Total other property and investments	499,175	(1,018,640)	548,742		—	206,186	453,608	309,279

Deferred Charges and Other Assets:
Deferred charges related to income taxes	509,887	—	509,277		610	—	—	—
Prepaid pension costs	405,164	—	405,164		—	—	—	—
Unamortized debt issuance expense	75,245	—	75,245		—	—	—	—
Unamortized loss on reacquired debt	177,707	—	177,707		—	—	—	—
Other	177,817	—	177,817		—	—	—	—

Total deferred charges and other assets	1,345,820	—	1,345,210		610	—	—	—

Total Assets	$14,782,028	$(1,025,133)	$14,813,642		$17,953	$208,241	$455,087	$312,238

GEORGIA POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	GEORGIA Consolidated	Eliminations	GEORGIA CORPORATE	PIEDMONT	GEORGIA TRUST IV	GEORGIA TRUST V	GEORGIA TRUST VI
Current Liabilities:
Securities due within one year	$2,304	$—	$2,304	$—	$—	$—	$—
Notes payable	137,277	—	137,277	—	—	—	—
Accounts payable—
Affiliated	121,928	—	121,928	—	—	—	—
Other	238,069	—	238,069	—	—	—	—
Customer deposits	103,756	—	103,756	—	—	—	—
Accrued taxes—
Income taxes	107,532	—	106,018	1,514	—	—	—
Other	166,892	—	166,892	—	—	—	—
Accrued interest	70,844	(6,493)	74,899	—	—	—	2,438
Accrued vacation pay	38,206	—	38,206	—	—	—	—
Accrued compensation	134,004	—	134,004	—	—	—	—
Other	105,234	—	105,234	—	—	—	—

Total current liabilities	1,226,046	(6,493)	1,228,587	1,514	—	—	2,438

Long-term debt	3,762,333	(980,152)	4,731,406	11,079	—	—	—

Mandatorily redeemable preferred securities	940,000	—	—	—	200,000	440,000	300,000

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	2,303,085	—	2,303,085	—	—	—	—
Deferred credits related to income taxes	186,625	—	186,625	—	—	—	—
Accumulated deferred investment tax credits	312,506	—	312,506	—	—	—	—
Employee benefit obligations	295,788	—	295,788	—	—	—	—
Asset retirement obligations	475,585	—	475,585	—	—	—	—
Other cost of removal obligations	412,161	—	412,161	—	—	—	—
Miscellaneous regulatory liabilities	249,687	—	249,687	—	—	—	—
Other	63,432	—	63,432	—	—	—	—

Total deferred credits and other liabilities	4,298,869	—	4,298,869	—	—	—	—

Total liabilities	10,227,248	(986,645)	10,258,862	12,593	200,000	440,000	302,438

Preferred stock	14,569	—	14,569	—	—	—	—

Common stockholder’s equity	4,540,211	(38,488)	4,540,211	5,360	8,241	15,087	9,800

Total Liabilities and Stockholder’s Equity	$14,782,028	$(1,025,133)	$14,813,642	$17,953	$208,241	$455,087	$312,238

Notes to GEORGIA’s Consolidating

Financial Statements

(A)	Includes $3,202,001 equity in earnings for SEGCO, a subsidiary in which GEORGIA has 50% ownership. SEGCO is accounted for on the equity basis. See pages A-1 through A-15 for SEGCO’s financial statements consolidated for SOUTHERN.

(B)	Includes $31,684,625 of investments in SEGCO.

GULF POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	GULF Consolidated	Eliminations	GULF CORPORATE	GULF TRUST I	GULF TRUST II	GULF TRUST III	GULF TRUST IV
Operating Revenues:
Retail sales	$699,174	$—	$699,174	$—	$—	$—	$—
Sales for resale—
Non-affiliates	76,767	—	76,767	—	—	—	—
Affiliates	63,268	—	63,268	—	—	—	—
Other revenues	38,488	—	38,488	—	—	—	—

Total operating revenues	877,697	—	877,697	—	—	—	—

Operating Expenses:
Fuel	316,503	—	316,503	—	—	—	—
Purchased power—
Non-affiliates	17,137	—	17,137	—	—	—	—
Affiliates	33,020	—	33,020	—	—	—	—
Other operations	140,166	—	140,166	—	—	—	—
Maintenance	70,534	—	70,534	—	—	—	—
Depreciation and amortization	82,322	—	82,322	—	—	—	—
Taxes other than income taxes	66,115	—	66,115	—	—	—	—

Total operating expenses	725,797	—	725,797	—	—	—	—

Operating Income	151,900	—	151,900	—	—	—	—
Other Income and (Expense):
Allowance for equity funds used during construction	712	—	712	—	—	—	—
Interest income	888	(7,301)	888	127	2,584	2,281	2,309
Interest expense, net of amounts capitalized	(31,069)	7,301	(38,370)	—	—	—	—
Distributions on mandatorily redeemable preferred securities	(7,085)	—	—	(127)	(2,584)	(2,214)	(2,160)
Other income (expense), net	(5,242)	—	(5,242)	—	—	—	—

Total other income and (expense)	(41,796)	—	(42,012)	—	—	67	149

Earnings Before Income Taxes	110,104	—	109,888	—	—	67	149
Income taxes	40,877	—	40,877	—	—	—	—

Net Income	69,227	—	69,011	—	—	67	149
Dividends on Preferred Stock	217	—	217	—	—	—	—

Net Income After Dividends on Preferred Stock	$69,010	$—	$68,794	$—	$—	$67	$149

GULF POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	GULF Consolidated	Eliminations	GULF CORPORATE	GULF TRUST I	GULF TRUST II	GULF TRUST III	GULF TRUST IV
Operating Activities:
Net income	$69,227	$—	$69,011	$—	$—	$67	$149
Adjustments to reconcile net income to net cash provided from operating activities —
Depreciation and amortization	87,949	—	87,949	—	—	—	—
Deferred income taxes	2,303	—	2,303	—	—	—	—
Pension, postretirement, and other employee benefits	(717)	—	(717)	—	—	—	—
Tax benefit of stock options	1,768	—	1,768	—	—	—	—
Settlement of interest rate hedge	(3,266)	—	(3,266)	—	—	—	—
Other, net	6,829	—	6,829	—	—	—	—
Changes in certain current assets and liabilities —
Receivables, net	8,223	75	8,223	—	—	—	(75)
Fossil fuel stock	1,837	—	1,837	—	—	—	—
Materials and supplies	(1,091)	—	(1,091)	—	—	—	—
Other current assets	12,207	—	12,207	—	—	—	—
Accounts payable	(1,105)	—	(1,105)	—	—	—	—
Accrued taxes	(549)	—	(549)	—	—	—	—
Other current liabilities	7,576	(75)	7,578	—	—	—	73

Net cash provided from operating activities	191,191	—	190,977	—	—	67	147

Investing Activities:
Gross property additions	(99,284)	—	(99,284)	—	—	—	—
Cost of removal net of salvage	(7,881)	—	(7,881)	—	—	—	—
Other	(4,440)	(87,629)	(1,597)	40,000	45,000	(67)	(147)

Net cash used for investing activities	(111,605)	(87,629)	(108,762)	40,000	45,000	(67)	(147)

Financing Activities:
Increase in notes payable, net	9,187	—	9,187	—	—	—	—
Proceeds —
Pollution control bonds	61,625	—	61,625	—	—	—	—
Senior notes	225,000	—	225,000	—	—	—	—
Capital contributions from parent company	13,315	—	13,315	—	—	—	—
Redemptions —
Pollution control bonds	(61,625)	—	(61,625)	—	—	—	—
Senior notes	(151,757)	—	(151,757)	—	—	—	—
Other long-term debt	(20,000)	87,629	(107,629)	—	—	—	—
Mandatorily redeemable preferred securities	(85,000)	—	—	(40,000)	(45,000)	—	—
Payment of preferred stock dividends	(217)	—	(217)	—	—	—	—
Payment of common stock dividends	(70,200)	—	(70,200)	—	—	—	—
Other	(10,644)	—	(10,644)	—	—	—	—

Net cash provided from (used for) financing activities	(90,316)	87,629	(92,945)	(40,000)	(45,000)	—	—

Net Change in Cash and Cash Equivalents	(10,730)	—	(10,730)	—	—	—	—
Cash and Cash Equivalents at Beginning of Period	13,278	—	13,278	—	—	—	—

Cash and Cash Equivalents at End of Period	$2,548	$—	$2,548	$—	$—	$—	$—

GULF POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	GULF Consolidated	Eliminations	GULF CORPORATE	GULF TRUST I	GULF TRUST II	GULF TRUST III	GULF TRUST IV
Current Assets:
Cash and cash equivalents	$2,548	$—	$2,548	$—	$—	$—	$—
Receivables —
Customer accounts receivable	44,001	—	44,001	—	—	—	—
Unbilled revenues	31,548	—	31,548	—	—	—	—
Under recovered regulatory clause revenues	21,812	—	21,812	—	—	—	—
Other accounts and notes receivable	6,179	(187)	6,179	—	—	—	187
Affiliated companies	9,826	—	9,826	—	—	—	—
Accumulated provision for uncollectible accounts	(947)	—	(947)	—	—	—	—
Fossil fuel stock, at average cost	35,354	—	35,354	—	—	—	—
Materials and supplies, at average cost	35,930	—	35,930	—	—	—	—
Prepaid income taxes	4	—	4	—	—	—	—
Prepaid expenses	6,310	—	6,310	—	—	—	—
Vacation pay	5,254	—	5,254	—	—	—	—
Other	4,981	—	4,981	—	—	—	—

Total current assets	202,800	(187)	202,800	—	—	—	187

Property, Plant, and Equipment:
In service	2,306,959	—	2,306,959	—	—	—	—
Less accumulated provision for depreciation	847,519	—	847,519	—	—	—	—

	1,459,440	—	1,459,440	—	—	—	—
Construction work in progress	49,438	—	49,438	—	—	—	—

Total property, plant, and equipment	1,508,878	—	1,508,878	—	—	—	—

Other property and investments	12,597	(74,332)	14,763	—	—	30,928	41,238

Deferred Charges and Other Assets:
Deferred charges related to income taxes	18,263	—	18,263	—	—	—	—
Prepaid pension costs	42,014	—	42,014	—	—	—	—
Unamortized debt issuance expense	6,877	—	6,877	—	—	—	—
Unamortized loss on reacquired debt	19,389	—	19,389	—	—	—	—
Other	28,235	—	28,235	—	—	—	—

Total deferred charges and other assets	114,778	—	114,778	—	—	—	—

Total Assets	$1,839,053	$(74,519)	$1,841,219	$—	$—	$30,928	$41,425

GULF POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	GULF Consolidated	Eliminations	GULF CORPORATE	GULF TRUST I	GULF TRUST II	GULF TRUST III	GULF TRUST IV
Current Liabilities:
Securities due within one year	$50,000	$—	$50,000	$—	$—	$—	$—
Notes payable	37,666	—	37,666	—	—	—	—
Accounts payable —
Affiliated	26,945	—	26,945	—	—	—	—
Other	21,952	—	21,952	—	—	—	—
Customer deposits	18,271	—	18,271	—	—	—	—
Accrued taxes —
Income taxes	6,405	—	6,405	—	—	—	—
Other	8,621	—	8,621	—	—	—	—
Accrued interest	8,077	(187)	8,077	—	—	—	187
Accrued vacation pay	5,254	—	5,254	—	—	—	—
Accrued compensation	13,456	—	13,456	—	—	—	—
Other	9,694	—	9,694	—	—	—	—

Total current liabilities	206,341	(187)	206,341	—	—	—	187

Long-term debt	515,827	(72,166)	587,993	—	—	—	—

Mandatorily redeemable preferred securities	70,000	—	—	—	—	30,000	40,000

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	175,685	—	175,685	—	—	—	—
Deferred credits related to income taxes	26,545	—	26,545	—	—	—	—
Accumulated deferred investment tax credits	20,451	—	20,451	—	—	—	—
Employee benefit obligations	52,395	—	52,395	—	—	—	—
Other cost of removal obligations	151,229	—	151,229	—	—	—	—
Miscellaneous regulatory liabilities	27,903	—	27,903	—	—	—	—
Other	27,083	—	27,083	—	—	—	—

Total deferred credits and other liabilities	481,291	—	481,291	—	—	—	—

Total liabilities	1,273,459	(72,353)	1,275,625	—	—	30,000	40,187

Preferred stock	4,236	—	4,236	—	—	—	—

Common stockholder's equity	561,358	(2,166)	561,358	—	—	928	1,238

Total Liabilities and Stockholder's Equity	$1,839,053	$(74,519)	$1,841,219	$—	$—	$30,928	$41,425

MISSISSIPPI POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	MISSISSIPPI Consolidated	Eliminations	MISSISSIPPI CORPORATE	MISSISSIPPI TRUST II
Operating Revenues:
Retail sales	$516,301	$—	$516,301	$—
Sales for resale —
Non-affiliates	249,986	—	249,986	—
Affiliates	26,723	—	26,723	—
Contract termination	62,111	—	62,111	—
Other revenues	14,803	—	14,803	—

Total operating revenues	869,924	—	869,924	—

Operating Expenses:
Fuel	229,251	—	229,251	—
Purchased power —
Non-affiliates	18,523	—	18,523	—
Affiliates	74,674	—	74,674	—
Other operations —
Plant Daniel capacity	60,300	—	60,300	—
Other	169,775	—	169,775	—
Maintenance	70,043	—	70,043	—
Depreciation and amortization	55,700	—	55,700	—
Taxes other than income taxes	53,991	—	53,991	—

Total operating expenses	732,257	—	732,257	—

Operating Income	137,667	—	137,667	—
Other Income and (Expense):
Interest income	617	(2,598)	617	2,598
Interest expense	(14,369)	2,598	(16,967)	—
Distributions on mandatorily redeemable preferred securities	(2,520)	—	—	(2,520)
Other income (expense), net	(568)	—	(568)	—

Total other income and (expense)	(16,840)	—	(16,918)	78

Earnings Before Income Taxes	120,827	—	120,749	78
Income taxes	45,315	—	45,315	—

Net Income	75,512	—	75,434	78
Dividends on Preferred Stock	2,013	—	2,013	—

Net Income After Dividends on Preferred Stock	$73,499	$—	$73,421	$78

MISSISSIPPI POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	MISSISSIPPI Consolidated	Eliminations	MISSISSIPPI CORPORATE	MISSISSIPPI TRUST II
Operating Activities:
Net income	$75,512	$—	$75,434	$78
Adjustments to reconcile net income to net cash provided from operating activities —
Depreciation and amortization	60,226	—	60,226	—
Deferred income taxes and investment tax credits, net	(8,562)	—	(8,562)	—
Plant Daniel capacity	60,300	—	60,300	—
Pension, postretirement, and other employee benefits	(1,014)	—	(1,014)	—
Tax benefit of stock options	2,323	—	2,323	—
Other, net	6,517	—	6,517	—
Changes in certain current assets and liabilities —
Receivables, net	21,038	—	21,038	—
Fossil fuel stock	2,070	—	2,070	—
Materials and supplies	(1,607)	—	(1,607)	—
Other current assets	1,750	—	1,750	—
Accounts payable	(12,292)	—	(12,292)	—
Accrued taxes	(8,976)	—	(8,976)	—
Other current liabilities	(13,804)	—	(13,804)	—

Net cash provided from operating activities	183,481	—	183,403	78

Investing Activities:
Gross property additions	(69,345)	—	(69,345)	—
Cost of removal net of salvage	(5,811)	—	(5,811)	—
Other	(2,080)	—	(2,002)	(78)

Net cash used for investing activities	(77,236)	—	(77,158)	(78)

Financing Activities:
Proceeds —
Senior notes	90,000	—	90,000	—
Capital contributions from parent company	4,912	—	4,912	—
Redemptions —
First mortgage bonds	(33,350)	—	(33,350)	—
Pollution control bonds	(850)	—	(850)	—
Senior notes	(86,628)	—	(86,628)	—
Payment of preferred stock dividends	(2,013)	—	(2,013)	—
Payment of common stock dividends	(66,000)	—	(66,000)	—
Other	(5,891)	—	(5,891)	—

Net cash used for financing activities	(99,820)	—	(99,820)	—

Net Change in Cash and Cash Equivalents	6,425	—	6,425	—
Cash and Cash Equivalents at Beginning of Period	62,695	—	62,695	—

Cash and Cash Equivalents at End of Period	$69,120	$—	$69,120	$—

MISSISSIPPI POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	MISSISSIPPI Consolidated	Eliminations	MISSISSIPPI CORPORATE	MISSISSIPPI TRUST II
Current Assets:
Cash and cash equivalents	$69,120	$—	$69,120	$—
Receivables —
Customer accounts receivable	30,514	—	30,514	—
Unbilled revenues	19,278	—	19,278	—
Under recovered regulatory clause revenues	14,607	—	14,607	—
Other accounts and notes receivable	8,088	—	8,088	—
Affiliated companies	12,160	—	12,160	—
Accumulated provision for uncollectible accounts	(897)	—	(897)	—
Fossil fuel stock, at average cost	25,233	—	25,233	—
Materials and supplies, at average cost	23,670	—	23,670	—
Assets from risk management activities	2,857	—	2,857	—
Vacation pay	5,766	—	5,766	—
Prepaid income taxes	27,415	—	27,415	—
Prepaid expenses	4,517	—	4,517	—

Total current assets	242,328	—	242,328	—

Property, Plant, and Equipment:
In service	1,841,668	—	1,841,668	—
Less accumulated provision for depreciation	672,730	—	672,730	—

	1,168,938	—	1,168,938	—
Construction work in progress	25,844	—	25,844	—

Total property, plant, and equipment	1,194,782	—	1,194,782	—

Other property and investments	2,750	(37,164)	3,832	36,082

Deferred Charges and Other Assets:
Deferred charges related to income taxes	12,125	—	12,125	—
Prepaid pension costs	18,167	—	18,167	—
Unamortized debt issuance expense	6,993	—	6,993	—
Unamortized loss on reacquired debt	10,201	—	10,201	—
Prepaid rent	14,758	—	14,758	—
Other	16,280	—	16,280	—

Total deferred charges and other assets	78,524	—	78,524	—

Total Assets	$1,518,384	$(37,164)	$1,519,466	$36,082

MISSISSIPPI POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	MISSISSIPPI Consolidated	Eliminations	MISSISSIPPI CORPORATE	MISSISSIPPI TRUST II
Current Liabilities:
Securities due within one year	$80,000	$—	$80,000	$—
Accounts payable—
Affiliated	21,259	—	21,259	—
Other	55,309	—	55,309	—
Customer deposits	11,863	—	11,863	—
Accrued taxes—
Income taxes	1,696	—	1,696	—
Other	42,834	—	42,834	—
Accrued interest	3,223	—	3,223	—
Accrued vacation pay	5,766	—	5,766	—
Accrued compensation	23,832	—	23,832	—
Regulatory clauses over recovery	31,118	—	31,118	—
Other	4,867	—	4,867	—

Total current liabilities	281,767	—	281,767	—

Long-term debt	202,488	(36,082)	238,570	—

Mandatorily redeemable preferred securities	35,000	—	—	35,000

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	142,088	—	142,088	—
Deferred credits related to income taxes	23,279	—	23,279	—
Accumulated deferred investment tax credits	19,841	—	19,841	—
Employee benefit obligations	54,830	—	54,830	—
Plant Daniel lease guarantee obligation, at fair value	14,758	—	14,758	—
Plant Daniel capacity	60,300	—	60,300	—
Other cost of removal obligations	80,588	—	80,588	—
Miscellaneous regulatory liabilities	11,899	—	11,899	—
Other	27,248	—	27,248	—

Total deferred credits and other liabilities	434,831	—	434,831	—

Total liabilities	954,086	(36,082)	955,168	35,000

Preferred stock	31,809	—	31,809	—

Common stockholder’s equity	532,489	(1,082)	532,489	1,082

Total Liabilities and Stockholder’s Equity	$1,518,384	$(37,164)	$1,519,466	$36,082

SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	SAVANNAH Consolidated	Eliminations	SAVANNAH CORPORATE	SAVANNAH TRUST I
Operating Revenues:
Retail sales	$297,745	$—	$297,745	$—
Sales for resale—
Non-affiliates	5,653	—	5,653	—
Affiliates	6,499	—	6,499	—
Other revenues	4,158	—	4,158	—

Total operating revenues	314,055	—	314,055	—

Operating Expenses:
Fuel	55,308	—	55,308	—
Purchased power—
Non-affiliates	5,713	—	5,713	—
Affiliates	83,792	—	83,792	—
Other operations	56,823	—	56,823	—
Maintenance	26,798	—	26,798	—
Depreciation and amortization	20,499	—	20,499	—
Taxes other than income taxes	14,665	—	14,665	—

Total operating expenses	263,598	—	263,598	—

Operating Income	50,457	—	50,457	—
Other Income and (Expense):
Interest income	290	(2,825)	290	2,825
Interest expense, net of amounts capitalized	(9,590)	2,825	(12,415)	—
Distributions on mandatorily redeemable preferred securities	(2,740)	—	—	(2,740)
Other income (expense), net	(502)	—	(502)	—

Total other income and (expense)	(12,542)	—	(12,627)	85

Earnings Before Income Taxes	37,915	—	37,830	85
Income taxes	15,108	—	15,108	—

Net Income	$22,807	$—	$22,722	$85

SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	SAVANNAH Consolidated	Eliminations	SAVANNAH CORPORATE	SAVANNAH TRUST I
Operating Activities:
Net income	$22,807	$—	$22,722	$85
Adjustments to reconcile net income to net cash provided from operating activities—
Depreciation and amortization	22,587	—	22,587	—
Deferred income taxes and investment tax credits, net	793	—	793	—
Pension, postretirement, and other employee benefits	6,215	—	6,215	—
Tax benefit of stock options	884	—	884	—
Other, net	4,015	—	4,015	—
Changes in certain current assets and liabilities—
Receivables, net	1,189	—	1,189	—
Fossil fuel stock	(323)	—	(323)	—
Materials and supplies	516	—	516	—
Other current assets	4,057	—	4,057	—
Accounts payable	3,713	—	3,713	—
Accrued taxes	(983)	—	(983)	—
Other current liabilities	(5,311)	—	(5,311)	—

Net cash provided from operating activities	60,159	—	60,074	85

Investing Activities:
Gross property additions	(40,242)	—	(40,242)	—
Other	895	—	980	(85)

Net cash used for investing activities	(39,347)	—	(39,262)	(85)

Financing Activities:
Decrease in notes payable, net	(2,897)	—	(2,897)	—
Proceeds—
Pollution control bonds	13,870	—	13,870	—
Senior notes	60,000	—	60,000	—
Capital contributions from parent company	6,757	—	6,757	—
Redemptions—
Pollution control bonds	(13,870)	—	(13,870)	—
Senior notes	(20,000)	—	(20,000)	—
Other long-term debt	(5,541)	—	(5,541)	—
Payment of common stock dividends	(23,000)	—	(23,000)	—
Other	(2,166)	—	(2,166)	—

Net cash provided from financing activities	13,153	—	13,153	—

Net Change in Cash and Cash Equivalents	33,965	—	33,965	—
Cash and Cash Equivalents at Beginning of Period	3,978	—	3,978	—

Cash and Cash Equivalents at End of Period	$37,943	$—	$37,943	$—

SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	SAVANNAH Consolidated	Eliminations	SAVANNAH CORPORATE	SAVANNAH TRUST I
Current Assets:
Cash and cash equivalents	$37,943	$—	$37,943	$—
Receivables—
Customer accounts receivable	19,674	—	19,674	—
Unbilled revenues	11,288	—	11,288	—
Other accounts and notes receivable	1,138	—	1,138	—
Affiliated companies	4,872	—	4,872	—
Accumulated provision for uncollectible accounts	(641)	—	(641)	—
Fossil fuel stock, at average cost	8,652	—	8,652	—
Materials and supplies, at average cost	9,070	—	9,070	—
Prepaid income taxes	24,419	—	24,419	—
Prepaid expenses	1,377	—	1,377	—
Other	623	—	623	—

Total current assets	118,415	—	118,415	—

Property, Plant, and Equipment:
In service	912,504	—	912,504	—
Less accumulated provision for depreciation	402,394	—	402,394	—

	510,110	—	510,110	—
Construction work in progress	14,121	—	14,121	—

Total property, plant, and equipment	524,231	—	524,231	—

Other property and investments	2,248	(42,474)	3,485	41,237

Deferred charges and other Assets:
Deferred charges related to income taxes	9,611	—	9,611	—
Cash surrender value of life insurance for deferred compensation plans	23,866	—	23,866	—
Unamortized debt issuance expense	5,652	—	5,652	—
Unamortized loss on reacquired debt	7,488	—	7,488	—
Other	18,410	—	18,410	—

Total deferred charges and other assets	65,027	—	65,027	—

Total Assets	$709,921	$(42,474)	$711,158	$41,237

SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	SAVANNAH Consolidated	Eliminations	SAVANNAH CORPORATE	SAVANNAH TRUST I
Current Liabilities:
Securities due within one year	$40,910	$(41,237)	$42,147	$40,000
Accounts payable —
Affiliated	13,797	—	13,797	—
Other	13,147	—	13,147	—
Customer deposits	6,922	—	6,922	—
Accrued taxes —
Income taxes	1,172	—	1,172	—
Other	1,473	—	1,473	—
Accrued interest	2,802	—	2,802	—
Accrued vacation pay	2,530	—	2,530	—
Accrued compensation	5,652	—	5,652	—
Other	5,107	—	5,107	—

Total current liabilities	93,512	(41,237)	94,749	40,000

Long-term debt	222,493	—	222,493	—

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	83,852	—	83,852	—
Deferred credits related to income taxes	9,804	—	9,804	—
Accumulated deferred investment tax credits	8,625	—	8,625	—
Employee benefit obligations	39,833	—	39,833	—
Other cost of removal obligations	36,843	—	36,843	—
Miscellaneous regulatory liabilities	12,932	—	12,932	—
Other	15,735	—	15,735	—

Total deferred credits and other liabilities	207,624	—	207,624	—

Total liabilities	523,629	(41,237)	524,866	40,000

Common stockholder's equity	186,292	(1,237)	186,292	1,237

Total Liabilities and Stockholder's Equity	$709,921	$(42,474)	$711,158	$41,237

SOUTHERN POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	SOUTHERN POWER Consolidated	Eliminations	SOUTHERN POWER CORPORATE	SOUTHERN COMPANY FLORIDA	SOUTHERN COMPANY JET PORT	SOUTHERN COMPANY KLONDIKE	SOUTHERN COMPANY McLEOD	SOUTHERN COMPANY CHEROKEE
Operating Revenues:
Sales for resale—
Non-affiliates	$278,559	$—	$268,877	$9,682	$—	$—	$—	$—
Affiliates	312,586	—	312,586	—	—	—	—	—
Contract termination	80,000	—	80,000	—	—	—	—	—
Other revenues	10,635	—	10,615	20	—	—	—	—

Total operating revenues	681,780	—	672,078	9,702	—	—	—	—

Operating Expenses:
Fuel	115,256	—	115,256	—	—	—	—	—
Purchased power—
Non-affiliates	61,234	—	61,234	—	—	—	—	—
Affiliates	124,067	—	124,067	—	—	—	—	—
Other operations	50,852	—	49,772	1,080	—	—	—	—
Maintenance	11,389	—	11,173	216	—	—	—	—
Depreciation and amortization	39,012	—	37,916	1,096	—	—	—	—
Taxes other than income taxes	6,665	—	6,619	—	—	3	43	—

Total operating expenses	408,475	—	406,037	2,392	—	3	43	—

Operating Income	273,305	—	266,041	7,310	—	(3)	(43)	—
Other Income and (Expense):
Interest income	435	—	428	7	—	—	—	—
Equity in earnings of unconsolidated subsidiaries	—	(4,449)	4,449	—	—	—	—	—
Interest expense, net of amounts capitalized	(31,708)	—	(31,708)	—	—	—	—	—
Other income (expense), net	(2,029)	—	(2,029)	—	—	—	—	—

Total other income and (expense)	(33,302)	(4,449)	(28,860)	7	—	—	—	—

Earnings Before Income Taxes	240,003	(4,449)	237,181	7,317	—	(3)	(43)	—
Income taxes	85,221	—	82,399	2,822	—	—	—	—

Earnings Before Cumulative Effect of Accounting Change	154,782	(4,449)	154,782	4,495	—	(3)	(43)	—
Cumulative effect of accounting change—less income taxes of $231	367	—	367	—	—	—	—	—

Net Income	$155,149	$(4,449)	$155,149	$4,495	$—	$(3)	$(43)	$—

SOUTHERN POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	SOUTHERN POWER Consolidated	Eliminations	SOUTHERN POWER CORPORATE	SOUTHERN COMPANY FLORIDA	SOUTHERN COMPANY JET PORT	SOUTHERN COMPANY KLONDIKE	SOUTHERN COMPANY McLEOD	SOUTHERN COMPANY CHEROKEE
Operating Activities:
Net income	$155,149	$(4,449)	$155,149	$4,495	$—	$(3)	$(43)	$—
Adjustments to reconcile net income to net cash provided from operating activities —
Depreciation and amortization	43,712	—	42,616	1,096	—	—	—	—
Deferred income taxes and investment tax credits, net	22,521	—	22,521	—	—	—	—	—
Deferred capacity revenues	9,997	—	9,997	—	—	—	—	—
Equity in earnings of unconsolidated subsidiaries	—	4,449	(4,449)	—	—	—	—	—
Tax benefit of stock options	130	—	130	—	—	—	—	—
Settlement of interest rate hedges	(93,298)	—	(93,298)	—	—	—	—	—
Other, net	(25,787)	—	(25,503)	(284)	—	—	—	—
Changes in certain current assets and liabilities —
Receivables, net	(7,008)	—	(3,622)	(3,386)	—	—	—	—
Fossil fuel stock	5,232	—	5,232	—	—	—	—	—
Materials and supplies	(1,570)	—	(1,063)	(507)	—	—	—	—
Other current assets	(9,675)	—	(9,791)	116	—	—	—	—
Accounts payable	32,694	—	28,797	3,897	—	—	—	—
Accrued taxes	(6,939)	—	(9,761)	2,822	—	—	—	—
Accrued interest	9,299	—	9,299	—	—	—	—	—
Other current liabilities	236	—	236	—	—	—	—	—

Net cash provided from operating activities	134,693	—	126,490	8,249	—	(3)	(43)	—

Investing Activities:
Gross property additions	(344,362)	—	(259,423)	(80,434)	—	—	(4,505)	—
Investment in unconsolidated subsidiaries	—	76,402	(76,402)	—	—	—	—	—
Change in construction payables, net	(16,931)	—	(16,931)	—	—	—	—	—

Net cash used for investing activities	(361,293)	76,402	(352,756)	(80,434)	—	—	(4,505)	—

Financing Activities:
Decrease in notes payable, net—affiliated	(20,488)	—	(20,488)	—	—	—	—	—
Increase in notes payable, net	114,347	—	114,347	—	—	—	—	—
Proceeds —
Senior notes	575,000	—	575,000	—	—	—	—	—
Capital contributions from parent company	5,953	(76,402)	5,953	71,851	—	3	4,548	—
Retirements —
Other long-term debt	(379,640)	—	(379,640)	—	—	—	—	—
Capital distributions to parent company	(77,000)	—	(77,000)	—	—	—	—	—
Other	(8,248)	—	(8,248)	—	—	—	—	—

Net cash provided from financing activities	209,924	(76,402)	209,924	71,851	—	3	4,548	—

Net Change in Cash and Cash Equivalents	(16,676)	—	(16,342)	(334)	—	—	—	—
Cash and Cash Equivalents at Beginning of Period	19,474	—	16,342	3,128	1	1	1	1

Cash and Cash Equivalents at End of Period	$2,798	$—	$—	$2,794	$1	$1	$1	$1

SOUTHERN POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	SOUTHERN POWER Consolidated	Eliminations	SOUTHERN POWER CORPORATE	SOUTHERN COMPANY FLORIDA	SOUTHERN COMPANY JET PORT	SOUTHERN COMPANY KLONDIKE	SOUTHERN COMPANY McLEOD	SOUTHERN COMPANY CHEROKEE
Current Assets:
Cash and cash equivalents	$2,798	$—	$—	$2,794	$1	$1	$1	$1
Receivables —
Customer accounts receivable	10,772	—	7,093	3,679	—	—	—	—
Affiliated companies	14,130	—	14,423	(293)	—	—	—	—
Accumulated provision for uncollectible accounts	(350)	—	(350)	—	—	—	—	—
Other accounts receivable	270	—	270	—	—	—	—	—
Fossil fuel stock, at average cost	5,798	—	5,798	—	—	—	—	—
Materials and supplies, at average cost	8,123	—	7,616	507	—	—	—	—
Prepaid income taxes	11,222	—	11,222	—	—	—	—	—
Prepaid expenses	2,528	—	2,644	(116)	—	—	—	—
Assets from risk management activities	1,154	—	1,154	—	—	—	—	—
Other	20	—	20	—	—	—	—	—

Total current assets	56,465	—	49,890	6,571	1	1	1	1

Property, Plant, and Equipment:
In service	1,831,139	—	1,633,261	197,878	—	—	—	—
Less accumulated provision for depreciation	60,005	—	58,909	1,096	—	—	—	—

	1,771,134	—	1,574,352	196,782	—	—	—	—
Construction work in progress	504,097	—	496,600	(1,338)	3,714	612	4,505	4

Total property, plant, and equipment	2,275,231	—	2,070,952	195,444	3,714	612	4,505	4

Other Property and Investments	—	(205,423)	205,423	—	—	—	—	—

Deferred Charges and Other Assets:
Unamortized debt issuance expense	18,315	—	18,315	—	—	—	—	—
Accumulated deferred income taxes	21,911	—	21,911	—	—	—	—	—
Prepaid maintenance expenses	21,728	—	21,728	—	—	—	—	—
Prepaid transmission expenses—affiliated	12,790	—	12,790	—	—	—	—	—
Other	2,845	—	1,339	1,473	—	—	—	33

Total deferred charges and other assets	77,589	—	76,083	1,473	—	—	—	33

Total Assets	$2,409,285	$(205,423)	$2,402,348	$203,488	$3,715	$613	$4,506	$38

SOUTHERN POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	SOUTHERN POWER Consolidated	Eliminations	SOUTHERN POWER CORPORATE	SOUTHERN COMPANY FLORIDA	SOUTHERN COMPANY JET PORT	SOUTHERN COMPANY KLONDIKE	SOUTHERN COMPANY McLEOD	SOUTHERN COMPANY CHEROKEE
Current Liabilities:
Securities due within one year	$200	$—	$200	$—	$—	$—	$—	$—
Notes payable	114,347	—	114,347	—	—	—	—	—
Accounts payable —
Affiliated	51,442	—	47,724	3,718	—	—	—	—
Other	6,591	—	6,250	341	—	—	—	—
Accrued taxes —
Income taxes	—	—	—	—	—	—	—	—
Other	1,289	—	(1,565)	2,854	—	—	—	—
Accrued interest	30,012	—	30,012	—	—	—	—	—
Other	489	—	489	—	—	—	—	—

Total current liabilities	204,370	—	197,457	6,913	—	—	—	—

Long-Term Debt:
Senior notes
6.25% due 2012	575,000	—	575,000	—	—	—	—	—
4.875% due 2015	575,000	—	575,000	—	—	—	—	—
Other long-term debt	1,685	—	1,685	—	—	—	—	—
Unamortized debt premium (discount), net	(2,573)	—	(2,573)	—	—	—	—	—

Long-term debt	1,149,112	—	1,149,112	—	—	—	—	—

Deferred Credits and Other Liabilities:
Deferred capacity revenues —
Affiliated	28,799	—	28,799	—	—	—	—	—
Other	256	—	256	—	—	—	—	—
Other —
Affiliated	15,061	—	15,061	—	—	—	—	—
Other	211	—	187	24	—	—	—	—

Total deferred credits and other liabilities	44,327	—	44,303	24	—	—	—	—

Total liabilities	1,397,809	—	1,390,872	6,937	—	—	—	—

Common stockholder’s equity:
Common stock, par value $0.01 per share —
Authorized—1,000,000 shares
Outstanding—1,000 shares
Paid-in capital	850,312	(200,927)	850,312	192,006	3,716	618	4,549	38
Retained earnings	217,626	(4,496)	217,626	4,545	(1)	(5)	(43)	—
Accumulated other comprehensive income (loss)	(56,462)	—	(56,462)	—	—	—	—	—

Total common stockholder’s equity	1,011,476	(205,423)	1,011,476	196,551	3,715	613	4,506	38

Total Liabilities and Stockholder’s Equity	$2,409,285	$(205,423)	$2,402,348	$203,488	$3,715	$613	$4,506	$38

SOUTHERN COMPANY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	SOUTHERN HOLDINGS Consolidated	Eliminations	SOUTHERN HOLDINGS	SE FINANCE CAPITAL CORP II	CAPITAL FUNDING	SCES LLC	ALABAMA SYNFUEL ENERGY	SYNFUEL SERVICES	ERA	ELECTRO TECHNOLOGIES	SCRS	SERC
Operating Revenues:
Retail sales	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Sales for resale —
Non-affiliates	—	—	—	—	—	—	—	—	—	—	—	—
Affiliates	819	—	—	—	—	450	—	—	—	—	369	—
Other electric revenues	—	—	—	—	—	—	—	—	—	—	—	—
Other revenues	142,926	—	—	—	—	49,449	—	85,244	7,928	—	305	—

Total operating revenues	143,745	—	—	—	—	49,899	—	85,244	7,928	—	674	—

Operating Expenses:
Fuel	—	—	—	—	—	—	—	—	—	—	—	—
Purchased power —
Non-affiliates	—	—	—	—	—	—	—	—	—	—	—	—
Affiliates	—	—	—	—	—	—	—	—	—	—	—	—
Other operations	151,035	—	23	5,187	62	47,607	30,368	65,396	1,206	57	1,129	—
Maintenance	—	—	—	—	—	—	—	—	—	—	—	—
Depreciation and amortization	16,928	—	—	1,363	10,631	1,157	1,896	—	1,881	—	—	—
Taxes other than income taxes	—	—	—	—	—	—	—	—	—	—	—	—

Total operating expenses	167,963	—	23	6,550	10,693	48,764	32,264	65,396	3,087	57	1,129	—

Operating Income	(24,218)	—	(23)	(6,550)	(10,693)	1,135	(32,264)	19,848	4,841	(57)	(455)	—
Other Income and (Expense):
Allowance for equity funds used during construction	—	—	—	—	—	—	—	—	—	—	—	—
Interest income	88,239	(480)	313	380	86,841	811	249	73	23	5	24	—
Equity in earnings (losses) of unconsolidated subsidiaries	(93,282)	(81,002)	81,002	(40,742)	—	—	(50,967)	—	—	(1,573)	—	—
Leveraged lease income	65,778	—	—	65,778	—	—	—	—	—	—	—	—
Interest expense, net of amounts capitalized	(38,107)	480	(117)	(17,044)	(21,085)	(164)	(49)	—	(118)	—	(10)	—
Distributions on mandatorily redeemable preferred securities	(64,083)	—	—	—	(64,083)	—	—	—	—	—	—	—
Preferred dividends of subsidiaries	—	—	—	—	—	—	—	—	—	—	—	—
Other income (expense), net	1,630	—	—	(198)	—	1,828	—	—	—	—	—	—

Total other income and (expense)	(39,825)	(81,002)	81,198	8,174	1,673	2,475	(50,767)	73	(95)	(1,568)	14	—

Earnings From Continuing Operations Before Income Taxes	(64,043)	(81,002)	81,175	1,624	(9,020)	3,610	(83,031)	19,921	4,746	(1,625)	(441)	—
Income taxes	(145,157)	—	61	(50,543)	(3,157)	1,254	(101,734)	7,759	1,945	(569)	(173)	—

Earnings From Continuing Operations Before Cumulative Effect of Accounting Change	81,114	(81,002)	81,114	52,167	(5,863)	2,356	18,703	12,162	2,801	(1,056)	(268)	—
Cumulative effect of accounting change— less income taxes of less than $1	—	—	—	—	—	—	—	—	—	—	—	—

Consolidated Net Income	$81,114	$(81,002)	$81,114	$52,167	$(5,863)	$2,356	$18,703	$12,162	$2,801	$(1,056)	$(268)	$—

SOUTHERN COMPANY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	SOUTHERN HOLDINGS Consolidated	Eliminations	SOUTHERN HOLDINGS	CAPITAL CORP II	CAPITAL FUNDING	SCES LLC
Operating Activities:
Consolidated net income	$81,114	$(81,002)	$81,114	$52,167	$(5,863)	$2,356
Adjustments to reconcile consolidated neta income to net cash provided from (used for) operating activities
Depreciation and amortization	16,928	—	—	1,363	10,631	1,157
Deferred income taxes and investment tax credits	82,485	—	—	83,171	—	(699)
Plant Daniel capacity	—	—	—	—	—	—
Deferred capacity revenues	—	—	—	—	—	—
Equity in losses of unconsolidated subsidiaries	93,282	81,002	(81,002)	40,742	—	—
Leveraged lease income	(65,778)	—	—	(65,778)	—	—
Pension, postretirement, and other employee benefits	149	—	—	—	—	149
Tax benefit of stock options	61	—	61	—	—	—
Settlement of interest rate hedges	—	—	—	—	—	—
Other, net	20,207	—	2,446	(7,029)	—	15,332
Changes in certain current assets and liabilities —
Receivables, net	(29,341)	(224)	137	(24,405)	1,891	(1,043)
Fossil fuel stock	—	—	—	—	—	—
Materials and supplies	7,152	—	—	—	—	7,152
Other current assets	14,309	—	(2,503)	(2,836)	7,228	952
Accounts payable	(11,207)	—	5	(2,743)	(18)	(3,554)
Accrued taxes	(4,536)	—	69	415	(3,349)	(1,041)
Other current liabilities	(1,975)	224	25	(1,750)	(91)	(202)

Net cash provided from (used for) operating activities of continuing operations	202,850	—	352	73,317	10,429	20,559

Investing Activities:
Gross property additions	(10,177)	—	—	—	—	(599)
Investment in unconsolidated subsidiaries	(72,774)	19,185	(19,185)	(6,057)	—	—
Return of capital from unconsolidated subsidiaries	—	(98,240)	—	33,000	15,940	—
Cost of removal net of salvage	—	—	—	—	—	—
Other	416,857	(1,000)	(600)	1,600	430,339	(9,982)

Net cash provided from (used for) investing activities of continuing operations	333,906	(80,055)	(19,785)	(28,543)	446,279	(10,581)

Financing Activities:
Increase (decrease) in notes payable, net	(3,597)	—	—	(346)	—	(6,501)
Proceeds —
Long-term debt	3,500	1,000	—	—	—	—
Mandatorily redeemable preferred securities	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—
Common Stock	—	—	—	—	—	—
Capital contributions from parent company	3,379	(19,185)	3,379	—	1	278
Redemptions —		—	—	—	—	—
Long-term debt	(60,469)	—	—	(35,469)	(25,000)	—
Mandatorily redeemable preferred securities	(394,514)	—	—	—	(394,514)	—
Preferred stock	—	—	—	—	—	—
Common Stock Repurchased	—	—	—	—	—	—
Capital distributions to parent company	—	—	—	—	—	—
Payment of preferred stock dividends	—	—	—	—	—	—
Payment of common stock dividends	(60,000)	98,240	(60,000)	(33,000)	(15,940)	—
Other	—	—	—	—	—	—

Net cash provided from (used for) financing activities of continuing operations	(511,701)	80,055	(56,621)	(68,815)	(435,453)	(6,223)

Net Change in Cash and Cash Equivalents	25,055	—	22,175	47	5,315	3,754
Cash and Cash Equivalents at Beginning of Period	90,363	—	3,973	37,412	1,932	(103)

Cash and Cash Equivalents at End of Period	$115,418	$—	$26,148	$37,459	$7,247	$3,651

	ALABAMA SYNFUEL ENERGY	SYNFUEL SERVICES	ERA	ELECTRO TECHNOLOGIES	SCRS	SERC
Operating Activities:
Consolidated net income	$18,703	$12,162	$2,801	$(1,056)	$(268)	$—
Adjustments to reconcile consolidated neta income to net cash provided from (used for) operating activities —
Depreciation and amortization	1,896	—	1,881	—	—	—
Deferred income taxes and investment tax credits	—	—	—	—	13	—
Plant Daniel capacity	—	—	—	—	—	—
Deferred capacity revenues	—	—	—	—	—	—
Equity in losses of unconsolidated subsidiaries	50,967	—	—	1,573	—	—
Leveraged lease income	—	—	—	—	—	—
Pension, postretirement, and other employee benefits	—	—	—	—	—	—
Tax benefit of stock options	—	—	—	—	—	—
Settlement of interest rate hedges	—	—	—	—	—	—
Other, net	8,439	—	—	—	1,019	—
Changes in certain current assets and liabilities —
Receivables, net	—	(5,296)	18	(1)	(126)	(292)
Fossil fuel stock	—	—	—	—	—	—
Materials and supplies	—	—	—	—	—	—
Other current assets	11,664	—	(349)	94	59	—
Accounts payable	(5,285)	—	(98)	(96)	219	363
Accrued taxes	302	(897)	(17)	(18)	—	—
Other current liabilities	9	—	(233)	—	43	—

Net cash provided from (used for) operating activities of continuing operations	86,695	5,969	4,003	496	959	71

Investing Activities:
Gross property additions	—	—	(3,000)	—	(6,578)	—
Investment in unconsolidated subsidiaries	(50,967)	—	—	(15,750)	—	—
Return of capital from unconsolidated subsidiaries	34,750	14,050	500	—	—	—
Cost of removal net of salvage	—	—	—	—	—	—
Other	—	—	—	—	(3,500)	—

Net cash provided from (used for) investing activities of continuing operations	(16,217)	14,050	(2,500)	(15,750)	(10,078)	—

Financing Activities:
Increase (decrease) in notes payable, net	—	—	—	—	3,250	—
Proceeds —
Long-term debt	(1,000)	—	—	—	3,500	—
Mandatorily redeemable preferred securities	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—
Common Stock	—	—	—	—	—	—
Capital contributions from parent company	—	518	120	15,750	2,518	—
Redemptions —	—	—	—	—	—	—
Long-term debt	—	—	—	—	—	—
Mandatorily redeemable preferred securities	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—
Common Stock Repurchased	—	—	—	—	—	—
Capital distributions to parent company	—	—	—	—	—	—
Payment of preferred stock dividends	—	—	—	—	—	—
Payment of common stock dividends	(34,750)	(14,050)	(500)	—	—	—
Other	—	—	—	—	—	—

Net cash provided from (used for) financing activities of continuing operations	(35,750)	(13,532)	(380)	15,750	9,268	—

Net Change in Cash and Cash Equivalents	(6,487)	(923)	450	498	151	75

Cash and Cash Equivalents at Beginning of Period	40,648	4,367	1,428	706	—	—

Cash and Cash Equivalents at End of Period	$34,161	$3,444	$1,878	$1,204	$151	$75

SOUTHERN COMPANY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	SOUTHERN HOLDINGS Consolidated	Eliminations	SOUTHERN HOLDINGS	SE FINANCE CAPITAL CORP II	CAPITAL FUNDING	SCES LLC	ALABAMA SYNFUEL ENERGY	SYNFUEL SERVICES	ERA	ELECTRO TECHNOLOGIES	SCRS	SERC
Current Assets:
Cash and cash equivalents	$115,418	$—	$26,148	$37,459	$7,247	$3,651	$34,161	$3,444	$1,878	$1,204	$151	$75
Receivables —
Customer accounts receivable	14,218	—	—	—	2	3,917	—	9,386	883	—	30	—
Unbilled revenues	—	—	—	—	—	—	—	—	—	—	—	—
Under recovered regulatory clause revenues	—	—	—	—	—	—	—	—	—	—	—	—
Other accounts and notes receivable	35,495	—	323	29,328	10	5,810	—	—	—	—	24	—
Affiliated companies	26,662	(93)	1,469	227	21,166	3,491	31	5	1	—	72	293
Accumulated provision for uncollectible accounts	(228)	—	—	—	—	(228)	—	—	—	—	—	—
Fossil fuel stock, at average cost	—	—	—	—	—	—	—	—	—	—	—	—
Vacation pay	—	—	—	—	—	—	—	—	—	—	—	—
Materials and supplies, at average cost	1,827	—	—	—	—	1,827	—	—	—	—	—	—
Prepaid expenses	(1,494)	—	2,425	3,180	(9,231)	1,613	570	—	—	(110)	59	—
Other	—	—	—	—	—	—	—	—	—	—	—	—

Total current assets	191,898	(93)	30,365	70,194	19,194	20,081	34,762	12,835	2,762	1,094	336	368

Property, Plant, and Equipment:
In service	17,020	—	—	—	—	5,715	—	—	9,913	—	1,392	—
Less accumulated depreciation	6,955	—	—	—	—	2,035	—	—	4,920	—	—	—

	10,065	—	—	—	—	3,680	—	—	4,993	—	1,392	—
Nuclear fuel, at amortized cost	—	—	—	—	—	—	—	—	—	—	—	—
Construction work in progress	5,186	—	—	—	—	—	—	—	—	—	5,186	—

Total property, plant, and equipment	15,251	—	—	—	—	3,680	—	—	4,993	—	6,578	—

Other Property and Investments:
Nuclear decommissioning trusts, at fair value	—	—	—	—	—	—	—	—	—	—	—	—
Leveraged leases	837,843	—	—	837,843	—	—	—	—	—	—	—	—
Equity investments in unconsolidated subsidiaries	65,710	(255,885)	255,885	26,672	—	—	22,368	—	—	16,670	—	—
Other	1,002,700	(7,099)	7,099	—	974,044	25,156	—	—	—	—	3,500	—

Total other property and investments	1,906,253	(262,984)	262,984	864,515	974,044	25,156	22,368	—	—	16,670	3,500	—

Deferred Charges and Other Assets:
Deferred charges related to income taxes	—	—	—	—	—	—	—	—	—	—	—	—
Prepaid pension costs	—	—	—	—	—	—	—	—	—	—	—	—
Unamortized debt issuance expense	12,189	—	—	2,812	9,377	—	—	—	—	—	—	—
Unamortized loss on reacquired debt	—	—	—	—	—	—	—	—	—	—	—	—
Other	32,607	—	—	6,305	—	20,256	46	—	6,000	—	—	—

Total deferred charges and other assets	44,796	—	—	9,117	9,377	20,256	46	—	6,000	—	—	—

Total Assets	$2,158,198	$(263,077)	$293,349	$943,826	$1,002,615	$69,173	$57,176	$12,835	$13,755	$17,764	$10,414	$368

SOUTHERN COMPANY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	SOUTHERN HOLDINGS Consolidated	Eliminations	SOUTHERN HOLDINGS	SE FINANCE CAPITAL CORP II	CAPITAL FUNDING	SCES LLC	ALABAMA SYNFUEL ENERGY	SYNFUEL SERVICES	ERA	ELECTRO TECHNOLOGIES	SCRS	SERC
Current Liabilities:
Securities due within one year	$31,179	$—	$—	$27,193	$—	$3,986	$—	$—	$—	$—	$—	$—
Notes payable	3,250	—	—	—	—	—	—	—	—	—	3,250	—
Accounts payable —
Affiliated	13,680	—	4	706	31	348	3,910	7,018	5	4	1,291	363
Other	7,178	—	8	1,226	10	5,520	—	—	347	—	67	—
Customer deposits	—	—	—	—	—	—	—	—	—	—	—	—
Accrued taxes —
Income taxes	34,240	—	546	9,071	(5,278)	568	28,250	897	211	(25)	—	—
Other	—	—	—	—	—	—	—	—	—	—	—	—
Accrued interest	22,532	(93)	25	465	21,999	—	8	—	85	—	43	—
Accrued vacation pay	—	—	—	—	—	—	—	—	—	—	—	—
Accrued compensation	2,100	—	—	—	—	2,100	—	—	—	—	—	—
Other	14,549	—	—	—	—	14,549	—	—	—	—	—	—

Total current liabilities	128,708	(93)	583	38,661	16,762	27,071	32,168	7,915	648	(21)	4,651	363

Long-term debt	781,732	(7,099)	—	353,081	400,000	25,151	—	—	7,099	—	3,500	—

Mandatorily redeemable preferred securities	555,486	—	—	—	555,486	—	—	—	—	—	—	—

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	384,766	—	—	355,919	—	7,397	21,003	—	434	—	13	—
Deferred credits related to income taxes	—	—	—	—	—	—	—	—	—	—	—	—
Accumulated deferred investment tax credits	—	—	—	—	—	—	—	—	—	—	—	—
Employee benefit obligations	1,721	—	—	—	—	1,721	—	—	—	—	—	—
Asset retirement obligations	—	—	—	—	—	—	—	—	—	—	—	—
Other cost of removal obligations	—	—	—	—	—	—	—	—	—	—	—	—
Deferred capacity revenues	—	—	—	—	—	—	—	—	—	—	—	—
Miscelleanous regulatory liabilities	—	—	—	—	—	—	—	—	—	—	—	—
Other	13,026	—	—	—	—	201	12,325	500	—	—	—	—

Total deferred credits and other liabilities	399,513	—	—	355,919	—	9,319	33,328	500	434	—	13	—

Total Liabilities	1,865,439	(7,192)	583	747,661	972,248	61,541	65,496	8,415	8,181	(21)	8,164	363

Cumulative preferred stock of subsidiaries	—	—	—	—	—	—	—	—	—	—	—	—

Common stockholders’ equity	292,759	(255,885)	292,766	196,165	30,367	7,632	(8,320)	4,420	5,574	17,785	2,250	5

Total Liabilities and Stockholders’ Equity	$2,158,198	$(263,077)	$293,349	$943,826	$1,002,615	$69,173	$57,176	$12,835	$13,755	$17,764	$10,414	$368

EXHIBITS.

Exhibits (including reference to previous filings):

Exhibit Number	Description of Exhibit

A-1	Annual Report of SOUTHERN on Form 10-K for the year ended December 31, 2003. (File No. 1-3526.)

A-2	Annual Report of ALABAMA on Form 10-K for the year ended December 31, 2003. (File No. 1-3164.)

A-3	Annual Report of GEORGIA on Form 10-K for the year ended December 31, 2003. (File No. 1-6468.)

A-4	Annual Report of GULF on Form 10-K for the year ended December 31, 2003. (File No. 0-2429.)

A-5	Annual Report of MISSISSIPPI on Form 10-K for the year ended December 31, 2003. (File No. 001-11229.)

A-6	Annual Report of SAVANNAH on Form 10-K for the year ended December 31, 2003. (File No. 1-5072.)

A-7	Annual Report of SOUTHERN POWER on Form 10-K for the year ended December 31, 2003. (File No. 333-98553.)

B-1	Composite Certificate of Incorporation of SOUTHERN, reflecting all amendments thereto through January 5, 1994. (Designated in Registration No. 33-3546, as Exhibit 4(a), in Certificate of Notification, File No. 70-7341, as Exhibit A and in Certificate of Notification, File No. 70-8181, as Exhibit A.)

B-2	By-laws of SOUTHERN as amended effective February 17, 2003, and as presently in effect. (Designated in SOUTHERN’s Form 10-Q for the quarter ended June 30, 2003, File No. 1-3526, as Exhibit 3(a)1.)

B-3	Charter of ALABAMA and amendments thereto through February 17, 2004. (Designated in Registration No. 2-59634 as Exhibit 2(b), in Registration No. 2-60209 as Exhibit 2(c), in Registration No. 2-60484 as Exhibit 2(b), in Registration No. 2-70838 as Exhibit 4(a)-2, in Registration No. 2-85987 as Exhibit 4(a)-2, in Registration No. 33-25539 as Exhibit 4(a)-2, in Registration No. 33-43917 as Exhibit 4(a)-2, in Form 8-K dated February 5, 1992, File No. 1-3164, as Exhibit 4(b)-3, in Form 8-K dated July 8, 1992, File No. 1-3164, as Exhibit 4(b)-3, in Form 8-K dated October 27, 1993, File No. 1-3164, as Exhibits 4(a) and 4(b), in Form 8-K dated November 16, 1993, File No. 1-3164, as Exhibit 4(a), in Certificate of Notification, File No. 70-8191, as Exhibit A, in Form 10-K for the year ended December 31, 1997, File No. 1-3164, as Exhibit 3(b)2, in Form 8-K dated August 10, 1998, File No. 1-3164, as Exhibit 4.4, in Form 10-K for the year ended December 31, 2000, File No. 1-3164, as Exhibit 3(b)2, in Form 10-K for the year ended December 31, 2001, File No. 1-3164, as Exhibit 3(b)2, in Form 8-K dated February 5, 2003, File No. 1-3164, as Exhibit 4.4, in ALABAMA’s Form 10Q for the quarter ended March 31, 2003, File No. 1-3164, as Exhibit 3(b)1 and in Form 8-K dated February 5, 2004, File No. 1-3164 as Exhibit 4.4.)

B-4	By-laws of ALABAMA as amended effective April 25, 2003, and as presently in effect. (Designated in Form 10-Q for the quarter ended March 31, 2003, File No. 1-3164, as Exhibit 3(b)2.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit Number	Description of Exhibit

B-5	Charter of GEORGIA and amendments thereto through January 16, 2001. (Designated in Registration No. 2-63392 as Exhibit 2(a)-2, in Registration No. 2-78913 as Exhibits 4(a)-(2) and 4(a)-(3), in Registration No. 2-93039 as Exhibit 4(a)-(2), in Registration No. 2-96810 as Exhibit 4(a)(2), in Registration No. 33-141 as Exhibit 4(a)(2), in Registration No. 33-1359 as Exhibit 4(a)(2), in Registration No. 33-5405 as Exhibit 4(b)(2), in Registration No. 33-14367 as Exhibits 4(b)-2 and 4(b)-3, in Registration No. 33-22504 as Exhibits 4(b)-(2), 4(b)-(3) and 4(b)-(4), in GEORGIA’s Form 10-K for the year ended December 31, 1991, File No. 1-6468, as Exhibits 4(a)(2) and 4(a)(3), in Registration No. 33-48895, as Exhibits 4(b)-(2) and 4(b)-(3), in Form 8-K dated December 10, 1992, File No. 1-6468, as Exhibit 4(b), in Form 8-K dated June 17, 1993, File No. 1-6468, as Exhibit 4(b), in Form 8-K dated October 20, 1993, File No. 1-6468, as Exhibit 4(b), in Form 10-K for the year ended December 31, 1997, File No. 1-6468, as Exhibit 3(c)2 and in Form 10-K for the year ended December 31, 2000, File No. 1-6468, as Exhibit 3(c)2.)

B-6	By-laws of GEORGIA as amended effective February 19, 2003, and as presently in effect. (Designated in GEORGIA’s Form 10-K for the year ended December 31, 2002, File No. 1-6468, as Exhibit 3(c)2.)

B-7	Restated Articles of Incorporation of GULF and amendments thereto through February 9, 2001. (Designated in Registration No. 33-43739 as Exhibit 4(b)-(1), in Form 8-K dated January 15, 1992, File No. 0-2429, as Exhibit 1(b), in Form 8-K dated August 18, 1992, File No. 0-2429, as Exhibit 4(b)-2, in Form 8-K dated September 22, 1993, File No. 0-2429, as Exhibit 4, in Form 8-K dated November 3, 1993, File No. 0-2429, as Exhibit 4, in Form 10-K for the year ended December 31, 1997, File No. 0-2429, as Exhibit 3(d)2 and in Form 10-K for the year ended December 31, 2000, File No. 0-2429, as Exhibit 3(d)2.)

B-8	By-laws of GULF as amended effective July 26, 2002, and as presently in effect. (Designated in Form 10-K for the year ended December 31, 2002, File No. 0-2429, as Exhibit 3(d)2.)

B-9	Articles of incorporation of MISSISSIPPI, articles of merger of Mississippi Power Company (a Maine corporation) into MISSISSIPPI and articles of amendment to the articles of incorporation of MISSISSIPPI through April 2, 2004. (Designated in Registration No. 2-71540 as Exhibit 4(a)-1, in Form U5S for 1987, File No. 30-222-2, as Exhibit B-10, in Registration No. 33-49320 as Exhibit 4(b)-1, in Form 8-K dated August 5, 1992, File No. 0-6849, as Exhibits 4(b)-2 and 4(b)-3 in Form 8-K dated August 4, 1993, File No. 0-6849, as Exhibit 4(b)-3, in Form 8-K dated August 18, 1993, File No. 0-6849, as Exhibit 4(b)-3, in Form 10-K for the year ended December 31, 1997, File No. 0-6849, as Exhibit 3(e)2, in Form 10-K for the year ended December 31, 2000, File No. 0-6849, as Exhibit 3(e)2 and in Form 8-K dated March 3, 2004, File No. 0-6849, as Exhibit 4.6.)

B-10	By-laws of MISSISSIPPI as amended effective February 28, 2001, and as presently in effect. (Designated if Form 10-K for the year ended December 31, 2001, File No. 0-6849, as Exhibit 3(e)2.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit Number	Description of Exhibit

B-11	Charter of SAVANNAH and amendments thereto through December 2, 1998. (Designated in Registration No. 33-25183 as Exhibit 4(b)-(1), in Registration No. 33-45757 as Exhibit 4(b)-(2), in Form 8-K dated November 9, 1993, File No. 1-5072 as Exhibit 4(b) and in Form 10-K for the year ended December 31, 1998, File No. 1-5072, as Exhibit 3(f)2.)

B-12	By-laws of SAVANNAH as amended effective May 17, 2000, and as presently in effect. (Designated in SAVANNAH’s Form 10-K for the year ended December 31, 2000, File No. 1-5072, as Exhibit 3(f)2.)

B-13	SCS Certificate of Incorporation as amended. (Designated in Form U-1, File No. 70-3573, as Exhibit A-1; in Form U-1, File No. 70-3833, as Exhibit A-2; Form U5S for 1962, File No. 30-222-2, as Exhibit A-17; and Form U5S for 1985, File No. 30-222-2, as Exhibit B-13(b).)

B-14	SCS By-laws as amended to date, last amended October 19, 1998. (Designated in Form U5S for 1998, File No. 30-222-2, as Exhibit B-16.)

B-15	Amended and Restated Articles of Incorporation of MESH dated February 7, 2000. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-15.)

B-16	By-laws of MESH. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-24.)

B-17	Articles of Incorporation of Southern Management Development, Inc. and amendments thereto through March 6, 2001. (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibit B-23 , in Form U5S for 1987, File No. 30-222-2, as Exhibit B-27, in Form U5S for 1993, File No. 30-222-2, as Exhibit B-25 and in Form U5S for 2001, File No. 30-222-2, as Exhibit B-18.)

B-18	Amended and Restated By-laws of Southern Management Development, Inc. effective March 5, 2001. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-19.)

B-19	Articles of Incorporation of SOUTHERN NUCLEAR and amendment thereto through June 14, 1991. (Designated in Form U5S for 1991, File No. 30-222-2, as Exhibit B-28.)

B-20	By-laws of SOUTHERN NUCLEAR as amended to date, last amended May 21, 1991. (Designated in Form U5S for 1991, File No. 30-222-2, as Exhibit B-27 and in Form U5S for 1997, File No. 30-222-2, as Exhibit B-28.)

B-21	Certificate of Incorporation of SERC. (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-30.)

B-22	By-laws of SERC. (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-31.)

B-23	Certificate of Incorporation of Southern LINC. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-31.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit Number	Description of Exhibit

B-24	By-laws of Southern LINC. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-32.)

B-25	Certificate of Incorporation of Southern Telecom, Inc. as amended through February 17, 1998. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-26.)

B-26	By-Laws of Southern Telecom, Inc. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-50.)

B-27	Certificate of Incorporation of Southern Company Funding Corporation dated January 17, 2001. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-28.)

B-28	By-Laws of Southern Company Funding Corporation effective January 17, 2001. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-29.)

B-29	Certificate of Incorporation of Southern Company Holdings, Inc. as amended through March 6, 2001. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-30.)

B-30	By-Laws of Southern Company Holdings, Inc. effective March 5, 2001. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-31.)

B-31	Certificate of Incorporation of Southern Information Holding Company, Inc. as amended through February 17, 1998. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-32.)

B-32	By-Laws of Southern Information Holding Company, Inc. effective September 9, 1996. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-33.)

B-33	Certificate of Incorporation of Southern Power Company dated January 8, 2001. (Designated in Registration No. 333-98553 as Exhibit 3.1.)

B-34	By-Laws of Southern Power Company effective January 8, 2001. (Designated in Registration No. 333-98553 as Exhibit 3.2.)

C-1	Subordinated Note Indenture dated as of February 1, 1997, among SOUTHERN, Southern Company Capital Funding, Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee, and indentures supplemental thereto dated as of February 4, 1997. (Designated in Registration Nos. 333-28349 as Exhibits 4.1 and 4.2 and 333-28355 as Exhibit 4.2.)

C-2	Subordinated Note Indenture dated as of June 1, 1997, among SOUTHERN, Southern Company Capital Funding, Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee, and indentures supplemental thereto through of July 31, 2002. (Designated in Form 10-K for the year ended December 31, 1997, File No. 1-3526, as Exhibit 4(a)2, in Form 8-K dated June 18, 1998, File No. 1-3526, as Exhibit 4.2, in Form 8-K dated December 18, 1998, File No. 1-3526, as Exhibit 4.4 and in Form 8-K dated July 24, 2002, File No. 1-3526, as Exhibit 4.4.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit Number	Description of Exhibit

C-3	Senior Note Indenture dated as of February 1, 2002, among SOUTHERN, Southern Company Capital Funding, Inc. and The Bank of New York, as Trustee, and indentures supplemental thereto through those dated February 1, 2002. (Designated in Form 8-K dated January 29, 2002, File No. 1-3526, as Exhibits 4.1 and 4.2 and in Form 8-K dated January 30, 2002, File No. 1-3526, as Exhibit 4.2.)

C-4	Indenture dated as of January 1, 1942, between ALABAMA and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through December 1, 1994. (Designated in Registration Nos. 2-59843 as Exhibit 2(a)-2, 2-60484 as Exhibits 2(a)-3 and 2(a)-4, 2-60716 as Exhibit 2(c), 2-67574 as Exhibit 2(c), 2-68687 as Exhibit 2(c), 2-69599 as Exhibit 4(a)-2, 2-71364 as Exhibit 4(a)-2, 2-73727 as Exhibit 4(a)-2, 33-5079 as Exhibit 4(a)-2, 33-17083 as Exhibit 4(a)-2, 33-22090 as Exhibit 4(a)-2, in ALABAMA’s Form 10-K for the year ended December 31, 1990, File No. 1-3164, as Exhibit 4(c), in Registration Nos. 33-43917 as Exhibit 4(a)-2, 33-45492 as Exhibit 4(a)-2, 33-48885 as Exhibit 4(a)-2, 33-48917 as Exhibit 4(a)-2, in Form 8-K dated January 20, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Form 8-K dated February 17, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Form 8-K dated March 10, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Certificate of Notification, File No. 70-8069, as Exhibits A and B, in Form 8-K dated June 24, 1993, File No. 1-3436, as Exhibit 4, in Certificate of Notification, File No. 70-8069, as Exhibit A, in Form 8-K dated November 16, 1993, File No. 1-3436, as Exhibit 4(b), in Certificate of Notification, File No. 70-8069, as Exhibits A and B, in Certificate of Notification, File No. 70-8069, as Exhibit A, in Certificate of Notification, File No. 70-8069, as Exhibit A and in Form 8-K dated November 30, 1994, File No. 1-3436, as Exhibit 4.)

C-5	Subordinated Note Indenture dated as of January 1, 1996, between ALABAMA and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indenture supplemental thereto dated as of January 1, 1996. (Designated in Certificate of Notification, File No. 70-8461, as Exhibits E and F.)

C-6	Satisfaction and Discharge of Subordinated Note Indenture dated as of April 30, 2003 by JPMorgan Chase Bank, as Trustee, to Alabama Power related to discharging Alabama Power’s Subordinated Note Indenture dated as of January 1, 1996, between Alabama Power and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indenture supplemental thereto dated as of January 1, 1996. (Designated in Form 10-K for the year ended December 31, 2003, File No. 1-3164, as Exhibit 4(b)3.)

C-7	Subordinated Note Indenture dated as of January 1, 1997, between ALABAMA and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through October 2, 2002. (Designated in Form 8-K dated January 9, 1997, File No. 1-3164, as Exhibits 4.1 and 4.2, in Form 8-K dated February 18, 1999, File No. 1-3164, as Exhibit 4.2 and in Form 8-K dated September 26, 2002, File No.1-3164, as Exhibits 4.9-A and 4.9-B.)

C-8	Senior Note Indenture dated as of December 1, 1997, between ALABAMA and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through February 17, 2004. (Designated in Form 8-K dated December 4, 1997, File No. 1-3164, as Exhibits 4.1 and 4.2, in Form 8-K dated February 20, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit Number	Description of Exhibit

April 17, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated August 11, 1998, File No. 1-3164, as Exhibit 4.2, inForm 8-K dated September 8, 1998, File No. 1-3164, as Exhibit 4.2, in Form8-K dated September 16, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated October 7, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated October 28, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated November 12, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated May 19, 1999, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated August 13, 1999, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated September 21, 1999, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated May 11, 2000, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated August 22, 2001, File No. 1-3164, as Exhibits 4.2(a) and 4.2(b), in Form 8-K dated June 21, 2002, File No. 1-3164, as Exhibit 4.2(a), in Form 8-K dated October 16, 2002, File No. 1-3164, as Exhibit 4.2(a), in Form 8-K dated November 20, 2002, File No. 1-3164, as Exhibit 4.2(a), in Form 8-K dated December 6, 2002, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated February 11, 2003, File No. 1-3164, as Exhibits 4.2(a) and 4.2(b), in Form 8-K dated March 12, 2003, File No. 1-3164, as Exhibit 4.2 and in Form 8-K dated April 15, 2003 as Exhibit 4.2(a).)

C-9	Subordinated Note Indenture dated as of August 1, 1996, between GEORGIA and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through January 1, 1997. (Designated in Form 8-K dated August 21, 1996, File No. 1-6468, as Exhibits 4.1 and 4.2 and in Form 8-K dated January 9, 1997, File No. 1-6468, as Exhibit 4.2.)

C-10	Subordinated Note Indenture dated as of June 1, 1997, between GEORGIA and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through January 23, 2004. (Designated in Certificate of Notification, File No. 70-8461, as Exhibits D and E, in Form 8-K dated February 17, 1999, File No. 1-6468, as Exhibit 4.4, in Form 8-K dated June 13, 2002, File No. 1-6468, as Exhibit 4.4, in Form 8-K dated October 30, 2002, File No. 1-6468, as Exhibit 4.4 and in Form 8-K dated January 15, 2004, File No. 1-6468, as Exhibit 4.4.)

C-11	Senior Note Indenture dated as of January 1, 1998, between GEORGIA and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through February 17, 2004. (Designated in Form 8-K dated January 21, 1998, File No. 1-6468, as Exhibits 4.1 and 4.2, in Forms 8-K each dated November 19, 1998, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated March 3, 1999, File No. 1-6468, as Exhibit 4.5, in Form 8-K dated February 15, 2000, File No. 1-6468 as Exhibit 4.2, in Form 8-K dated January 26, 2001, File No. 1-6468, as Exhibits 4.2(a) and 4.2(b), in Form 8-K dated February 16, 2001, File No. 1-6469 as Exhibit 4.2, in Form 8-K dated May 1, 2001, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated June 27, 2002, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated November 15, 2002, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated February 13, 2003, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated February 21, 2003, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated April 10, 2003, File No. 1-6468, as Exhibits 4.1, 4.2 and 4.3, in Form 8-K dated September 8, 2003, File No. 1-6468, as Exhibit 4.1, in Form 8-K dated September 23, 2003, File No. 1-6468, as Exhibit 4.1, in Form 8-K dated January 12, 2004, File No. 1-6468, as Exhibits 4.1 and 4.2 and in Form 8-K dated February 12, 2004, File No. 1-6468, as Exhibit 4.1.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit Number	Description of Exhibit

C-12	Indenture dated as of September 1, 1941, between GULF and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through November 1, 1996. (Designated in Registration Nos. 2-4833 as Exhibit B-3, 2-62319 as Exhibit 2(a)-3, 2-63765 as Exhibit 2(a)-3, 2-66260 as Exhibit 2(a)-3, 33-2809 as Exhibit 4(a)-2, 33-43739 as Exhibit 4(a)-2, in GULF’s Form 10-K for the year ended December 31, 1991, File No. 0-2429, as Exhibit 4(b), in Form 8-K dated August 18, 1992, File No. 0-2429, as Exhibit 4(a)-3, in Registration No. 33-50165 as Exhibit 4(a)-2, in Form 8-K dated July 12, 1993, File No. 0-2429, as Exhibit 4, in Certificate of Notification, File No. 70-8229, as Exhibit A, in Certificate of Notification, File No. 70-8229, as Exhibits E and F, in Form 8-K dated January 17, 1996, File No. 0-2429, as Exhibit 4, in Certificate of Notification, File No. 70-8229, as Exhibit A, in Certificate of Notification, File No. 70-8229, as Exhibit A and in Form 8-K dated November 6, 1996, File No. 0-2429, as Exhibit 4.)

C-13	Subordinated Note Indenture dated as of January 1, 1997, between GULF and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through December 13, 2002. (Designated in Form 8-K dated January 27, 1997, File No. 0-2429, as Exhibits 4.1 and 4.2, in Form 8-K dated July 28, 1997, File No. 0-2429, as Exhibit 4.2, in Form 8-K dated January 13, 1998, File No. 0-2429, as Exhibit 4.2, in Form 8-K dated November 8, 2001, File No. 0-2429, as Exhibit 4.2 and in Form 8-K dated December 5, 2002, File No. 0-2429, as Exhibit 4.2.)

C-14	Senior Note Indenture dated as of January 1, 1998, between GULF and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto dated as of April 13, 2004. (Designated in Form 8-K dated June 17, 1998, File No. 0-2429, as Exhibits 4.1 and 4.2, in Form 8-K dated August 17, 1999, File No. 0-2429 as Exhibit 4.2, in Form 8-K dated July 31, 2001, File No. 0-2429, as Exhibit 4.2, in Form 8-K dated October 5, 2001, File No. 0-2429, as Exhibit 4.2, in Form 8-K dated January 18, 2002, File No. 0-2429, as Exhibit 4.2, in Form 8-K dated March 21, 2003, File No. 0-2429, as Exhibit 4.2, in Form 8-K dated July 10, 2003, File No. 0-2429, as Exhibits 4.1 and 4.2, in Form 8-K dated September 5, 2003, File No. 0-2429, as Exhibit 4.1 and in Form 8-K dated April 6, 2004, File No. 0-2429, as Exhibit 4.1.)

C-15	Indenture dated as of September 1, 1941, between MISSISSIPPI and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Successor Trustee, and indentures supplemental thereto through December 1, 1995. (Designated in Registration Nos. 2-4834 as Exhibit B-3, 2-62965 as Exhibit 2(b)-2, 2-66845 as Exhibit 2(b)-2, 2-71537 as Exhibit 4(a)-(2), 33-5414 as Exhibit 4(a)-(2), 33-39833 as Exhibit 4(a)-2, in MISSISSIPPI’s Form 10-K for the year ended December 31, 1991, File No. 0-6849, as Exhibit 4(b), in Form 8-K dated August 5, 1992, File No. 0-6849, as Exhibit 4(a)-2, in Second Certificate of Notification, File No. 70-7941, as Exhibit I, in MISSISSIPPI’s Form 8-K dated February 26, 1993, File No. 0-6849, as Exhibit 4(a)-2, in Certificate of Notification, File No. 70-8127, as Exhibit A, in Form 8-K dated June 22, 1993, File No. 0-6849, as Exhibit 1, in Certificate of Notification, File No. 70-8127, as Exhibit A, in Form 8-K dated March 8, 1994, File No. 0-6849, as Exhibit 4, in Certificate of Notification, File No. 70-8127, as Exhibit C and in Form 8-K dated December 5, 1995, File No. 0-6849, as Exhibit 4.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit Number	Description of Exhibit

C-16	Subordinated Note Indenture dated as of February 1, 1997, between MISSISSIPPI and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee, and indentures supplemental thereto through March 22, 2002. (Designated in Form 8-K dated February 20, 1997, File No. 0-6849, as Exhibits 4.1 and 4.2 and in Form 8-K dated March 15, 2002, File No. 0-6849, as Exhibit 4.2.)

C-17	Senior Note Indenture dated as of May 1, 1998 between MISSISSIPPI and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee and indentures supplemental thereto through March 9, 2004. (Designated in Form 8-K dated May 14, 1998, File No. 0-6849, as Exhibits 4.1, 4.2(a) and 4.2(b), in Form 8-K dated March 22, 2000, File No. 0-6849, as Exhibit 4.2, in Form 8-K dated March 12, 2002, File No. 0-6849, as Exhibit 4.2, in Form 8-K dated April 24, 2003, File No. 001-11229, as Exhibit 4.2 and in Form 8-K dated March 3, 2004, File No. 001-11229, as Exhibit 4.2.)

C-18	Indenture dated as of March 1, 1945, between SAVANNAH and The Bank of New York, as Trustee, and indentures supplemental thereto through May 1, 1996. (Designated in Registration Nos. 33-25183 as Exhibit 4(a)-(1), 33-41496 as Exhibit 4(a)-(2), 33-45757 as Exhibit 4(a)-(2), in SAVANNAH’s Form 10-K for the year ended December 31, 1991, File No. 1-5072, as Exhibit 4(b), in Form 8-K dated July 8, 1992, File No. 1-5072, as Exhibit 4(a)-3, in Registration No. 33-50587 as Exhibit 4(a)-(2), in Form 8-K dated July 22, 1993, File No. 1-5072, as Exhibit 4, in Form 8-K dated May 18, 1995, File No. 1-5072, as Exhibit 4 and in Form 8-K dated May 23, 1996, File No. 1-5072, as Exhibit 4.)

C-19	Subordinated Note Indenture dated as of December 1, 1998, between SAVANNAH and The Bank of New York, as Trustee, and indenture supplemental thereto dated as of December 9, 1998. (Designated in Form 8-K dated December 3, 1998, File No. 1-5072, as Exhibit 4.3 and 4.4.)

C-20	Senior Note Indenture dated as of March 1, 1998 between SAVANNAH and The Bank of New York, as Trustee and indentures supplemental thereto through December 17, 2003. (Designated in Form 8-K dated March 9, 1998, File No. 1-5072, as Exhibits 4.1 and 4.2, in Form 8-K dated May 8, 2001, File No. 1-5072, as Exhibits 4.2(a) and 4.2(b), in Form 8-K dated November 4, 2002, File No. 1-5072, as Exhibit 4.2 and in Form 8-K dated December 10, 2003, File No. 1-5072, as Exhibits 4.1 and 4.2.)

C-21	Indenture dated as of June 1, 2002, between SOUTHERN POWER and The Bank of New York, as Trustee, and indenture supplemental thereto dated as of July 8, 2003. (Designated in Registration No. 333-98553 as Exhibits 4.1 and 4.2 and in Southern Power’s Form 10-Q for the quarter ended June 30, 2003, File No. 333-98553, as Exhibit 4(g)1.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit Number	Description of Exhibit

D-1	Income Tax Allocation Agreement and Amendments 1 through 110 thereto. (Designated in Form U5S for 1981, File No. 30-222-2, as Exhibit A-21, in Form U5S for 1982, File No. 30-222-2, as Exhibit A-22(b), in Form U5S for 1982, File No. 30-222-2, as Exhibit A-22(c), in Form U5S for 1983, File No. 30-222-2, as Exhibit D-1(d), in Form U5S for 1985, File No. 30-222-2, as Exhibit D-1(e), in Amendment No. 1 to Form U5S for 1985, File No. 30-222-2, as Exhibit D-1(f) in Form U5S for 1987, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1991, File No. 30-222-2, as Exhibit D-2 and in Form U5S for 1992, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1991, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit D-2 and in Form U5S for 1995, File No. 30-222-2, as Exhibit D-2, as Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1996, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1997, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1998, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1999, File No. 30-222-2, as Exhibit D-2, in Form U5S for 2000, File No. 30-222-2, as Exhibit D-2, in Form U5S for 2001, File No. 30-222-2, as Exhibit D-2 and in Form U5S for 2002, File No. 30-222-2, as Exhibit D-2.)

D-2	Amendment 111 to Income Tax Allocation Agreement.

D-3	Statement of the Effects to the Companies Party to the Southern Company Income Tax Allocation Agreement after the Spin-Off of Mirant Corporation. (Designated in Form U5S for 2002, File No. 30-222-2 as Exhibit No. D-3.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit Number	Description of Exhibit

E-1	ALABAMA’s, GEORGIA’s, GULF’s, MISSISSIPPI’s, SCS’s and SOUTHERN NUCLEAR’s personnel policies pertaining to employee loans. (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibits E-1, E-2, E-3, E-4 and E-5, in Form U5S, File No. 30-222-2, for 1987 as Exhibit E-2, in Form U5S for 1990, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No. 30-222-2, as Exhibits E-2 and E-3 , in Form U5S for 1992, File No. 30-222-2, as Exhibit E-2 in Form U5S for 1993, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1995, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1997, File No. 30-222-2, as Exhibit E-2 and in Form U5S for 2001, File No. 30-222-2, as Exhibit E-2.)

H	Organizational chart.

I	Financial statements relating to certain exempt wholesale generators and foreign utility companies.

J	Consent of Deloitte & Touche LLP.

Exhibits listed above which have heretofore been filed with the SEC pursuant to various Acts administered by the SEC, and which were designated as noted above, are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

SIGNATURE

The undersigned registered holding company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

THE SOUTHERN COMPANY

Date: April 16, 2004	By:	/s/ W. Dean Hudson

W. Dean Hudson Chief Accounting Officer and Comptroller